United States Securities and Exchange Commission
Washington, DC 20549

Schedule 14A
(Rule 14a-101)

Amendment No. 1

Schedule 14A Information
Proxy Statement Pursuant to Section 14(a) of
The Securities Exchange Act of 1934

Filed by the Registrant

Filed by a Party other than the Registrant

Check the appropriate box:

Preliminary Proxy Statement

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

Definitive Proxy Statement

Definitive Additional Materials

Soliciting Material Pursuant to § 240.14a-12

REGISTER.COM, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required.

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

COMMON STOCK, PAR VALUE $.0001 PER SHARE

(2)

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Preliminary Proxy Statement
Subject to Completion
Dated September 15, 2005

Dear Stockholder:

You are cordially invited to attend a special meeting of stockholders of Register.com, Inc., to be held at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, 46th Floor, New York, NY 10036 on [              ], 2005 at 10:00 a.m. (Eastern Daylight time).

At the special meeting, you will be asked to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 9, 2005, between Register.com, Inc., Ranger Holdco, Inc. and a wholly-owned subsidiary of Ranger Holdco, Inc. Ranger Holdco, Inc. is an affiliate of Vector Capital Corporation, a private equity firm that is sponsoring the acquisition. If the merger contemplated by the Agreement and Plan of Merger is completed, Register.com will become a subsidiary of Ranger Holdco, Inc., and you will receive $7.81 in cash, without interest, for each of your shares of common stock.

The Board of Directors appointed a Special Committee to evaluate the merger. Your Board of Directors has determined, based in part on the unanimous recommendation of the Special Committee, that the merger is fair to and in the best interests of Register.com and its stockholders. Accordingly, your Board has approved the merger agreement and the merger, and recommends that you vote FOR the approval of the merger agreement at the special meeting.

The accompanying Notice of Special Meeting and proxy statement explain the proposed merger and provide specific information concerning the special meeting. Please read those materials carefully.

Your vote is very important. We cannot complete the merger unless the merger agreement is approved by holders of at least a majority of all the outstanding shares of the Company's common stock. Accordingly, failing to vote your shares will have the same effect as a vote against the merger. Whether or not you plan to be present at the special meeting, please vote your proxy as soon as possible so that your vote will be recorded. You may also attend the special meeting and vote in person.

Sincerely,
Mitchell I. Quain Chairman of the Board

This proxy statement is dated [          ], September [    ], 2005 and is first being mailed to stockholders on or about [          ], September [    ], 2005.

REGISTER.COM, INC.

575 EIGHTH AVENUE, 8TH FLOOR

NEW YORK, NEW YORK 10018

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [                 ], 2005

TO OUR STOCKHOLDERS:

A special meeting of stockholders of Register.com, Inc., a Delaware corporation, will be held on [                ], 2005, at 10:00 a.m. (Eastern Daylight time) at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, 46th Floor, New York, NY 10036 for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 9, 2005, between Register.com, Inc., Ranger Holdco, Inc., a Delaware corporation, and a wholly-owned subsidiary of Ranger Holdco, Inc. Ranger Holdco, Inc. is an affiliate of Vector Capital Corporation, a private equity firm that is sponsoring the acquisition. Pursuant to the merger agreement, the Ranger Holdco, Inc. subsidiary will be merged with and into Register.com, and each share of Register.com common stock outstanding immediately prior to the merger (other than (a) dissenting shares, which have statutorily defined appraisal rights as described in further detail in this proxy statement, and (b) shares held by Register.com, Ranger Holdco, Inc. or their respective subsidiaries, which will be canceled) will be converted into the right to receive $7.81 in cash, without interest.

2.	To approve the adjournment of the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

The Board of Directors has fixed [            ], 2005 as the record date for the determination of stockholders entitled to notice of and to vote at the special meeting or any reconvened meeting following postponements or adjournments of the special meeting.

You may vote if you are a stockholder of record on [            ], 2005. It is important that your shares be represented and voted at the special meeting. Please vote in one of these ways:

•	MARK, SIGN, DATE AND PROMPTLY RETURN the enclosed proxy card in the postage-paid envelope;

•	VOTE IN PERSON by appearing at the special meeting;

•	USE THE TOLL-FREE TELEPHONE NUMBER shown on the proxy card; or

•	VISIT THE WEB SITE noted on your proxy card to vote via the Internet.

By Order of the Board of Directors,

Roni Jacobson General Counsel and Secretary

New York, New York
September [    ], 2005

SUMMARY

This summary highlights selected information from this proxy statement regarding the merger and the merger agreement and may not contain all of the information that is important to you as a Register.com stockholder. Accordingly, we encourage you to carefully read this entire document and the documents to which we have referred.

The Proposed Transaction

The Proposal (page [    ]).    You are being asked to vote upon a proposal to approve the agreement and plan of merger (which we sometimes refer to as the "merger agreement") that provides for Register.com, Inc. to be acquired by a wholly-owned subsidiary of Vector Capital Corporation. You may also be asked to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

What You Will Receive (page [    ]).    Upon completion of the merger, you will receive $7.81 in cash, without interest, for each of your shares of Register.com common stock, unless you properly exercise your appraisal rights.

The Acquiror (page [    ]).    Ranger Holdco, Inc., a Delaware corporation, is a wholly-owned subsidiary of Vector Capital Corporation, which is a private equity firm that is sponsoring the acquisition and will control Register.com following the completion of the transaction.

Recommendation of the Register.com Board (page [    ]).

The Board of Directors appointed a Special Committee to evaluate the merger. The Special Committee unanimously recommended the Board of Directors determine that the merger is fair to and in the best interests of Register.com and its stockholders. Your Board of Directors has determined that the merger is fair to and in the best interests of Register.com and its stockholders and has approved the merger agreement and the merger. Your Board recommends that stockholders vote FOR approval of the merger agreement at the special meeting.

Opinion of Credit Suisse First Boston (page [    ] and Appendix B).

In connection with the merger, Credit Suisse First Boston LLC delivered a written opinion to Register.com's Board as to the fairness, from a financial point of view, of the merger consideration to the holders of Register.com common stock (other than Barington Companies Equity Partners, L.P. ("Barington"), Ramius Capital Group, LLC and Millenco, L.P., collectively referred to as the RCM Group, and their respective affiliates). The full text of Credit Suisse First Boston's written opinion is attached to this proxy statement as Appendix B. We encourage you to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken. Credit Suisse First Boston's opinion was provided to Register.com's Board in connection with its evaluation of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger.

The Special Meeting

Date, Time and Place (page [    ]).    The special meeting will be held on [            ], 2005, at 10:00 a.m. (Eastern Daylight time), at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, 46th Floor, New York, NY 10036.

Required Vote (page [    ]).    Approval of the merger requires the affirmative vote of the holders of at least a majority of the outstanding shares of Register.com common stock.

Who May Vote (page [    ]).    You are entitled to vote at the special meeting if you owned shares of Register.com common stock at the close of business on [          ], 2005, the record date for the special meeting. [          ] shares of Register.com common stock were outstanding and entitled to be voted as of the record date.

i

How You Can Vote (page [    ]).    You may vote in the following ways:

(1)    Voting by Mail.   If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

(2)    Voting in Person.   You can also vote by appearing and voting in person at the special meeting.

(3)    Voting by Telephone.   You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day.

(4)    Voting by Internet.   You can also vote via the Internet. The web site for Internet voting is on your proxy card, and voting is also available 24 hours a day.

You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to the Secretary;

•	submitting another proper proxy by telephone, Internet or later-dated written proxy; or

•	attending the special meeting and voting by paper ballot in person. If your shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

The Merger

The Structure and Effective Time (page [    ]).    Upon the terms and subject to the conditions of the merger agreement, a wholly owned subsidiary of Ranger Holdco will merge with and into Register.com, with Register.com surviving. Register.com will remain in existence as a wholly owned subsidiary of Ranger Holdco. Register.com stockholders will have no equity interest in Register.com or Ranger Holdco after the merger.

Material Federal Income Tax Consequences (page [    ]).    The merger will be a taxable transaction to you. For United States federal income tax purposes, you will generally recognize gain or loss in the merger in an amount equal to the difference between the cash you receive and your tax basis in Register.com common stock. Because determining the tax consequences of the merger can be complicated, you should consult your own tax advisor in order to understand fully how the merger will affect you.

Governmental and Regulatory Clearances (page [    ]).    Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the merger may not be completed until the expiration or termination of a waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by Ranger Holdco and Register.com.

Ranger Holdco and Register.com filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act on September 9, 2005, and early termination of the waiting period was granted on September 12, 2005.

Appraisal Rights (page [    ] and Appendix C).    Under Delaware law, holders of shares of Register.com common stock are entitled to appraisal rights in connection with the merger, if they strictly follow the requirements of Delaware law to perfect their appraisal rights.

Merger Financing; Source and Amounts of Funds – Vector Capital Corporation's Equity Commitment (page [    ]).    Ranger Holdco's obligation to effect the merger is not subject to any financing condition. In connection with the merger agreement, Vector Capital Corporation has committed to provide, or cause to be provided, up to $106 million of the capital necessary for Ranger Holdco to fund the transaction. In addition, on September 14, 2005, affiliates of Barington Capital Group L.P. ("Barington Capital") and Ramius Capital Group, LLC ("Ramius") committed to provide up to $20 million to Ranger Holdco to fund a portion of the equity required to consummate the transaction in exchange for an equity investment in Ranger Holdco. The capital contribution will be in the form of shares of Company common stock valued at $7.81 per share, as well as cash. The total amount of funds required by Ranger Holdco to consummate the merger and to pay all related fees and expenses in connection with the merger is estimated to be approximately $115 million. Ranger Holdco expects to obtain the balance of the financing required for the transaction from available cash on-hand at Register.com and the proceeds of third-party borrowings. The exact source and terms of any such debt financing will be determined on the basis of interest rates and debt market conditions at the time such financing is arranged.

The Merger Agreement (page [    ] and Appendix A)

Closing of the Merger (page [    ]).    Before we can complete the merger, a number of conditions must be satisfied or waived by the applicable party. These include:

•	approval of the merger agreement by the requisite vote of Register.com stockholders;

•	expiration or early termination of applicable time periods under United States federal antitrust laws and the receipt of any other required regulatory approvals;

•	the absence of any injunction or other legal order preventing, prohibiting or making illegal the consummation of the merger;

•	the truth in all but de minimis respects, at the closing of the merger, of Register.com's representations and warranties under the merger agreement relating to its capitalization;

•	Register.com's compliance with its other representations and warranties under the merger agreement, except as would not reasonably be expected, individually or in the aggregate, and ignoring the materiality and material adverse effect qualifiers therein, to have a material adverse effect on Register.com;

•	Ranger Holdco's and its subsidiary's compliance with their representations and warranties under the merger agreement in all material respects;

•	each party's performance in all material respects of its obligations under the merger agreement;

•	Register.com having at closing no less than $98,000,000 in "Net Cash" (as defined in the merger agreement);

•	the absence of any pending or threatened suit, action or proceeding by any governmental entity that seeks to enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement; and

•	the absence of any occurrence or event that has had or is reasonably expected to have a material adverse effect on Register.com, since the date of the merger agreement.

We expect to consummate the merger as promptly as practicable after all of the conditions to the merger have been satisfied or waived.

Termination of the Merger Agreement (page [    ]).    The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after Register.com stockholders have approved it:

(1)    by mutual written consent of the parties;

(2)    by either party if:

(A)    the merger is not consummated by January 31, 2006;

(B)    Register.com's stockholders do not approve the merger upon a vote taken at the special meeting; or

(C)    any governmental entity issues a final and non-appealable order, decree or ruling or takes any action permanently enjoining or restraining the merger;

provided that the right to terminate the merger agreement pursuant to (2)(A) and (2)(C) above will not be available to any party if the circumstances described in (2)(A) or (2)(C) above were caused by such party's material breach of its obligations under the merger agreement;

(3)    by Register.com if:

(A)    Register.com elects to enter into a binding agreement with respect to a Superior Proposal (as defined in "The Merger Agreement — No Solicitation") in compliance with the no solicitation provision of the merger agreement and, simultaneously with such termination, Register.com pays Ranger Holdco a termination fee of $6 million; or

(B)    Ranger Holdco breaches any representation, warranty, covenant or agreement under the merger agreement, or any representation or warranty becomes untrue or incorrect after the execution of the merger agreement, such that such breach results in a failure to meet the closing conditions and cannot be or has not been cured by the date within 30 days after the occurrence of the breach or failure to be true and correct;

(4)    by Ranger Holdco if:

(A)    the Register.com Board or Special Committee withdraws, qualifies or modifies its recommendation of the merger between Ranger Holdco and Register.com in a manner adverse to Ranger Holdco;

(B)    Register.com breaches any representation, warranty, covenant or agreement under the merger agreement, or any representation or warranty becomes untrue or incorrect after the execution of the merger agreement, such that such breach results in a failure to meet the closing conditions and cannot be or has not been cured by the date within 30 days after the occurrence of the breach or failure to be true and correct; or

(C)    the special meeting has not been held, or the vote of the stockholders of Register.com to approve the merger agreement has not been taken, by January 31, 2006.

For purposes of the termination provision, a "Superior Proposal" means any Acquisition Proposal (as defined below) that involves the acquisition of a majority or more of the outstanding voting securities of Register.com or any sale, lease, exchange, transfer, license or acquisition of substantially all of the assets of Register.com on terms that the Register.com Board determines in good faith (i) is reasonably likely to be consummated, in light of all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal, including the identity of the person making such Acquisition Proposal, (ii) after consultation with its independent financial advisor, would, if consummated, result in a more favorable transaction from a financial point of view than the transaction contemplated by the merger agreement entered into with Ranger Holdco (taking into account any new definitive and binding proposals by Ranger Holdco), (iii) after consultation with its independent financial advisor, is made by a person that has the financial capability (including borrowing capacity or committed financing) to consummate such Acquisition Proposal, and (iv) is not subject to any due diligence condition.

In addition, for purposes of the termination provision, an "Acquisition Proposal" means any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation or similar transaction involving Register.com;

•	any purchase of any material equity interest in Register.com or of any material portion of the assets of Register.com and its subsidiaries, taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practice;

•	the adoption by Register.com of a plan of liquidation or the declaration or payment of an extraordinary dividend;

•	the repurchase by Register.com or any of its subsidiaries of any of the outstanding shares of common stock; or

•	any combination of the above.

Termination Fees and Expenses if Merger is Not Completed (page [    ]).

Register.com must pay Ranger Holdco a termination fee of $6 million if:

(1)    the merger agreement is terminated for the reasons stated in paragraphs (3)(A) or (4)(A) of "— Termination of the Merger Agreement" above; or

(2)    the merger agreement is terminated for the reasons stated in paragraphs (2)(A), (2)(B), or (4)(C) of "— Termination of the Merger Agreement" above; and

(A)    at any time prior to the date of the special meeting (in the case of termination pursuant to paragraph (2)(B) of "— Termination of the Merger Agreement" above ) or prior to January 31, 2006 (in the case of termination pursuant to paragraphs (2)(A) or (4)(C) of "— Termination of the Merger Agreement" above):

(i)    any person makes a non-exempt solicitation under Rule 14a-1(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), in opposition to the adoption of the merger agreement by the stockholders of Register.com that is made public and is not definitively withdrawn or abandoned at least five business days prior to the time of the special meeting (or any reconvened meeting following an adjournment thereof) or January 31, 2006, as applicable; or

(ii)    an Acquisition Proposal (as defined in "— Termination of the Merger Agreement" above, except that for the purposes of the termination fee provision, the reference to "any material equity interest" means any equity interest representing a greater than 50% interest) is made public and is not definitively withdrawn or abandoned at least five business days prior to the time of the special meeting (or any reconvened meeting following an adjournment thereof) or January 31, 2006, as applicable; and

(B) in either case, within twelve months from the date of such termination, Register.com enters into an agreement providing for an Acquisition Proposal or such a transaction is consummated.

Register.com must pay Ranger Holdco a termination fee of $4 million if the conditions for paying a termination fee of $6 million are not met, the merger agreement is terminated for the reasons stated in paragraphs (2)(A), (2)(B), or (4)(C) of "— Termination of the Merger Agreement" above and:

(1)    at any time prior to the date of the special meeting (in the case of termination pursuant to paragraph (2)(B) of "— Termination of the Merger Agreement" above) or prior to January 31, 2006 (in the case of termination pursuant to paragraphs (2)(A) or (4)(C) of "— Termination of the Merger Agreement" above), any person makes a non-exempt solicitation under Rule 14a-1(1) of the Exchange Act in opposition to the adoption of the merger agreement by the stockholders of Register.com that is made public and is not definitively withdrawn or abandoned at least five business days prior to the time of the special meeting (or any reconvened meeting following an adjournment thereof) or January 31, 2006, as applicable; and

(2) within twelve months from the date of such termination, Register.com enters into an agreement providing for an Acquisition Proposal or such a transaction is consummated.

The foregoing notwithstanding, no termination fee is payable to Ranger Holdco if the merger agreement is terminated pursuant to paragraph (2)(B) of "— Termination of the Merger Agreement" above and Ranger Holdco or any of its subsidiaries makes any public statement with the purpose of causing, or which is reasonably likely to effect, the failure of stockholders to approve the merger agreement at the special meeting.

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Register.com must reimburse Ranger Holdco for its out-of-pocket expenses incurred in connection with the merger up to a maximum of $2 million if the agreement is terminated for the reasons stated in paragraphs (2)(A), (2)(B), (4)(B) or (4)(C) of "— Termination of the Merger Agreement" above. Any fee paid to Ranger Holdco in the event of a termination will be net of prior fees paid, if any.

Interests of Register.com Directors and Officers in the Merger (page [    ]).

When the Company's Board considered the merger and the merger agreement, it was aware that certain of the officers and directors of Register.com have interests and arrangements that may be different from, or in addition to, your interests as Register.com stockholders. Under the Company's stock option plans and the merger agreement, all vested and unvested Register.com stock options, warrants and shares of restricted stock, including those held by directors and officers, will be canceled in exchange for a payment equal to the merger consideration or, in the case of stock options, a payment equal to the excess, if any, of the merger consideration over the exercise price of the option or warrant.

Pursuant to a change in control severance plan, certain of Register.com's executive officers will receive lump-sum cash payments and other benefits if their employment is terminated under certain circumstances following the merger.

Under the merger agreement, Ranger Holdco and Register.com will indemnify and provide insurance for directors and officers of Register.com after the merger.

James A. Mitarotonda, a current director of Register.com, is the President and Chief Executive Officer of Barington's general partner. On September 14, 2005, affiliates of Barington Capital and Ramius committed to provide capital to Ranger Holdco in exchange for an equity investment in Ranger Holdco.

THE COMPANIES

Register.com, Inc.

Register.com, Inc. (which we sometimes refer to as "Register.com" or the "Company") is a provider of global domain name registration, website, web hosting, email and other Internet services for businesses and consumers that wish to have a unique address and branded identity on the Internet. A domain name serves as an address and identity on the World Wide Web. A domain name enables a business or person to establish an Internet presence and is integral to the use of websites (e.g., www.register.com), email (e.g., johndoe@register.com) and other types of Internet-based services.

Register.com had approximately 2.9 million active domain name registrations under management as of June 30, 2005, representing approximately 0.9 million customers. Currently, Register.com registers, renews and transfers domain names in top level domains (TLDs) such as .com, .net, .org, .biz, .info and .name and in over 400 country code top level domains (ccTLDs), including .de for Germany and .jp for Japan and sub domains, such as .co.uk and .org.uk for the United Kingdom.

Register.com processes transactions with its customers through three separate channels: Retail, Corporate Services and Global Partner Network (GPN). Customers purchasing services through the Retail channel purchase domain name registration and other value-added services directly from the Register.com website located at www.register.com, and these customers are typically small- to medium-sized businesses. Customers purchasing services through the Corporate Services channel generally purchase global registration and management services and/or online brand and trademark protection directly through Register.com's customer service representatives or through a private specialized website. Customers may also purchase services through Register.com's GPN wholesale channel through which certain companies resell Register.com's domain name registration and related products and services to their customers. Resellers that participate in the GPN wholesale channel are typically Internet Service Providers, web hosting companies, telecom carriers and web portals, but also include online and offline retailers and business aggregators.

Register.com maintains its principal executive offices at 575 Eighth Avenue, 8th Floor, New York, New York 10018. Register.com's telephone number is (212) 798-9100.

Ranger Holdco, Inc.

Ranger Holdco, Inc. is a newly formed Delaware corporation, and is a wholly owned subsidiary of Vector Capital and has not engaged in any business activity other than in connection with the merger. Vector Capital is a San Francisco-based private equity investment firm with approximately $600 million of capital under management. Ranger Holdco's executive offices are located at 465 Montgomery Street, 19th Floor, San Francisco, California 94111, c/o Vector Capital Corporation. Ranger Holdco's telephone number is (415) 293-5000.

Merger Subsidiary

Ranger Mergerco, Inc. (which we sometimes refer to as "Merger Sub") is a newly formed Delaware corporation, and is a wholly owned subsidiary of Ranger Holdco and has not engaged in any business activity other than in connection with the merger. Merger Sub's executive offices are located at 465 Montgomery Street, 19th Floor, San Francisco, California 94111, c/o Vector Capital Corporation. Merger Sub's telephone number is (415) 293-5000.

THE SPECIAL MEETING

General — The Proposals

This proxy statement is being furnished to the Company's stockholders as part of the solicitation of proxies by the Register.com Board for use at a special meeting to be held on [                    ], 2005, starting at 10:00 a.m. (Eastern Daylight time) at the offices of Kronish Lieb Weiner & Hellman LLP, 1114 Avenue of the Americas, 46th Floor, New York, NY 10036. The purpose of the special meeting is for the Company's stockholders to consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of August 9, 2005, among the Company, Ranger Holdco, Inc. and Ranger Mergerco, Inc., a wholly-owned subsidiary of Ranger Holdco, Inc., which provides for the merger of Merger Sub with and into the Company. A copy of the merger agreement is attached to this proxy statement as Appendix A. In the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement, stockholders may also be asked to vote upon a proposal to adjourn the special meeting, if necessary, to solicit additional proxies. This proxy statement and the enclosed form of proxy are first being mailed to the Company's stockholders on or about [                        ], 2005.

Record Date and Voting

The holders of record of common stock as of the close of business on the record date, which was [                    ], 2005, are entitled to receive notice of, and to vote at, the special meeting. On the record date, there were [                    ] shares of common stock outstanding, with each share entitled to one vote.

The holders of a majority of the outstanding shares of common stock on [                    ], 2005, represented in person or by proxy, will constitute a quorum for purposes of the special meeting. A quorum is necessary to hold the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies. Any shares of common stock held in treasury by the Company or by any of its subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed broker non-votes will be counted as shares present and entitled to vote for the purposes of determining a quorum. "Broker non-votes" result when brokers are precluded from exercising their voting discretion with respect to the approval of non-routine matters such as the merger proposal, and, thus, absent specific instructions from the beneficial owner of those shares, brokers are not empowered to vote the shares with respect to the approval of those proposals.

The approval and adoption of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Register.com common stock outstanding on [                    ], 2005. Shares which are present but not voted, either by abstention or non-vote (including broker non-vote), will be counted for purposes of establishing a quorum and will have the same effect as a vote against the merger agreement.

The approval of the proposal to adjourn the special meeting if there are not sufficient votes to approve the merger requires the affirmative vote of the holders of a majority of the shares present in person or by proxy at the special meeting.

Furthermore, you should note that, under Delaware law, holders of shares of Register.com common stock are entitled to appraisal rights in connection with the merger. See "The Merger — Appraisal Rights" for information on the requirements of Delaware law regarding appraisal rights.

How You Can Vote

Each share of common stock outstanding on [                    ], 2005 is entitled to vote at the special meeting. Approval of the merger requires the affirmative vote of at least a majority of the outstanding shares of common stock. Because the vote is based on the number of shares outstanding rather than on the number of votes cast, failure to vote your shares is effectively a vote against approval of the merger agreement. You may vote your shares as follows:

•	Voting by Mail. If you choose to vote by mail, simply mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

•	Voting in Person. You can also vote by appearing and voting in person at the special meeting.

•	Voting by Telephone. You can vote your shares by telephone proxy by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day.

•	Voting by Internet. You can also vote your proxy via the Internet. The web site for Internet voting is on your proxy card, and voting is also available 24 hours a day.

If you vote by telephone or via the Internet you should not return your proxy card. Instructions on how to vote by telephone or via the Internet are located on the proxy card enclosed with this proxy statement.

Stock Ownership of Certain Persons

On August 12, 2005, Barington and the other parties included in Barington's Schedule 13D reporting group (collectively, the "Barington Group") filed with the Securities and Exchange Commission an amended Schedule 13D which, among other things, indicated that the members of the Barington Group had not yet determined whether they would vote for or against the proposed merger but that, based on their analysis to date, the members of the Barington Group are "inclined to vote against approval of the Vector transaction." The Barington Group collectively owns approximately 14.4% of Register.com's outstanding shares of common stock. James A. Mitarotonda, a current director of Register.com, is a member of the Barington Group and the President and Chief Executive Officer of Barington's general partner. On September 14, 2005, certain members of the Barington Group who owned, as of the record date, in the aggregate, [         ] outstanding shares of Register.com common stock, or collectively approximately [      ]% of the outstanding shares of Register.com common stock, entered into voting agreements with Ranger Holdco, whereby each of them agreed, among other things, to vote their shares of common stock in favor of approval of the merger agreement between the Company and Ranger Holdco.

As of the record date, the directors and executive officers of Register.com owned, in the aggregate, [                    ] outstanding shares of Register.com common stock, or collectively approximately [            ]% of the outstanding shares of Register.com common stock.

How You May Revoke or Change Your Vote

If you vote your shares of Register.com common stock by submitting a proxy, your shares will be voted at the special meeting as you indicated on your proxy card, telephone proxy or Internet proxy. If no instructions are indicated on your signed proxy card, all of your shares of Register.com common stock will be voted FOR the approval of the merger agreement and approval of the proposal to adjourn the special meeting, if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the special meeting to approve the proposal to approve the merger agreement.

You can revoke your proxy at any time before it is voted at the special meeting by:

•	giving written notice of revocation to the Secretary of Register.com;

•	submitting another proper proxy by telephone, Internet or later-dated written proxy; or

•	attending the annual meeting and voting by paper ballot in person. If your shares are held in the name of a bank, broker, trustee or other holder of record, including the trustee or other fiduciary of an employee benefit plan, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Register.com will pay the costs of soliciting proxies for the special meeting. Officers, directors and employees of Register.com may solicit proxies by telephone, mail, the Internet or in person. However, they will not be paid for soliciting proxies. Register.com also will request that individuals and entities holding shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and will reimburse those holders for their reasonable expenses in performing those services. Georgeson Shareholder Communications, Inc. has been retained by Register.com to assist it in the solicitation of proxies, using the means referred to above, and will receive fees of up to $95,000, plus reimbursement of out-of-pocket expenses.

Adjournments

Although it is not expected, the special meeting may be adjourned for, among other reasons, the purpose of soliciting additional proxies to a date not later than 90 days after the date of the special meeting. You should note that the meeting could be successively adjourned to a specified date not longer than 90 days after such initial adjournment. If the special meeting is adjourned for the purpose of soliciting additional proxies, Register.com stockholders who have already sent in their proxies will be allowed to revoke them at any time prior to their use.

THE MERGER

Background of the Merger

Since 2004, the Company's Board of Directors, with the assistance of Credit Suisse First Boston as its financial advisor and Kronish Lieb Weiner & Hellman LLP and Wachtell, Lipton, Rosen & Katz as legal counsel, has been exploring strategic alternatives for the Company, including, in particular, discussions with another leading domain name registrar regarding a potential strategic business combination. After the Company's announcement on February 7, 2005 that it was searching for a new Chief Executive Officer to replace Peter A. Forman, these exploratory negotiations on the Company's behalf were spearheaded by James A. Mitarotonda, one of the Company's directors.

These discussions ended in early May 2005 when it was determined that an agreement favorable to the Company could not be reached. In addition, through the spring of 2005, Mr. Mitarotonda also periodically informed the Company's Board and its financial advisor of inquiries that he had received from other potential strategic transaction partners and financial sponsors. Vector Capital Corporation was among the parties that preliminarily contacted Mr. Mitarotonda during that period, although the Company did not pursue discussions with Vector at that time as it was focused on the potential business combination with the domain name registrar.

After negotiations in respect of the potential business combination were terminated and discontinued, Mr. Forman and an entity controlled by him entered into a stock purchase agreement dated as of June 3, 2005 with Barington Companies Equity Partners, L.P., a limited partnership the general partner of which is controlled by Mr. Mitarotonda ("Barington"), and certain other parties who are members of the Barington Group pursuant to which Mr. Forman sold 1,500,000 shares of Company common stock at a price of $7.00 per share to Barington and those other parties. As a result of this transaction, the Barington Group increased its collective beneficial ownership of the Company's common stock from approximately 8% to approximately 14.9%.

On June 7, 2005, Mr. Mitarotonda approached the Chairman of the Company's Board of Directors, Mitchell I. Quain, and informed him that Barington was interested in pursuing a purchase transaction for the Company. In a letter dated June 9, 2005, RCM Acquisition Co., LLC, a limited liability company of which Mr. Mitarotonda is the managing member ("RCM") informed the Company that it was willing to pursue a proposal to acquire all of the outstanding shares of the Company's common stock for a price of $7.10 per share in cash.

From June 7 through June 19, 2005, the Board of Directors held a number of formal and informal meetings (without Mr. Mitarotonda) to discuss RCM's proposal, as well as to discuss candidates to succeed Mr. Forman as the Company's Chief Executive Officer, upon expiration of his employment term on June 16, 2005. On June 17, 2005, the Company entered into an agreement with David L. Moore under which Mr. Moore agreed to serve as the Company's interim Chief Executive Officer. On that date, in accordance with the Board's instructions, Register.com's financial advisor informed Mr. Mitarotonda that the Board was inclined to reject RCM's proposal.

On June 19, the Company's Board of Directors formed a special committee consisting of all of the Company's directors other than Mr. Mitarotonda (the "Special Committee"), for the purposes of evaluating RCM's offer, with the assistance of Credit Suisse First Boston, Kronish Lieb and Wachtell, Lipton. Unless the context indicates otherwise, the actions described below taken by the Company's Board were through the Special Committee.

After carefully considering RCM's proposal in consultation with the Company's legal and financial advisors, during a meeting of the Special Committee on June 19, 2005, the Board determined that RCM's proposal was inadequate. On June 20, 2005, the Company issued a press release announcing that the Board had rejected RCM's proposal and announced that the Company had instructed its financial advisor to assist the Company with exploring available alternatives to maximize stockholder value, including potential further discussions with RCM.

On June 29, 2005, Mark Cuban reported on a Schedule 13D filed with the Securities and Exchange Commission that he had accumulated through open market purchases a 9.1% stake of the Company's common stock individually and through a related trust. On July 5, 2005, Mr. Cuban reported additional purchases (including the purchase of 1,100,000 shares for $7.70 per share in a privately negotiated transaction) which raised his aggregate beneficial ownership of the Company's common stock to 13.7%.

On June 30, 2005, Barington notified the Company of its intention to present a slate of directors for election at the Company's upcoming 2005 Annual Meeting of stockholders, including among others, Mr. Mitarotonda and Mr. Cuban. The Company exchanged a series of correspondence with Barington requesting information from Barington regarding its nomination notice to determine whether the notice was consistent with the terms of a standstill agreement, dated June 9, 2003, between the Company, Barington, certain members of the Barington Group and certain other parties, including RCM. As described in further detail below, Barington later agreed to withdraw its nominees. See "Interests of Register.com Directors and Officers in the Merger — Transactions with Members of the Barington Group."

Between June 10 and July 5, 2005, in addition to responding to incoming inquiries received regarding the Company's process to maximize stockholder value and at the Company's direction, Credit Suisse First Boston contacted numerous potential strategic transaction partners and financial sponsors, including, among others, Vector, RCM and Mr. Cuban. On June 22, 2005, the Company and Vector entered into a confidentiality agreement regarding the Company's furnishing of confidential information to Vector and its representatives. On June 27, 2005, the Company and RCM entered into a similar confidentiality agreement. Four other potential purchasers also entered into similar confidentiality agreements with the Company.

On July 2, 2005, through a series of communications initiated at the Company's request between the Company's financial advisor and Mr. Cuban, Mr. Cuban was invited to address the Company's Board of Directors and invited to participate as a potential purchaser in the Company's process of exploring a potential sale transaction. Mr. Cuban declined both invitations.

From June 16 to July 8, 2005, the Company and its representatives met with five potential purchasers, each of which submitted initial indications of interest to acquire all or a portion of the Company. The Company's management conducted initial meetings from June 28 to July 8, 2005 with those parties. Vector indicated that it would be willing to explore a transaction in a price range of $7.50 to $8.25 per share. RCM indicated that it would consider a purchase transaction for the Company in the price range of $7.25 to $7.40 per share.

During the balance of July, interested parties, including Vector and RCM, conducted legal and financial due diligence on the Company. During the course of the due diligence process, the remaining parties other than Vector, RCM and another financial sponsor ceased or declined to pursue active discussions with the Company regarding a potential transaction. On July 5, 2005, through its counsel Wachtell, Lipton, Rosen & Katz, the Company provided to each of Vector and RCM drafts of the transaction agreement that would form the basis of the parties' ongoing negotiations.

During its negotiations with Vector, the Company, through its financial advisor, indicated that a transaction value at the lower end of Vector's proposed price range would not be acceptable, and that Vector should continue its due diligence and work toward submitting its best and final offer. Over the course of continued discussions, Vector sought to proceed on an exclusive basis and asked the Company for reimbursement of its due diligence-related expenses in the event that it did not enter into an agreement with the Company.

The Company declined to agree to proceed with Vector on an exclusive basis. However, after continuing to work with Vector and receiving assurance that Vector would submit a proposal at or near the higher end of its valuation range, on July 19, 2005 the Company agreed to a limited expense reimbursement arrangement with Vector. The Company agreed that it would reimburse Vector for its reasonable and documented out-of-pocket expenses, up to $250,000 provided that, among other things, on or before the close of business on July 27, 2005 (subsequently extended to July 29, 2005) Vector would present the Company with a definitive agreement to acquire the Company for cash at a per share price of not less than $8.10 per share, on terms and conditions that were consistent with the discussions between the respective counsel to the Company and Vector to date (including the absence of any financing contingency), and would hold its offer open for at least one week in order to enable the Company to seek to secure the support of significant stockholders, including Barington.

During the period from July 19 through July 26, 2005 the Company and Vector (and their respective representatives), on the one hand, and the Company and RCM (and their respective representatives), on the other hand, engaged in extensive negotiations on separate tracks concerning the terms of a potential sale of the Company. In addition, the Company, through its financial advisor, continued discussions with the financial sponsor that had been involved in the Company's process. Ultimately, that financial sponsor was not in a position to submit a best and final offer.

On July 29, 2005, Vector submitted a written proposal in respect of a transaction that would provide the Company's stockholders with $8.10 per share in cash. Vector's proposal was subject to, among other things, (1) the support, by way of a voting agreement, of Barington and its affiliates, (2) confirmatory financial diligence by its financing sources and (3) the satisfactory negotiation of remaining open issues, including Vector's request for a "minimum net cash" closing condition the amount of which had not yet been determined.

Because of Vector's unspecified minimum net cash closing condition, the Company did not view Vector's offer as a firm offer. As the parties continued their discussions, the Company became increasingly concerned that Vector's proposed minimum net cash condition would subject the transaction to substantial consummation risk. Ultimately, the parties negotiated a compromise that would have resulted in a range of consideration to the Company's stockholders of between $7.90 and $8.10 per share, depending on the Company's net cash and net working capital position at closing, as well as restrictions on transaction expenses and interim operations. In addition, in an effort to secure Barington's support, Vector indicated that it would be willing to allow Barington and its affiliates to participate as equity co-investors in the transaction.

From July 29 through August 1, 2005, the Company engaged certain members of the Barington Group and RCM in an effort to determine whether the Barington Group would be willing to support Vector's proposed transaction or offer a superior proposal. On August 1, RCM indicated that it would not be willing to propose a transaction at per share values in excess of $7.50 per share. From August 1 through August 4, 2005, the Company engaged in negotiations with Barington in an effort to secure the support of the Barington Group for Vector's proposal.

In the course of the negotiations with Barington to secure the Barington Group's support of Vector's proposed transaction, the Company explored Barington's interest in participating in a potential transaction with Vector, with Vector as the lead equity investor. With the Company facilitating the discussions between the parties, Vector and Barington engaged in negotiations regarding a potential co-investment opportunity in the surviving company on terms and conditions to be later agreed upon between Vector and Barington and its affiliates. In addition, in separate negotiations, the Company indicated that it would be willing to reimburse the Barington Group for limited, documented and out-of-pocket expenses incurred during the course of its potential proxy contest and RCM's due diligence investigation.

In order to preserve its ongoing competitive process and maximize the value that the Company's stockholders would receive in any transaction, the Company did not permit Barington and Vector to negotiate directly. On August, 5, 2005, Vector insisted that it would not continue with negotiations unless it were permitted to speak to Barington. On August 5, representatives of the Company, Vector and RCM met telephonically to discuss Vector's proposal. At that meeting, Barington indicated its support for a transaction on the terms proposed by Vector and at a price of $7.90-$8.10 per share. Vector inquired whether Barington would co-invest approximately $20-30 million. Barington informed Vector that it was not prepared to commit at that time to invest in the surviving corporation. As a result, Vector informed the Company that it was not then prepared to proceed on the terms under discussion, as Vector had anticipated that Barington would be willing to provide a portion of the equity financing. The meeting concluded and the Company invited Vector to resume discussions if and when it was willing and able to reengage on the terms then being discussed. Later that evening, with the consent of the Company, Vector made a proposal to Barington regarding Barington's potential participation as a source of up to 50% of the equity financing, which Barington rejected the next day.

Immediately after the August 5 meeting, the Company solicited the ongoing interest of RCM, and indicated that it would consider an offer by RCM at a fixed price, and on terms that would permit the Company to actively pursue superior proposals for a limited time period. Over the course of August 5 through August 8, 2005, through its legal and financial advisors, the Company held a series of extensive negotiations with RCM and its legal counsel in an effort to resolve remaining contractual and business issues. These discussions included the negotiation of mutually acceptable contractual terms that would provide the Company with more certain value, committed financing and substantially greater certainty that a transaction would be consummated. After a concentrated effort by RCM and the Company, on August 8, 2005, RCM submitted its best and final proposal to purchase the Company at a price of $7.70 per share in cash.

On August 7, 2005, Vector reengaged the Company in substantive negotiations, indicating that it was willing and able to proceed without a financing contingency and on generally the same contractual terms discussed to date, but without a voting agreement from the Barington Group and on a lower fixed-price basis and with a less stringent net cash closing condition. On August 8, 2005, Vector submitted its best and final proposal to purchase the Company at a price of $7.81 per share. After receiving Vector's offer, the Company informed RCM of Vector's proposal, and RCM declined to present a counteroffer.

During a meeting of the Special Committee in the evening of August 8, 2005 the Special Committee heard presentations by the Company's management and legal and financial advisors. After careful consideration, the Special Committee unanimously determined to recommend Vector's proposal to the full Board of Directors. At a meeting of the full Board of Directors (including Mr. Mitarotonda) held later that night, the Board considered the proposed transaction with Vector, including, among other things, a review by the Company's counsel of the contract terms and a discussion of the Board's duties in the context of the proposed transaction. In addition, Credit Suisse First Boston delivered an opinion to the Board as to the fairness, from a financial point of view, of the merger consideration to the holders of the Company's common stock (other than the RCM Group and its affiliates). On the basis of its deliberations, and the process that it had undertaken to date, all of the members of the Board other than Mr. Mitarotonda (who abstained) determined to approve and adopt Vector's proposal and to recommend Vector's proposal to the Company's stockholders for their approval. Furthermore, in light of the transaction with Vector, the Board determined to indefinitely postpone the upcoming 2005 Annual Meeting of stockholders which had previously been set for September 8, 2005.

On the morning of August 9, 2005, the Company announced that it had entered into a definitive agreement with Vector for the sale of the Company at a price of $7.81 per share in cash. Later that morning, the Company learned that the Barington Group filed a preliminary proxy statement supporting a slate of its nominees for the Company's Board for the then-postponed 2005 Annual Meeting of stockholders. Subsequently, Barington agreed to withdraw its nominees. See "Interests of Register.com Directors and Officers in the Merger — Transactions with Members of the Barington Group."

On September 14, 2005, certain members of the Barington Group entered into voting agreements with Ranger Holdco, whereby each of them agreed, among other things, to vote their shares of common stock in favor of approval of the merger agreement between the Company and Ranger Holdco. In addition, also on that date, following extensive negotiations with Vector, affiliates of Barington Capital and Ramius committed to provide up to $20 million to Ranger Holdco to fund a portion of the equity required to consummate the transaction in exchange for an equity investment in Ranger Holdco. The capital contribution will be in the form of shares of Company common stock valued at $7.81 per share, as well as cash.

Register.com's Reasons for the Merger — Recommendation of the Register.com Board

At a special Board of Directors meeting on August 8, 2005, the Register.com Board determined that the merger was fair to and in the best interests of Register.com and its stockholders and approved the merger agreement and the transactions contemplated by that agreement. Accordingly, the Register.com Board recommends that Register.com stockholders vote FOR approval of the merger agreement at the special meeting.

In reaching its decision to approve the merger agreement and the transactions contemplated by that agreement, and to recommend that Register.com stockholders vote to approve the merger agreement, the Register.com Board considered the following material factors:

•	the Register.com Board's familiarity with, and presentations by the Company's management regarding, the Company's business, operations, properties and assets, financial condition, business strategy and prospects (as well as the risks involved in achieving those prospects), and discussions with Register.com's financial advisor regarding the current environment for the industry in which Register.com competes, and current industry, economic and market conditions;

•	the Register.com Board's familiarity with the current state of development of the Company, including the opportunities and challenges in building its senior management team, the maintenance and growth prospects of its customer base, the increasingly competitive market environment and the Company's competitive position, and the benefits and risks associated with the Company's existing and to-be-deployed technical systems;

•	the fact that the $7.81 per share price represented a premium in excess of 20% over the closing price of Register.com's stock on June 8, 2005, the last trading day before RCM publicly disclosed its indication of interest with respect to the Company, and a premium of approximately 18% over the average closing price for the last 90 trading days ended on August 9, 2005.

•	the fact that the merger consideration is all cash, which provides relative certainty of value to Register.com stockholders;

•	the fact that the Company conducted, with the assistance of the Company's financial advisor, a broad competitive public exploratory process designed to optimize participation and interest in a sale of the Company to maximize stockholder value, numerous contacts and discussions were held with potentially interested parties, including parties whose interest was affirmatively solicited by the Company, and that, as a result of that process, the Company was able to identify the bona fide interest of competing bidders with the willingness and ability to pay premium prices, compared to historical, expected future and comparable equity values;

•	the financial presentation of Credit Suisse First Boston, including its opinion, dated August 8, 2005, to the Register.com Board as to the fairness, from a financial point of view and as of the date of the opinion, of the merger consideration to be received by holders of Register.com common stock (other than the RCM Group and their respective affiliates), as more fully described below under "— Opinion of Register.com's Financial Advisor;"

•	the fact that the terms of the merger agreement provide that, under certain circumstances and conditions, Register.com can explore unsolicited potential superior proposals for a business combination or acquisition of Register.com and can terminate the merger agreement and accept a "Superior Proposal" prior to stockholder approval of the merger agreement (see "The Merger Agreement");

•	the fact that RCM had made a proposal to acquire the Company at a price of $7.10 per share, which price the Board believed to be inadequate, and that affiliates of RCM (including an incumbent director of the Company) were seeking control of the Company's Board by way of a proxy contest, the result of which would have been a change of control of the Company without the payment of a premium to the Company's other stockholders; and

•	the fact that, under the terms of the merger agreement, Ranger Holdco is committed to effect the merger and the transaction is not conditioned on obtaining financing.

The Register.com Board also considered potential facts and risks relating to the merger, including the following material facts and risks:

•	the fact that gains arising from an all-cash transaction would be taxable to Register.com stockholders for United States federal income tax purposes; and

•	the possibility that, notwithstanding the provisions of the merger agreement, allowing Register.com to furnish information to and conduct negotiations with a third party and terminate the merger agreement, prior to stockholder approval of the merger agreement, in connection with a superior proposal for a business combination or acquisition of Register.com, the termination fee payable upon such termination might discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Register.com (see "The Merger Agreement").

In addition, the Register.com Board was aware of the interests of executive officers and directors of Register.com described under "— Interests of Register.com Directors and Officers in the Merger."

The foregoing discussion addresses certain material information and factors considered by the Register.com Board in its consideration of the merger, including factors that support the merger as well as those that may weigh against it. In view of the variety of factors and the quality and amount of information considered, the Register.com Board did not find it practicable to and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Register.com Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. The determination to approve the merger was made after consideration of all of the factors in the aggregate. In addition, individual members of the Register.com Board may have given different weights to different factors.

Opinion of Register.com's Financial Advisor

Register.com retained Credit Suisse First Boston to act as its financial advisor in connection with the merger. In connection with Credit Suisse First Boston's engagement, Register.com requested that Credit Suisse First Boston evaluate the fairness, from a financial point of view, of the merger consideration to the holders of Register.com common stock. On August 8, 2005, the Register.com Board of Directors met to review the proposed merger and the terms of the merger agreement. During this meeting, Credit Suisse First Boston reviewed with the Register.com Board of Directors certain financial analyses as described below and rendered its oral opinion to the Register.com Board of Directors, which opinion was confirmed by delivery of a written opinion dated August 8, 2005, to the effect that, as of that date and based on and subject to the considerations described in its opinion, the merger consideration was fair, from a financial point of view, to holders of Register.com common stock (other than the RCM Group and their respective affiliates).

The full text of Credit Suisse First Boston's written opinion, dated August 8, 2005, to the Register.com Board of Directors, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken by Credit Suisse First Boston in rendering its opinion, is attached as Appendix B and is incorporated into this proxy statement by reference in its entirety. Holders of Register.com common stock are encouraged to read this opinion carefully in its entirety. Credit Suisse First Boston's opinion was provided to the Register.com Board of Directors in connection with its evaluation of the merger consideration and relates only to the fairness, from a financial point of view, of the merger consideration, does not address any other aspect of the proposed merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to any matters relating to the merger. The summary of Credit Suisse First Boston's opinion in this proxy statement is qualified in its entirety by reference to the full text of the opinion, which is attached as Appendix B.

In arriving at its opinion, Credit Suisse First Boston reviewed drafts dated August 8, 2005 of the merger agreement and certain related documents as well as certain publicly available business and financial information relating to Register.com. Credit Suisse First Boston also reviewed certain other information relating to Register.com, including financial forecasts, provided to or discussed with Credit Suisse First Boston by Register.com, and met with the management of Register.com to discuss the business and prospects of Register.com. Credit Suisse First Boston also considered certain financial and stock market data of Register.com and compared that data with similar data for other publicly held companies in businesses Credit Suisse First Boston deemed similar to that of Register.com, and considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been recently effected or announced. Credit Suisse First Boston also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant.

In connection with its review, Credit Suisse First Boston did not assume any responsibility for independent verification of any of the foregoing information and relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for Register.com which Credit Suisse First Boston reviewed, Register.com's management advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that such forecasts were reasonably prepared on bases reflecting the best currently available estimates and judgments of Register.com's management as to the future financial performance of Register.com. Credit Suisse First Boston also assumed, with Register.com's consent, that in the course of obtaining any regulatory or third party consents, approvals or agreements for the merger, no modification, delay, limitation, restriction or condition would be imposed that would have an adverse effect on Register.com or the merger and that the merger would be consummated in accordance with the terms of the merger agreement without waiver, modification or amendment of any material term, condition or agreement. Representatives of Register.com advised Credit Suisse First Boston, and Credit Suisse First Boston assumed, that the merger agreement and related documents, when executed, would conform to the drafts dated August 8, 2005 in all respects material to Credit Suisse First Boston's analyses.

Credit Suisse First Boston was not requested to make, and did not make, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Register.com, nor was Credit Suisse First Boston furnished with any such evaluations or appraisals. Credit Suisse First Boston's opinion addressed only the fairness, from a financial point of view, to the holders of Register.com common stock, other than the RCM Group and their respective affiliates, of the merger consideration and did not address any other aspect or implication of the merger or any other agreement, arrangement or understanding entered into in connection with the merger or otherwise. Credit Suisse First Boston's opinion was necessarily based on information available to it as of the date of the opinion, and financial, economic, market and other conditions as they existed and could be evaluated on the date of the opinion. Although Credit Suisse First Boston evaluated the merger consideration from a financial point of view, Credit Suisse First Boston was not requested to, and it did not, recommend the specific consideration payable in the proposed merger, which consideration was determined between Register.com and Vector. Credit Suisse First Boston's opinion did not address the relative merits of the merger as compared to other business strategies or transactions that might be available to Register.com, nor did it address the underlying business decision of Register.com to proceed with the merger. Except as described above, Register.com imposed no other limitations on Credit Suisse First Boston with respect to the investigations made or procedures followed in rendering the opinion.

In preparing its opinion to the Register.com Board of Directors, Credit Suisse First Boston performed a variety of financial and comparative analyses, including those described below. The summary of Credit Suisse First Boston's analyses described below is not a complete description of the analyses underlying Credit Suisse First Boston's opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Credit Suisse First Boston made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Credit Suisse First Boston arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Credit Suisse First Boston believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Credit Suisse First Boston considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Register.com. No company, transaction or business used in Credit Suisse First Boston's analyses as a comparison is identical to Register.com or the proposed merger, and an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed. The estimates contained in Credit Suisse First Boston's analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Credit Suisse First Boston's analyses are inherently subject to substantial uncertainty.

Credit Suisse First Boston's opinion and financial analyses were only one of many factors considered by the Register.com Board of Directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Register.com Board of Directors or management with respect to the merger or the merger consideration.

The following is a summary of the material financial analyses reviewed with the Register.com Board of Directors in connection with Credit Suisse First Boston's opinion dated August 8, 2005. The financial analyses summarized below include information presented in tabular format. In order to fully understand Credit Suisse First Boston's financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Credit Suisse First Boston's financial analyses.

Selected Companies Analysis.

Credit Suisse First Boston reviewed the market values and trading multiples of Register.com and the following four selected publicly held internet companies, six selected publicly held companies with growth profiles generally similar to that of Register.com, and five selected publicly held companies with market capitalizations generally comparable to that of Register.com:

Selected Internet Companies	Similar Growth Companies	Similar Market Capitalization Companies
• Autobytel Inc.	• Atari, Inc.	• Moldflow Corporation
• MIVA, Inc.	• Exponent, Inc.	• Carrier Access Corporation
• Tucows Inc.	• QAD Inc.	• Cass Information Systems, Inc.
• LookSmart, Ltd.	• InterVideo, Inc.	• OPNET Technologies, Inc.
	• Indus International, Inc.	• InFocus Corporation
• Pervasive Software Inc.

Credit Suisse First Boston compared enterprise values, calculated as equity value plus debt, minority interest, preferred stock, all out-of-the-money convertible securities, less cash and cash equivalents, as a multiple of latest 12 months and estimated calendar years 2005 and 2006 revenues and unlevered net income. All multiples were based on closing stock prices on August 5, 2005. Estimated financial data for the selected companies were based on I/B/E/S consensus estimates and selected publicly available research analysts' estimates. Estimated financial data for Register.com were based on internal estimates of Register.com's management. Latest 12 months and estimated calendar year 2005 unlevered net income multiples were deemed not meaningful due to negative or breakeven operating results for many of the selected companies for those periods. Credit Suisse First Boston then applied ranges of selected multiples of latest 12 months and estimated calendar years 2005 and 2006 revenues and estimated calendar year 2006 unlevered net income derived from the selected companies to corresponding financial data of Register.com. This analysis yielded the following implied per share equity reference range for Register.com, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Register.com	Per Share Merger Consideration
$7.00 – $8.00	$7.81

Discounted Cash Flow Analysis.

Credit Suisse First Boston calculated the estimated present value of the stand-alone, unlevered, after-tax free cash flows that Register.com could generate for fiscal years 2006 through 2010 based on internal estimates of Register.com's management. Credit Suisse First Boston calculated ranges of estimated terminal values for Register.com by multiplying Register.com's fiscal year 2010 estimated unlevered net income by selected multiples ranging from 14.0x to 18.0x. The estimated after-tax free cash flows and terminal values were then discounted to present value as of December 31, 2005 using discount rates of 18.0% to 22.0%. This analysis yielded the following implied per share equity reference range for Register.com, as compared to the merger consideration:

Implied Per Share Equity Reference Range for Register.com	Per Share Merger Consideration
$6.70 – $7.40	$7.81

Other Factors.

In rendering its opinion, Credit Suisse First Boston also reviewed and considered other factors, including:

•	the median premiums paid in all-cash transactions with transaction values of between $100 million and $500 million announced between January 1, 2002 and August 8, 2005; and

•	historical trading prices and trading volumes of Register.com common stock over various periods.

Miscellaneous.

Register.com selected Credit Suisse First Boston based on Credit Suisse First Boston's qualifications, experience and reputation, and its familiarity with Register.com and its business. Credit Suisse First Boston is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

Credit Suisse First Boston and its affiliates in the past have provided, currently are providing and in the future may provide, investment banking and other financial services to Register.com, Vector and certain of Vector's affiliates unrelated to the proposed merger, for which services Credit Suisse First Boston and its affiliates have received, and would expect to receive, compensation. Credit Suisse First Boston and certain of its affiliates and certain of its and their respective employees and certain private investment funds affiliated or associated with Credit Suisse First Boston have invested in a private equity fund managed or advised by Vector. Credit Suisse First Boston is a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of Credit Suisse First Boston's business, Credit Suisse First Boston and its affiliates may acquire, hold or sell, for its and its affiliates' accounts and for the account of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of Register.com, Vector and certain of Vector's affiliates, and any other entities involved in the merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

Register.com has agreed to pay Credit Suisse First Boston customary fees for its financial advisory services in connection with the merger, a significant portion of which is contingent upon consummation of the merger. Credit Suisse First Boston also will receive a fee for rendering its opinion. Register.com has agreed to reimburse Credit Suisse First Boston for its out-of-pocket expenses, including fees and expenses of legal counsel and any other advisor retained by Credit Suisse First Boston, and to indemnify Credit Suisse First Boston and related parties against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Material Federal Income Tax Consequences

General

The following is a summary of the material United States federal income tax consequences of the merger to Register.com stockholders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, applicable United States Treasury Regulations, judicial authority, and administrative rulings and practice, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. It is assumed that the shares of Register.com common stock are held as capital assets by a United States person (i.e., a citizen or resident of the United States or a domestic corporation). This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular Register.com stockholder in light of that Register.com stockholder's particular circumstances, or those Register.com stockholders that may be subject to special treatment under the United States federal income tax laws (for example, life insurance companies, tax-exempt organizations, financial institutions, United States expatriates, persons that are not United States persons, dealers or brokers in securities or currencies, pass-through entities (e.g., partnerships) and investors in such entities, Register.com stockholders who also actually or constructively own interests in Ranger Holdco, Inc. or Vector, or Register.com stockholders who hold shares of Register.com common stock as part of a hedging, "straddle," conversion, constructive sale or other integrated transaction, who are subject to the alternative minimum tax or who acquired their shares of Register.com common stock through the exercise of director or employee stock options or other compensation arrangements). In addition, the discussion does not address any aspect of foreign, state or local taxation or estate and gift taxation that may be applicable to a Register.com stockholder.

Consequences of the Merger to Register.com Stockholders

The receipt of the merger consideration in the merger will be a taxable transaction for United States federal income tax purposes (and also may be a taxable transaction under applicable state, local and other income tax laws). In general, for United States federal income tax purposes, a holder of Register.com common stock will recognize gain or loss equal to the difference between such stockholder's adjusted tax basis in Register.com common stock converted in the merger and the amount of cash received in exchange therefor. Gain or loss will be calculated separately for each block of shares converted in the merger (i.e., shares acquired at the same cost in a single transaction). The gain or loss will generally be capital gain or loss, and will be long-term gain or loss if, on the date of the merger, the shares of Register.com converted were held for more than one year. In the case of stockholders who are individuals, long-term capital gain is currently eligible for reduced rates of federal income tax. There are limitations on the deductibility of capital losses.

Backup Withholding Tax

Under the United States federal income tax backup withholding rules, unless an exemption applies, a Register.com stockholder or other payee that exchanges shares of Register.com common stock for cash may be subject to backup withholding at a rate of 28%, unless the Register.com stockholder or other payee provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules.

Register.com stockholders should consult their own tax advisors to determine the United States federal, state and local and foreign tax consequences of the merger to them in view of their own particular circumstances.

Governmental and Regulatory Clearances

Transactions such as the merger are reviewed by the United States Department of Justice and the United States Federal Trade Commission to determine whether they comply with applicable anti-trust laws. Under the provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), the merger may not be completed until the expiration or termination of a waiting period following the filing of notification reports with the Department of Justice and the Federal Trade Commission by Ranger Holdco and Register.com. Ranger Holdco and Register.com filed notification reports with the Department of Justice and Federal Trade Commission under the HSR Act on September 9, 2005, and early termination of the waiting period was granted on September 12, 2005.

The Department of Justice and the Federal Trade Commission frequently scrutinize the legality under the antitrust laws of transactions such as the merger. At any time before or after the merger, the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of Ranger Holdco and Register.com or their subsidiaries. Private parties and state attorneys general may also bring actions under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Register.com conducts operations in a number of jurisdictions where other regulatory filings or approvals may be required or advisable in connection with the completion of the merger. We are currently in the process of reviewing whether other filings or approvals may be required or desirable in other jurisdictions.

There can be no assurance that Ranger Holdco and Register.com will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in the conditions to the merger not being satisfied. Under the merger agreement, each of Ranger Holdco and Register.com has agreed to use its reasonable best efforts to take, or cause to be taken, all actions necessary, proper or advisable to obtain the antitrust approvals necessary to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the merger agreement.

Interests of Register.com Directors and Officers in the Merger

General

Some members of Register.com's management and the Register.com Board have certain interests in the merger that are or may be considered different from or in addition to the interests of Register.com stockholders generally. These additional interests, to the extent material, are described below. The Register.com Board was aware of these interests and considered them in approving and adopting the merger agreement and the merger. In addition to the following, the information relating to compensation plans and executive compensation as disclosed in Register.com's Form 10-K for the fiscal year ended December 31, 2004 as well as Register.com's Form of Definitive Proxy Statement dated April 7, 2004 and filed on Schedule 14A and the Quarterly Report on Form 10-Q for the period ended June 30, 2005 are hereby incorporated by reference (except as amended or superseded by the following).

Stock-Based Rights

Under the Company's stock option plans and the merger agreement, all stock options held by executive officers and directors of Register.com, whether vested or not, will be canceled at the time of the merger in exchange for a cash payment equal to the "spread" on the option times the number of shares subject to the option. The "spread" equals, in the case of an option, $7.81 minus the exercise price of the option. In addition, all shares of restricted stock held by executive officers and directors of Register.com will be canceled at the time of the merger in exchange for a cash payment equal to $7.81 times the number of shares.

In addition, under the Company's employee stock purchase plan, participating employees have a right to purchase common stock at a discount to the lower of (1) the fair market value as of the date they elected to participate in the plan and (2) the date when stock is actually purchased to satisfy the rights. On account of the merger, the plan will purchase stock immediately prior to the completion of the transaction.

Assuming that the merger is completed as of November 1, 2005 and based on options outstanding as of the date hereof, the aggregate amount payable upon completion of the merger with respect to unvested options that will vest upon completion of the merger for each of the Company's senior executive officers, including Messrs. David Moore, Jonathan Stern, David Saias and Mses. Roni Jacobson and Monica Schulze-Hodges and the members of the Register.com Board of Directors, as a group, is approximately $0, $117,635, $200,000, $106,075, $142,650 and $631,000 respectively.

Change in Control Severance Program

Effective July 8, 2005, Register.com implemented an Executive Change in Control Severance Program for its executive officers. This program provides for severance payments in amounts ranging from six to twelve months, depending on the date employment is terminated, of a participant's salary if a change in control, such as completion of the merger, occurs on or prior to June 30, 2006 and within one year following the change in control, (1) Register.com terminates the participant's employment other than for cause (as defined in the Executive Change in Control Severance Program), death or disability or (2) a participant terminates his or her employment after an event constituting good reason (as defined in the Executive Change in Control Severance Program). The amount of the severance payments under the Executive Change in Control Severance Program will be reduced by any other cash severance payments which a participant is legally entitled to receive from Register.com or its subsidiaries. Payments under these programs are subject to a participant's execution and non-revocation of a release in favor of Register.com.

The Executive Change in Control Severance Program was modified with respect to Roni Jacobson, the Company's General Counsel, who will be entitled to twelve months of her salary if she becomes entitled to benefits under this program.

Assuming the merger is completed prior to January 31, 2006, and each of the Company's senior executive officers, including Messrs. David Moore, Jonathan Stern, David Saias and Mses. Roni Jacobson and Monica Schulze-Hodges are terminated, the maximum amounts payable to such officers under the Executive Change in Control Severance Program are approximately $0, $267,800, $135,000, $201,500 and $137,335, respectively.

Stern Employment Letter

Register.com is party to an employment letter dated as of June 11, 2002 with Mr. Jonathan Stern, Chief Financial Officer of Register.com. Under the terms of the employment letter, in the event Register.com terminates Mr. Stern's employment without cause, or he resigns for good reason (in each case, as defined in the employment letter), contingent upon his executing and delivering to Register.com a general waiver and release, he will receive the base salary in effect at the time of such termination or resignation for a period of twelve (12) months from such termination, and his medical coverage will be continued for such 12-month period pursuant to COBRA, at Register.com's expense.

Cash Transaction Bonus

Register.com has entered into a transaction bonus arrangement with Ms. Jacobson, which provides for the payment of $75,000 in the event that, on or before March 1, 2006, a change in control transaction, such as the merger, involving Register.com is completed.

Stock Issuance Agreement

In connection with the extension of his term of employment as its interim Chief Executive Officer, on July 25, 2005 Register.com entered into a Stock Issuance Agreement with David L. Moore whereby the Company agreed to make a restricted stock grant to Mr. Moore of 7,000 shares of common stock. Under the Stock Issuance Agreement, the repurchase rights of Register.com automatically lapse immediately prior to a change in control (such as the merger) and the shares of restricted stock will immediately vest upon consummation of a change in control transaction (such as the merger).

Indemnification of Officers and Directors

In the merger agreement, Ranger Holdco has agreed that it will cause the surviving corporation in the merger to honor all of Register.com's obligations to indemnify, to the fullest extent permitted by law, each present and former director, executive officer or employee of Register.com for any acts or omissions by such directors, executive officers or employees occurring prior to the consummation of the merger.

In the merger agreement, Ranger Holdco has further agreed that, for a period of six years after the effective time of the merger, it will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Register.com and its subsidiaries with respect to matters arising on or before the effective time of the merger; provided that Ranger Holdco is not obligated to make such annual premium payments to the extent that the premiums exceed 200% of the annual premiums paid as of the date of the merger agreement. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the 200% amount, Ranger Holdco will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the 200% amount.

In addition, Register.com may, and at Ranger Holdco's request will, purchase a six year "tail" prepaid policy on terms and conditions no less advantageous to Register.com's directors and officers than the existing directors' and officers' insurance maintained by Register.com. The amount paid by Register.com shall not exceed a maximum amount, and if the cost for such "tail" prepaid policies exceeds the maximum amount, then the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum amount.

Transactions with Members of the Barington Group

James A. Mitarotonda, a current director of Register.com, is a member of the Barington Group and the President and Chief Executive Officer of Barington's general partner, as well as the managing member of RCM. As described above, Mr. Mitarotonda abstained from the Register.com Board's determination that the merger was fair and in the best interest of the Company and its stockholders and the approval of the merger agreement and the transactions contemplated thereby.

On June 9, 2003, the Company entered into an agreement with Barington, Mr. Mitarotonda, RCM, Ramius Securities, LLC, Jewelcor Management, Inc., RCG Ambrose Master Fund, Ltd. and Seymour Holtzman (collectively, the "Standstill Group") whereby, among other things, the Company agreed to (a) distribute at least $120 million in cash to its common stockholders no later than September 1, 2003, and (b) include Mr. Mitarotonda in the Company's slate of nominees for election as a director at the Company's 2003 Annual Meeting of Stockholders. In exchange, each member of the Standstill Group agreed that (i) neither it nor any of its affiliates or associates would commence a proxy contest at the Company's 2003 Annual Meeting and (ii) it and each of its affiliates and associates would comply with certain standstill limitations which prohibits the members of the Standstill Group and their affiliates and associates from, among other things, (x) acquiring, in the aggregate, more than 8% of the Company's outstanding shares of Common Stock (amended to 15% as of February 6, 2005), (y) forming, joining or in any way participating in a "group" (as defined under the Exchange Act), or (z) otherwise acting, alone or in concert with others, to seek control or influence the management, board of directors or policies of the Company or initiate or take any action to obtain representation on the board of directors of the Company. This agreement also provides that, subject to compliance with its other obligations under this agreement, the Standstill Group may nominate directors for the 2005 Annual Meeting and solicit proxies in support of such nominees.

On February 6, 2005, the Company and Barington entered into an agreement providing that if (a) a new director was not nominated by the Nominating Committee and added to the Board of Directors on each of February 15, 2005 and February 28, 2005 and (b) a new Chief Executive Officer to succeed Peter A. Forman upon expiration of his employment term was not approved by the Board of Directors by March 30, 2005, the Company would set the date of the 2005 Annual Meeting no earlier than July 20, 2005. After these conditions were not satisfied, the Board of Directors was required to set the date for the 2005 Annual Meeting after July 20, 2005, which had the practical effect of extending the deadline set forth in the Company's Amended and Restated By-Laws for stockholders to nominate candidates for election as directors at the 2005 Annual Meeting.

On August 9, 2005, the Barington Group filed a preliminary proxy statement supporting a slate of its nominees for the Company's Board for the then-postponed 2005 Annual Meeting of stockholders. On September 13, 2005, the Company and certain members of the Barington Group entered into an agreement whereby, among other things, the parties terminated the agreement entered into on June 9, 2003 by the Company and the Standstill Group (described above), and the Barington Group agreed to withdraw its preliminary proxy statement filed on August 9, 2005. The Barington Group further agreed that, prior to the earliest of (x) February 28, 2006, if the merger between the Company and Merger Sub were not consummated by that date (y) the termination of the merger agreement between the Company and Ranger Holdco or (z) a vote by the Company stockholders against approval of that merger agreement (or, in the case of (y) and (z), the termination or vote against approval of an agreement with respect to a Superior Proposal, as defined below in "The Merger Agreement — No Solicitation") (the earliest of (x), (y) and (z) being the "Expiration Date"), neither the Barington Group nor any of its affiliates or associates will (i) solicit proxies or engage in a proxy contest with respect to the election of directors or any proposal to be considered at a meeting of Company stockholders called for the purpose of electing directors to the Company's Board of Directors or present any proposal for consideration at such meeting (except to solicit proxies in opposition to any proposals presented by the Company or any other person at such stockholders meeting that do not relate to the election of directors), (ii) encourage any other person to give or solicit proxies or engage in a proxy contest with respect to the election of directors or any other proposal to be considered at any such stockholders meeting or present any other proposal for consideration at such meeting, or (iii) act, or encourage any other person to act, to cause a date to be set for the 2005 Annual Meeting prior to the date determined by the Company's Board of Directors for such meeting.

The Company agreed to immediately reimburse RCM for $250,000 for certain actual fees, expenses, costs and disbursements, including those incurred by RCM and its affiliates and associates in connection with RCM's proxy contest for a 2005 Annual Meeting and related matters. An additional $250,000 of expense reimbursement will be payable by the Company to RCM immediately after the consummation of the merger. The Company further agreed (i) upon the Expiration Date, to call and use its reasonable best efforts to hold a meeting of the Company stockholders for the purpose of electing directors to the Company Board not lesss than 45 days nor more than 75 days after the Expiration Date, and (ii) to afford RCM or any of its affiliates or associates which is then a holder of Company common stock, upon delivery of an appropriate notice letter to the Company by RCM or such affiliate or associate, a reasonable opportunity to present, and solicit proxies in support of, a slate of nominees for election as directors at such meeting.

In addition, on September 14, 2005, certain members of the Barington Group entered into voting agreements with Ranger Holdco, whereby each of them agreed, among other things, to vote their shares of common stock in favor of approval of the merger agreement between the Company and Ranger Holdco. On that date, affiliates of Barington Capital and Ramius committed to provide up to $20 million to Ranger Holdco to fund a portion of the equity required to consummate the transaction in exchange for an equity investment in Ranger Holdco. The capital contribution will be in the form of shares of Company common stock valued at $7.81 per share, as well as cash. In exchange for their investment, Barington Capital and Ramius or their respective affiliates will receive equity and governance participation in Ranger Holdco, including the designation of two directors of the Ranger Holdco board of directors and will be reimbursed for up to $220,000 of expenses incurred with their investment.

Effect of Merger

If the merger agreement is adopted by the stockholders of Register.com and the other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into Register.com, and each share of Register.com common stock outstanding immediately prior to the merger (other than (a) dissenting shares, which have statutorily defined appraisal rights as described in further detail in this proxy statement, and (b) shares held by Register.com, Ranger Holdco, Inc. or their respective subsidiaries, which will be canceled) will be converted into the right to receive $7.81 in cash, without interest.

The merger agreement provides that at the effective time of the merger, all stock options, whether vested or not, will be canceled at the time of the merger in exchange for a cash payment equal to the "spread" on the option times the number of shares subject to the option. The "spread" equals, in the case of an option, $7.81 minus the exercise price of the option.

At the effective time of the merger, our current stockholders will cease to have ownership interests in our company or rights as our stockholders. Therefore, our current stockholders will not participate in any of our future earnings or growth and will not benefit from any appreciation in our value.

Our common stock is currently registered under the Exchange Act, and is quoted on the Nasdaq National Market under the symbol "RCOM." As a result of the merger, we will no longer be a publicly traded company, and there will be no public market for our common stock. After the merger, our common stock will cease to be quoted on the Nasdaq National Market, and price quotations with respect to sales of shares of common stock in the public market will no longer be available. In addition, registration of our common stock under the Exchange Act will be terminated. This termination will make certain provisions of the Exchange Act, such as the requirement of furnishing a proxy or information statement in connection with stockholders meetings, no longer applicable to us. After the effective time of the merger, we will also no longer be required to file periodic reports with the Securities and Exchange Commission on account of our common stock.

At the effective time of the merger, the directors of Merger Sub will become the directors of the surviving corporation, and the officers of Register.com will become the officers of the surviving corporation. At the effective time of the merger, our certificate of incorporation and bylaws will be amended in their entirety to read the same as the certificate of incorporation and bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger.

Amendment to Register.com Rights Agreement

On August 9, 2005 Register.com amended the rights agreement, dated as of October 28, 2002, between Register.com and American Stock Transfer & Trust Company, as rights agent, to provide that neither the merger nor the merger agreement will cause Ranger Holdco or any of its subsidiaries or affiliates to become an "acquiring person" under the rights agreement. In addition, the amendment amends the rights agreement to provide that (1) a "stock acquisition date" will not occur or be deemed to occur as a result of the execution of the merger agreement or the consummation of the transactions contemplated thereby; and (2) a "distribution date" will not occur or be deemed to occur as a result of the execution of the merger agreement or the consummation of the transactions contemplated thereby. The amendment also provides that the rights will cease to be exercisable immediately prior to the effective time of the merger.

Appraisal Rights

Under Delaware law, holders of shares of Register.com common stock who do not wish to accept the merger consideration may elect to have the fair value of their shares of Register.com common stock judicially determined and paid in cash, together with a fair rate of interest, if any. The valuation will exclude any element of value arising from the accomplishment or expectation of the merger. A stockholder may only exercise these appraisal rights by complying with the provisions of Section 262 of the Delaware General Corporation Law.

The following summary of the provisions of Section 262 of the Delaware General Corporation Law is not a complete statement of the law pertaining to appraisal rights under the Delaware General Corporation Law, and is qualified in its entirety by reference to the full text of Section 262 of the Delaware General Corporation Law, a copy of which is attached to this proxy statement as Appendix C. If you wish to exercise appraisal rights or wish to preserve your right to do so, you should carefully review Section 262 and are urged to consult a legal advisor.

All references in Section 262 and in this summary to a "stockholder" are to the record holder of shares of Register.com common stock as to which appraisal rights are asserted. A person having a beneficial interest in shares of Register.com common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the record holder to follow properly the steps summarized below and in a timely manner to perfect appraisal rights.

Under Section 262, where a proposed merger is to be submitted for approval at a meeting of stockholders, as in the case of Register.com's special meeting, Register.com, not less than twenty days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that these appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes notice to the Register.com stockholders and the applicable statutory provisions of the Delaware General Corporation Law are attached as Appendix C to this proxy statement.

If you wish to exercise the right to demand appraisal under Section 262 of the Delaware General Corporation Law, you must satisfy each of the following conditions:

•	You must deliver to Register.com a written demand for appraisal of your shares of Register.com common stock before the vote on the merger agreement at Register.com's special meeting. This demand will be sufficient if it reasonably informs Register.com of your identity and that you intend by that writing to demand the appraisal of your shares. Voting against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal within the meaning of Section 262. The written demand for appraisal must be in addition to and separate from any proxy you deliver or vote you cast in person.

•	You must not vote your shares of Register.com common stock in favor of the merger agreement. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the adoption of the merger agreement. Therefore, if you vote by proxy and wish to exercise appraisal rights, you must vote against the adoption of the merger agreement or mark your proxy card to indicate that you abstain from voting on the adoption of the merger agreement.

•	You must continuously hold your shares of Register.com common stock from the date of making the demand through the completion of the merger. If you are the record holder of shares of Register.com common stock on the date the written demand for appraisal is made but you thereafter transfer those shares prior to the completion of the merger, you will lose any right to appraisal in respect of those shares.

Only a holder of record of shares of Register.com common stock is entitled to demand an exercise of appraisal rights for those shares registered in that holder's name. Therefore, demand for appraisal should be executed by or on behalf of the stockholder of record, fully and correctly, as its name appears on the share transfer records of Register.com.

If the shares of Register.com common stock are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all of the owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a stockholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder, such as a broker, who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In that case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner.

Stockholders who hold their shares of Register.com common stock in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine appropriate procedures for making a demand for appraisal.

A stockholder who elects to exercise appraisal rights under Section 262 should mail or deliver a written demand to:

Register.com, Inc.
Corporate Secretary
575 Eighth Avenue, 8thFloor
New York, New York 10018

Within ten days after the completion of the merger, Ranger Holdco must send a notice as to the completion of the merger to each of Register.com's former stockholders who has made a written demand for appraisal in accordance with Section 262 and who has not voted to adopt the merger agreement. Within 120 days after the completion of the merger, but not after that date, either Ranger Holdco or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware

Court of Chancery demanding a determination of the value of common stock held by all stockholders demanding appraisal of their shares. Ranger Holdco is under no obligation to, and has no present intent to, file a petition for appraisal, and stockholders seeking to exercise appraisal rights should not assume that Ranger Holdco will file a petition or that it will initiate any negotiations with respect to the fair value of the shares. Accordingly, stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262. Since Ranger Holdco has no obligation to file a petition, the failure of affected stockholders to do so within the period specified could nullify any previous written demand for appraisal.

Within 120 days after the completion of the merger, any stockholder that complies with the provisions of Section 262 to that point in time will be entitled to receive from Ranger Holdco, upon written request, a statement setting forth the aggregate number of shares of Register.com common stock not voted in favor of the adoption of the merger agreement and with respect to which Register.com received demands for appraisal and the aggregate number of holders of those shares. Ranger Holdco must mail this statement to the stockholder by the later of ten days after receipt of the request and ten days after expiration of the period for delivery of demands for appraisals under Section 262. As used in this paragraph and throughout the remainder of this section, references to Ranger Holdco mean the corporation that survives the merger.

A stockholder who timely files a petition for appraisal with the Delaware Court of Chancery must serve a copy upon Ranger Holdco. Ranger Holdco must, within 20 days, file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded appraisal of their shares of Register.com common stock and who have not reached agreements with it as to the value of their shares. After notice to stockholders as may be ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine which stockholders are entitled to appraisal rights. The Delaware Court of Chancery may require stockholders who have demanded an appraisal for their shares of Register.com common stock and who hold shares represented by certificates to submit their certificates to the Register in Chancery for notation on the certificates of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the requirement, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determining which stockholders are entitled to an appraisal, the Delaware Court of Chancery will appraise the "fair value" of their shares of Register.com common stock. This value will exclude any element of value arising from the accomplishment or expectation of the merger, but will include a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The costs of the action may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable. However, costs do not include attorneys' or expert witness fees. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding be charged pro rata against the value of all of the shares entitled to appraisal. These expenses may include, without limitation, reasonable attorneys' fees and the fees and expenses of experts. Stockholders considering seeking appraisal should be aware that the fair value of their shares as determined under Section 262 could be more than, the same as, or less than the value of the merger consideration they would be entitled to receive pursuant to the merger agreement if they did not seek appraisal of their shares. Stockholders should also be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable pursuant to a merger are not opinions as to fair value under Section 262.

In determining fair value and, if applicable, a fair rate of interest, the Delaware Court of Chancery is to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered, and that "fair price obviously requires consideration of all relevant factors involving the value of a company."

Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a "narrow exclusion [that] does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Any stockholder who has duly demanded an appraisal in compliance with Section 262 will not, after the completion of the merger, be entitled to vote the shares of Register.com common stock subject to that demand for any purpose or be entitled to the payment of dividends or other distributions on those shares. However, stockholders will be entitled to dividends or other distributions payable to holders of record of shares of Register.com common stock as of a record date prior to the completion of the merger.

Any stockholder may withdraw its demand for appraisal and accept the merger consideration by delivering to Ranger Holdco a written withdrawal of the stockholder's demands for appraisal. Any attempt to withdraw made more than 60 days after the effectiveness of the merger will require the written approval of Ranger Holdco and no appraisal proceeding before the Delaware Court of Chancery as to any stockholder will be dismissed without the approval of the Delaware Court of Chancery, and this approval may be conditioned upon any terms the Delaware Court of Chancery deems just. If Ranger Holdco does not approve a stockholder's request to withdraw a demand for appraisal when the approval is required or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder would be entitled to receive only the appraised value determined in any such appraisal proceeding. This value could be higher or lower than, or the same as, the value of the merger consideration.

Failure to follow the steps required by Section 262 of the Delaware General Corporation Law for perfecting appraisal rights may result in the loss of appraisal rights, in which event you will be entitled to receive the consideration with respect to your dissenting shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the Delaware General Corporation Law, if you are considering exercising your appraisal rights under the Delaware General Corporation Law, you are urged to consult your own legal advisor.

Legal Proceedings

On August 17, 2005, a putative class action complaint was filed in the Court of Chancery of the State of Delaware in and for New Castle County, naming Register.com and its directors as defendants. The action, Murray Augenbaum v. Register.com, Inc., et al., Filing ID 6509556, challenges the merger agreement. Specifically, the complaint alleges that Register.com violated Delaware law in postponing its 2005 annual meeting of stockholders and that the defendants breached their fiduciary duties in connection with the merger agreement. The complaint seeks to compel the 2005 annual meeting of stockholders, declare certain severance agreements between Register.com and the individual named defendants void and enjoin the completion of the merger. A hearing in the matter is scheduled for October 7, 2005. Register.com intends to defend this suit.

THE MERGER AGREEMENT

The following is a summary of the material terms of the merger agreement. The summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Appendix A and is incorporated herein by reference.

THE DESCRIPTION OF THE MERGER AGREEMENT IN THIS PROXY STATEMENT HAS BEEN INCLUDED TO PROVIDE YOU WITH INFORMATION REGARDING ITS TERMS. THE MERGER AGREEMENT CONTAINS REPRESENTATIONS AND WARRANTIES MADE BY AND TO THE PARTIES THERETO AS OF SPECIFIC DATES. THE STATEMENTS EMBODIED IN THOSE REPRESENTATIONS AND WARRANTIES WERE MADE FOR PURPOSES OF THAT CONTRACT BETWEEN THE PARTIES AND ARE SUBJECT TO QUALIFICATIONS AND LIMITATIONS AGREED BY THE PARTIES IN CONNECTION WITH NEGOTIATING THE TERMS OF THAT CONTRACT. IN ADDITION, CERTAIN REPRESENTATIONS AND WARRANTIES WERE MADE AS OF A SPECIFIED DATE, MAY BE SUBJECT TO A CONTRACTUAL STANDARD OF MATERIALITY DIFFERENT FROM THOSE GENERALLY APPLICABLE TO STOCKHOLDERS, OR MAY HAVE BEEN USED FOR THE PURPOSE OF ALLOCATING RISK BETWEEN THE PARTIES RATHER THAN ESTABLISHING MATTERS AS FACTS.

Structure and Effective Time

The merger agreement provides for the merger of a wholly-owned subsidiary of Ranger Holdco ("Merger Sub") with and into Register.com upon the terms and subject to the conditions of the merger agreement. As the surviving corporation, Register.com will survive the merger and continue to exist as a wholly owned subsidiary of Ranger Holdco. The merger will become effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware (or at a later time if agreed by the parties and specified in the certificate of merger). We intend to complete the merger as promptly as practicable subject to receipt of the Register.com stockholder approval and all requisite regulatory clearances. See "The Merger — Governmental and Regulatory Clearances" and "— Agreement to Use Reasonable Best Efforts" and "— Conditions to the Consummation of the Transaction."

Merger Consideration

The merger agreement provides that each share of Register.com common stock outstanding immediately prior to the effective time of the merger will be converted at the effective time of the merger into the right to receive $7.81 in cash, without interest, from Ranger Holdco. However, shares of common stock that are outstanding immediately prior to the effective time of the merger held by any dissenting stockholder who properly perfects his or her appraisal rights will not be converted into the right to receive $7.81 in cash, but rather the dissenting stockholder will be entitled to payment of the fair value of his or her dissenting shares in accordance with and subject to Section 262 of the Delaware General Corporation Law. See "The Merger — Appraisal Rights."

In addition, at the effective time of the merger, the shares will be canceled, and each holder of a certificate representing shares of Register.com common stock will have no further rights with respect to such shares, other than the right to receive the $7.81 per share merger consideration, without interest, applicable to those shares, and shares held by dissenting stockholders will thereafter represent only the right to payment of the fair value of such dissenting shares in accordance with and subject to Section 262 of the Delaware General Corporation Law. See "The Merger — Dissenters' Rights." All shares of Register.com common stock held in the treasury of Register.com and shares of Register.com common stock owned by Register.com's wholly owned subsidiaries, Ranger Holdco and Merger Sub will be canceled at the effective time of the merger, and no payment will be made for those shares.

Payment Procedures

Ranger Holdco will select a bank that has been approved by Register.com to act as paying agent. The paying agent will make payment of the merger consideration in exchange for certificates representing shares of Register.com common stock. At or prior to the effective time of the merger, Ranger Holdco will deposit, or cause to be deposited, with the paying agent the cash necessary to pay the merger consideration as and when needed after the merger. Promptly after the merger, the paying agent will send each Register.com stockholder of record a letter of transmittal and instructions explaining how to send his or her stock certificates to the paying agent. The paying agent will mail checks for the appropriate merger consideration, minus any withholding taxes required by law, to Register.com stockholders promptly following the paying agent's receipt and processing of the Register.com stock certificates and properly completed transmittal documents.

Treatment of Register.com Stock-Based Rights

The merger agreement provides that at the effective time of the merger, each Register.com stock option outstanding at the effective time will be canceled in return for the right to receive an amount in cash equal to the excess, if any, of $7.81 over the exercise price of the Register.com stock option multiplied by the number of shares of Register.com common stock subject to the outstanding portion of the canceled Register.com stock option (less any applicable taxes, if any, required to be withheld).

Further, the merger agreement provides that, at the effective time of the merger, each Register.com warrant will be converted into the right to receive, upon due exercise of the warrant, an amount in cash equal to $7.81 multiplied by the number of shares of Register.com common stock subject to the warrant (less any applicable taxes, if any, required to be withheld).

In addition, each outstanding share of Register.com restricted stock will become fully vested at the effective time of the merger and will thereafter be treated as an outstanding share of common stock. Therefore, each outstanding share of restricted stock will be canceled and converted into the right to receive $7.81 in cash per share, without interest.

Ranger Holdco will cause the surviving corporation to promptly pay the foregoing amounts after the effective time.

Directors and Officers

The merger agreement provides that the directors of Merger Sub immediately before the effective time of the merger will be the directors of the surviving corporation after the merger.

The officers of Register.com will be the officers of the surviving corporation immediately after the merger, together with any additional officers designated by Ranger Holdco. After the merger is completed, Register.com will be wholly owned by Ranger Holdco, and Ranger Holdco will be able to change the management.

Representations and Warranties

The merger agreement contains representations and warranties made by Register.com to Ranger Holdco and Merger Sub, including representations and warranties relating to:

•	organization, good standing and qualification;

•	capitalization of Register.com and its subsidiaries;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

•	compliance with applicable laws;

•	reports and financial statements filed with the Securities and Exchange Commission and the accuracy of the information in those documents and the absence of certain undisclosed liabilities;

•	correctness of information supplied by Register.com for inclusion in this proxy statement;

•	absence of a material adverse effect on Register.com;

•	litigation;

•	material contracts and compliance with agreements and debt instruments;

•	matters relating to the Employee Retirement Income Security Act of 1974, as amended (which we sometimes refer to as "ERISA"), and other compliance and compensation matters (including retirement and other employee benefit plans);

•	intellectual property;

•	tax matters;

•	related party transactions;

•	illegal payments;

•	title to property;

•	insurance;

•	applicability of anti-takeover statutes and charter provisions;

•	brokers' and finders' fees with respect to the merger; and

•	the rights agreement.

The merger agreement also contains representations and warranties made by Ranger Holdco and Merger Sub to Register.com, including representations and warranties relating to:

•	organization, good standing and qualification;

•	authorization, execution, delivery and enforceability of the merger agreement;

•	conflicts under charter documents, violations of any instruments or law, and required consents and approvals;

•	matters relating to Merger Sub;

•	correctness of information supplied by Ranger Holdco for inclusion in this proxy statement;

•	availability of funds; and

•	solvency of the surviving corporation following the merger.

The representations and warranties of each of the parties to the merger agreement will expire upon completion of the merger.

Covenants; Conduct of the Business of Register.com Prior to the Merger

From the date of the merger agreement through the effective time of the merger, Register.com and its subsidiaries are required to comply with certain restrictions on their conduct and operations.

Register.com has agreed that, prior to the effective time of the merger, except as otherwise contemplated by the merger agreement (including Register.com's disclosure schedule, which was delivered at the execution of the merger agreement) or with the prior written consent of Ranger Holdco (which, in some cases, cannot be unreasonably withheld), Register.com will and will cause its subsidiaries to:

(1)    conduct their respective businesses in the ordinary and usual course of business, consistent with past practice;

(2)    use reasonable best efforts to preserve intact their respective business organizations, keep available the services of their respective present employees and agents, and preserve business relationships and goodwill with customers, suppliers, distributors and others having business relationships with them other than as contemplated by the merger agreement;

(3)    not adopt or propose any change in Register.com's certificate of incorporation or by-laws (or similar governing documents);

(4)    not merge or consolidate Register.com or any of its subsidiaries with any other person, except for any such transactions among wholly-owned subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;

(5)    not acquire assets in the aggregate in excess of $500,000 other than acquisitions pursuant to certain contracts to the extent in effect immediately prior to the execution of the merger agreement;

(6)    not issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of Register.com or any of its subsidiaries, or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•	Exceptions: Register.com and its subsidiaries are permitted to (A) take the actions listed in paragraph (6) above if doing so pursuant to certain contracts in effect as of immediately prior to the execution of the merger agreement, and (B) issue shares of common stock upon the exercise of outstanding Register.com options or warrants and pursuant to other stock-based awards (such as restricted stock) granted under other Register.com equity-based compensation plans, in each case, outstanding on the date of the merger agreement and in accordance with their terms. Further, a wholly-owned subsidiary of Register.com may issue shares to Register.com or to another wholly-owned subsidiary of Register.com.

(7)    not create or incur any lien on assets of Register.com or any of its subsidiaries that is material, individually or in the aggregate, to Register.com;

(8)    not make any loan, advance or capital contribution to or investment in any entity (other than a wholly-owned subsidiary of Register.com) in excess of $10,000 in the aggregate, other than pursuant to certain contracts in effect as of immediately prior to the execution of the merger agreement;

(9)    not declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or enter into any agreement with respect to the voting of its capital stock;

•	Exceptions: Any wholly-owned subsidiary of Register.com may declare and pay dividends or other distributions to Register.com or to any other wholly-owned subsidiary of Register.com. Non-wholly owned subsidiaries may declare and pay periodic dividends and other periodic distributions in the ordinary course of business consistent with past practice.

(10)    not reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

•	Exceptions: Register.com may accept shares of common stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Register.com stock options or the vesting of restricted stock or other stock-based awards, in each case in accordance with past practice and the terms of the applicable award.

(11)    not waive any stock repurchase rights; accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans; or authorize cash payments in exchange for any options granted under any of such plans (other than pursuant to cashless exercise provisions in effect on the date of the merger agreement);

(12)    not incur any indebtedness for borrowed money or guarantee such indebtedness of another entity, issue or sell any securities or warrants or other rights to acquire any security of Register.com or its subsidiaries, or enter into any "keep well" or other agreement to maintain any financial statement condition;

•	Exceptions: Register.com and its subsidiaries may enter into arrangements described in paragraph (12) above that are between any wholly-owned subsidiary of Register.com and Register.com or any other wholly-owned subsidiary of Register.com.

(13)    not make or authorize any capital expenditure, other than as disclosed in the disclosure schedule to the merger agreement, or any operating expenditure other than in the ordinary course of business and consistent with the operating budgets disclosed in the disclosure schedule to the merger agreement;

(14)    not enter into certain contracts that would have been "significant" had they been entered into prior to the execution of the merger agreement, other than as otherwise permitted by the merger agreement;

(15)    not amend or modify in any material respect, or terminate or waive any material right or benefit under, certain contracts that are "significant";

(16)    not make any change in financial accounting methods, principles or practices except as required by GAAP or the applicable law;

(17)    not settle any litigation or other proceedings before or threatened to be brought before a governmental entity for an amount in excess of $50,000 or which would be reasonably likely to have any adverse impact on the operations of Register.com or any of its subsidiaries or on any current or future litigation or other proceeding of the Register.com or any of its subsidiaries;

(18)    not pay, discharge, settle or satisfy any liabilities or obligations of any nature;

•	Exceptions: Register.com may pay, discharge, settle or satisfy any liabilities or obligations of any nature (A) as required by applicable law, (B) in the ordinary course of business or (C) in accordance with their terms, liabilities or obligations recognized or disclosed in the most recent financial statements (or the notes thereto) included in Register.com's public filings or incurred since December 31, 2004.

(19)    not waive the benefits of, agree to modify in any manner, terminate, release any person from, or knowingly fail to use reasonable efforts to enforce, the confidentiality or nondisclosure provisions of any contracts that are "significant" and to which Register.com or any of its subsidiaries is a party or named third party beneficiary;

(20)    not cancel or fail to use commercially reasonable efforts to renew, without reasonable substitutes, any insurance policy naming Register.com or any of its subsidiaries as a beneficiary or loss payee;

(21)    not sell, lease, license, or otherwise dispose of any assets of Register.com or any of its subsidiaries;

•	Exceptions: Register.com and its subsidiaries may take the actions described in paragraph (21) above in connection with (A) ordinary course sales of products or services provided in the ordinary course of business consistent with past practice or obsolete assets, or (B) sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate other than pursuant to certain contracts in effect prior to the execution of the merger agreement.

(22)    except as required pursuant to existing written, binding agreements in effect prior to the execution of the merger agreement, or as otherwise required by law or with respect to certain new hires, not (A) enter into any new employment or compensatory agreements with any officer, employee or director of Register.com or any of its subsidiaries, provided that, with respect to any new officer that will replace a former officer, the overall compensatory package of such officer is no less favorable (in terms of compensation, severance, duration and other matters) than the former officer whom the new officer will replace; (B) promote any employee, other than promotions on terms that are no more favorable (in terms of compensation, severance, duration and other matters) than the terms upon which any employee previously serving in the applicable capacity was entitled; (C) increase the compensation or employee benefits of any officer, employee, consultant, or director of

Register.com or any of its subsidiaries, except, with respect to employees only, for increases in the ordinary course of business consistent with past practice (including timing of increases); (D) hire any officer or director, except in connection with the replacement of an officer whose employment has terminated, provided the overall compensatory package of such officer is no less favorable (in terms of compensation, severance, duration and other matters) than the terminated officer; (E) adopt or amend any Register.com benefit plan in any respect that would materially increase the cost of such benefit plan to Register.com, or accelerate vesting or payment under, any benefit plan; or (F) agree or commit to provide severance benefits to any newly hired officer, employee or director of Register.com or any of its subsidiaries other than as required by certain benefit plans;

(23)    engage in the conduct of any new line of business, other than as expressly permitted by the disclosure schedule to the merger agreement or in connection with any new product or service offerings reflected on the capital expenditure, spending and other budgets; and

(24)    manage working capital other than in the ordinary course of business consistent with past practice, including extending the payment of accounts payable and accelerating the collection of accounts receivable.

In addition, Register.com has agreed to advise Ranger Holdco promptly of any change, fact or condition that has had, or is reasonably expected to have, a material adverse effect on Register.com.

No Solicitation

The merger agreement provides that Register.com will not, and will not authorize or permit any of its employees, agents and representatives, including investment bankers, attorneys, consultants or accountants retained by it or any of its subsidiaries, to directly or indirectly initiate, solicit, or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to any Acquisition Proposal (as defined below).

The merger agreement also provides that neither Register.com, nor any of its subsidiaries, nor any of the officers or directors of it or its subsidiaries will, and it will cause its and its subsidiaries representatives not to, directly or indirectly engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal.

However, nothing contained in the merger agreement prohibits Register.com from, prior to the receipt of the Register.com stockholder approval of the merger agreement:

(1)    providing information in response to a request therefor by a person who has made an unsolicited bona fide written Acquisition Proposal that constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) if Register.com receives from such person an executed confidentiality agreement on customary terms that are substantially similar to those of the confidentiality agreement entered into between Register.com and Vector;

(2)     engaging in any negotiations or discussions with any person who has made an unsolicited bona fide written Acquisition Proposal that constitutes or is reasonably likely to lead to a Superior Proposal if Register.com receives from such person an executed confidentiality agreement described in (2) above; and

(3)     withdrawing, modifying or qualifying Register.com's Board recommendation in favor of the merger and recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of Register.com;

in each case, if and only to the extent that, (A) in each case referred to in (1) through (3) above, (x) neither Register.com nor its subsidiaries nor any of their respective representatives have violated any of the restrictions described in "— No Solicitation" in connection with such Acquisition Proposal and (y) the Register.com Board determines in good faith after consultation with outside legal counsel that taking such action is necessary to comply with the Register.com directors' fiduciary duties under applicable law, and (B) in the case of clause (3) only, Register.com has provided Ranger Holdco with at least three business days notice of Register.com's intention to take the action referred to in clause (3), and during such three business day period, Register.com and its advisors have negotiated in good faith with Ranger Holdco to make such modifications to the merger agreement such that the Acquisition Proposal would no longer constitute a Superior Proposal and the Register.com Board fully considers any such modifications and nonetheless concludes in good faith that such Acquisition Proposal would constitute a Superior Proposal.

In addition, the merger agreement provides that Register.com must notify Ranger Holdco promptly (and within one business day) if an Acquisition Proposal is received by Register.com, any confidential information is requested from Register.com in connection with an Acquisition Proposal, or any discussions or negotiations are sought to be initiated with Register.com or any of its representatives with respect to an Acquisition Proposal. Register.com must provide to Ranger Holdco the material terms and conditions of the Acquisition Proposal and must keep Ranger Holdco informed of any significant changes in the status and terms of any such Acquisition Proposal.

Nothing contained in the merger agreement's no solicitation provision prohibits Register.com from complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

For purposes of the no solicitation provision, an "Acquisition Proposal" means any proposal or offer with respect to:

•	a merger, reorganization, share exchange, consolidation or similar transaction involving Register.com;

•	any purchase of any material equity interest in Register.com or of any material portion of the assets of Register.com and its subsidiaries, taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practice;

•	the adoption by Register.com of a plan of liquidation or the declaration or payment of an extraordinary dividend;

•	the repurchase by Register.com or any of its subsidiaries of any of the outstanding shares of Register.com common stock; or

•	any combination of the foregoing.

In addition, for purposes of the no solicitation provision, a "Superior Proposal" means any Acquisition Proposal that involves the acquisition of a majority or more of the outstanding voting securities of Register.com or any sale, lease, exchange, transfer, license or acquisition of substantially all of the assets of Register.com on terms that the Register.com Board determines in good faith (i) is reasonably likely to be consummated, in light of all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal, including the identity of the person making such Acquisition Proposal, (ii) after consultation with its independent financial advisor, would, if consummated, result in a more favorable transaction from a financial point of view than the transaction contemplated by the merger agreement entered into with Ranger Holdco (taking into account any new definitive and binding proposals by Ranger Holdco), (iii) after consultation with its independent financial advisor, is made by a person that has the financial capability (including borrowing capacity or committed financing) to consummate such Acquisition Proposal, and (iv) is not subject to any due diligence condition.

Agreement to Use Reasonable Best Efforts

Ranger Holdco and Register.com have agreed to use their reasonable best efforts to take or cause to be taken, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws to consummate and make effective the merger and the other transactions contemplated by the merger agreement, including:

(1)     preparing and filing all forms, registrations and notices required to be filed to consummate the merger and the other transactions contemplated by the merger agreement (including making or causing to be made the filings required under the HSR Act as promptly as practicable) and the taking of such actions as are necessary to obtain any necessary approvals, consents, orders, exemptions or waivers by any third party or governmental entity that are necessary for the consummation of the merger and the other transactions contemplated by the merger agreement, and cooperating with the other in connection with the foregoing;

(2)     satisfying the conditions to the consummation of the merger; and

(3)     executing any additional instruments, including the certificate of merger, necessary to consummate the merger and the other transactions contemplated by the merger agreement.

Register.com has agreed to use reasonable best efforts to assist and cooperate with Ranger Holdco and Merger Sub in connection with their efforts to obtain the proceeds of the debt financing and/or equity financing to replace the acquisition financing contemplated by Vector's equity financing commitment letter; provided, however, that Register.com shall not be required to enter into any agreement, make any undertaking, pay any commitment or other similar fee or incur any other liability or expense in connection with replacement of the debt and/or equity financing prior to the effective time of the merger.

Ranger Holdco has agreed not to permit, and not to permit any of its subsidiaries or affiliates, to take or agree to take any action, or enter into any definitive agreement for the acquisition of any business, that is reasonably likely to prevent the consummation of the merger or the other transactions contemplated by the merger agreement or prevent the performance of Ranger Holdco's obligations under the merger agreement.

Employee Benefit Plans

Register.com and Ranger Holdco have agreed that Ranger Holdco will cause the surviving corporation to maintain for a period of at least one year after the effective time certain Register.com compensation and benefits in effect as of the execution of the merger agreement or to provide employee compensation and benefits to the participants in such plans that are substantially similar in the aggregate to such employees than those provided to such employees on the date of the merger agreement. The foregoing notwithstanding, Ranger Holdco's commitment does not extend to any equity-based or -referenced compensation or awards, bonus, or similar incentive compensation or to changes in compensation or benefits that are instituted across the board, across a particular employment level, or that apply only to officers.

Ranger Holdco agreed that, with respect to any "employee benefit plan" (as defined in Section 3(3) of ERISA) maintained by Ranger Holdco or any of its subsidiaries, to the extent such plan is made available to an employee of Register.com or its subsidiaries, each such employee will receive credit for his or her service with Register.com and its subsidiaries (and their respective predecessors) before the effective time under such employee benefit plan for purposes of eligibility, vesting and benefit accrual (but not for purposes of benefit accrual under "final average pay" defined benefit pension plans) to the same extent as such employee was entitled, to credit for such service under any comparable benefit plans of Register.com prior to the effective time of the merger (except to the extent such credit would result in a duplication of accrual of benefits).

In addition, at the effective time, each employee of Register.com as of the effective time will be immediately eligible to participate, without any waiting time, in any and all employee benefits plans of Ranger Holdco or any of its subsidiaries, to the extent coverage under such new plan replaces coverage under a similar or comparable Register.com benefit plan in which such employee participated immediately before the effective time of the merger.

For purposes of each new plan provided by Ranger Holdco or its subsidiaries providing welfare benefits to any employee, Ranger Holdco will cause all pre-existing condition exclusions to be waived for such employee and his or her covered dependents to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such employee and his or her covered dependants immediately prior to the effective time under the relevant Register.com benefit plan in which such employee participated immediately before the effective time of the merger.

Further, each employee and his or her eligible dependents will receive credit for the plan year in which the effective time of the merger (or commencement of participation in a new plan) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the effective time of the merger (or the date of commencement of participation in a new plan).

Indemnification and Insurance

In the merger agreement, Ranger Holdco has agreed that it will cause the surviving corporation in the merger to honor all of Register.com's obligations to indemnify (to the extent of such obligations as of the date of the signing of the merger agreement), to the fullest extent permitted by law, each present and former director, executive officer, or employee of Register.com for any acts or omissions by such directors, executive officers, or employees occurring prior to the consummation of the merger.

In the merger agreement, Ranger Holdco has further agreed that, for a period of six years after the effective time of the merger, it will cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Register.com and its subsidiaries with respect to matters arising on or before the effective time of the merger. However, Ranger Holdco is not obligated to make such annual premium payments to the extent that the premiums exceed 200% of the annual premiums paid as of the date of the merger agreement. If such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the 200% amount, Ranger Holdco will maintain the most advantageous policies of directors' and officers' insurance obtainable for an annual premium equal to the 200% amount.

In addition, Register.com may, and at Ranger Holdco's request will, purchase a six year "tail" prepaid policy on terms and conditions no less advantageous to Register.com's directors and officers than the existing directors' and officers' insurance maintained by Register.com. The amount paid by Register.com shall not exceed a maximum amount, and if the cost for such "tail" prepaid policies exceeds the maximum amount, then the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the maximum amount.

Register.com Board Recommendation

Register.com agreed, through its Board, to recommend to its stockholders that they approve the merger agreement. However, the Register.com Board may withdraw, modify or qualify its recommendation prior to stockholder approval of the merger agreement to recommend an unsolicited bona fide written Acquisition Proposal if:

•	Register.com, its subsidiaries and their respective representatives have complied with the restrictions described in "— No Solicitation" in connection with such Acquisition Proposal;

•	the Register.com Board determines in good faith, after consultation with outside counsel, that taking such action is necessary to comply with the Register.com directors' fiduciary duties under applicable law; and

•	Register.com has provided Ranger Holdco with at least three business days notice of Register.com's intention to withdraw, modify or qualify its recommendation, and during such three business day period, Register.com and its advisors have negotiated in good faith with Ranger Holdco to make such modifications to the merger agreement such that the Acquisition Proposal would no longer constitute a Superior Proposal and the Register.com Board fully considers any such modifications and nonetheless concludes in good faith that such Acquisition Proposal would constitute a Superior Proposal.

Conditions to the Consummation of the Transaction

Mutual Closing Conditions

The merger agreement provides for a number of conditions which must be satisfied or waived on or prior to the closing date of the transaction. The following is a list of these closing conditions:

(1)    Register.com must obtain approval of the merger agreement by the holders of at least a majority of the outstanding shares of Register.com common stock;

(2)    The waiting period (and any extension thereof) applicable to the merger under the HSR Act must be terminated or have expired, and all other government consents required to be obtained prior to the effective time of the merger must have been obtained, except as would not have a Company Material Adverse Effect (as defined below) or result in a criminal violation; and

(3)    There must be no restraint, rule, regulation, temporary restraining order, preliminary or permanent injunction or other order entered, promulgated, enforced or issued by any governmental entity or court of competent jurisdiction preventing the consummation of the merger or the other transactions contemplated by the merger agreement.

Ranger Holdco Closing Conditions

The obligations of Ranger Holdco and Merger Sub to effect the merger are further subject to the satisfaction or waiver of the following conditions:

(1)    The representations and warranties of Register.com relating to capitalization must be true and correct in all but de minimis respects as of the execution of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date);

(2)    The representations and warranties of Register.com (other than those listed in the preceding paragraph (1)) must be true and correct as of the execution of the merger agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date). However, this condition will be deemed to have been satisfied even if one or more of the applicable representations and warranties are not true and correct unless the failure of such representations and warranties to be true and correct (read for purposes of this section only without any materiality or Company Material Adverse Effect qualification), individually or in the aggregate, has had a Company Material Adverse Effect (defined below);

(3)    Register.com must perform in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing of the merger;

(4)     Register.com must have no less than $98,000,000 in Net Cash (for this purpose "Net Cash" means the sum of (A) cash, cash equivalents, restricted cash balances, short-term investments and marketable securities - noncurrent of Register.com, including accrued but unpaid interest income through the date three business days prior to the closing (the "Cash Determination Date"); plus (B) the prepaid estimated tax payments made by the Company in the ordinary course from June 30, 2005 to the Cash Determination Date; plus (C) that portion of cash paid or payable by the Company in connection with the leasehold improvements reimbursements in connection with that certain Lease Amending Agreement, dated May 26, 2005, by and between Yarmouth Area Industrial Commission and RCOM Canada, Corp. (but no more than $125,000); plus (D) any amounts paid or payable by Register.com in connection with complying with its obligation under the merger agreement to use its reasonable best efforts to assist and cooperate with Ranger Holdco's efforts to obtain the proceeds of any debt and/or equity financing to replace, in whole or in part, the acquisition financing; minus (E) indebtedness for money borrowed (for the avoidance of doubt, indebtedness for money borrowed shall not include accounts payable and accrued liabilities or deferred revenue (as defined in a manner consistent with Register.com's financial statements contained in its reports filed with the Securities and Exchange Commission) of Register.com or accrued but unpaid fees and expenses to certain entities listed in the disclosure schedule to the merger agreement or with respect to any unpaid tail premium to be paid under the merger agreement);

(5)    There must not be pending or threatened any suit, action or proceeding by any governmental entity that seeks to enjoin or otherwise prohibit consummation of the merger or the other transactions contemplated by the merger agreement; and

(6)    Since the execution of the merger agreement and as of the closing date, there shall not have occurred a Company Material Adverse Effect.

Register.com Closing Conditions

The obligation of Register.com to effect the merger is further subject to the satisfaction or waiver of the following conditions:

(1)    The representations and warranties of Ranger Holdco and Merger Sub in the merger agreement must be true and correct in all material respects as of the execution of the agreement and as of the closing date of the merger (except to the extent expressly made as of an earlier date, in which case as of such date); and

(2)    Ranger Holdco and Merger Sub must have performed in all material respects all obligations required to be performed by each of them under the merger agreement at or prior to the closing of the merger.

Important Definition

In the merger agreement, the phrase "Company Material Adverse Effect" means any change, circumstance, event or occurrence that is reasonably expected to:

(1)     be materially adverse to the business, condition (financial or otherwise, but excluding prospects) or results of operations of Register.com and its subsidiaries, taken as a whole, other than any such change, circumstance, event or occurrence to the extent resulting from (A) an event generally affecting the industries in which Register.com or its subsidiaries operate, other than an event that has a disproportionate effect on Register.com and its subsidiaries, taken as a whole, (B) the economy, the financial or securities markets in general, or political conditions in the United States or any acts of terrorism, military actions or war, other than an event that has a disproportionate effect on Register.com and its subsidiaries, taken as a whole, or (C) the announcement or pendency of the merger agreement or the transactions contemplated by the merger agreement; or

(2)     prevent or delay beyond January 31, 2006 the ability of Register.com to consummate the merger and the other transactions contemplated by the merger agreement or to perform its obligations under the merger agreement.

Termination of the Merger Agreement

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after Register.com stockholders have approved it:

(1)    by mutual written consent of the parties;

(2)    by either party if:

(A)    the merger is not consummated by January 31, 2006;

(B)    Register.com's stockholders do not approve the merger upon a vote taken at the special meeting; or

(C)    any governmental entity issues a final and non-appealable order, decree or ruling or takes any action permanently enjoining or restraining the merger;

provided that the right to terminate the merger agreement pursuant to 2(A) and 2(C) above will not be available to any party if the circumstances described in 2(A) or 2(C) above were caused by such party's material breach of its obligations under the merger agreement;

(3)     by Register.com if:

(A)    Register.com elects to enter into a binding agreement with respect to a Superior Proposal (as defined in "— No Solicitation") in compliance with the no solicitation provision of the merger agreement and, simultaneously with such termination, Register.com pays Ranger Holdco a termination fee of $6 million; or

(B)    Ranger Holdco breaches any representation, warranty, covenant or agreement under the merger agreement, or any representation or warranty becomes untrue or incorrect after the execution of the merger agreement, such that such breach results in a failure to meet the closing conditions and cannot be or has not been cured by the date within 30 days after the occurrence of the breach or failure to be true and correct;

(4)    by Ranger Holdco if:

(A)    the Register.com Board or Special Committee withdraws, qualifies or modifies its recommendation of the merger between Ranger Holdco and Register.com in a manner adverse to Ranger Holdco;

(B)    Register.com breaches any representation, warranty, covenant or agreement under the merger agreement, or any representation or warranty becomes untrue or incorrect after the execution of the merger agreement, such that such breach results in a failure to meet the closing conditions and cannot be or has not been cured by the date within 30 days after the occurrence of the breach or failure to be true and correct; or

(C)    the special meeting has not been held, or the vote of the stockholders of Register.com to approve the merger agreement has not been taken, by January 31, 2006.

Termination Fees and Expenses if Merger is not Completed

Register.com must pay Ranger Holdco a termination fee of $6 million if:

(1)    the merger agreement is terminated for the reasons stated in paragraphs (3)(A) or (4)(A) of "— Termination of the Merger Agreement" above; or

(2)    the merger agreement is terminated for the reasons stated in paragraphs (2)(A), (2)(B), or (4)(C) of "— Termination of the Merger Agreement" above; and

(A)    at any time prior to the date of the special meeting (in the case of termination pursuant to paragraph (2)(B) of "— Termination of the Merger Agreement" above) or prior to January 31, 2006 (in the case of termination pursuant to paragraphs (2)(A) or (4)(C) of "— Termination of the Merger Agreement" above):

(i)    any person makes a non-exempt solicitation under Rule 14a-1(1) of the Exchange Act in opposition to the adoption of the merger agreement by the stockholders of Register.com that is made public and is not definitively withdrawn or abandoned at least five business days prior to the time of the special meeting (or any reconvened meeting following an adjournment thereof) or January 31, 2006, as applicable; or

(ii)    an Acquisition Proposal (as defined in "— No Solicitation" above, except that for the purposes of the termination fee provision, the reference to "any material equity interest" means any equity interest representing a greater than 50% interest) is made public and is not definitively withdrawn or abandoned at least five business days prior to the time of the special meeting (or any reconvened meeting following an adjournment thereof) or January 31, 2006, as applicable; and

(B)    in either case, within twelve months from the date of such termination, Register.com enters into an agreement providing for an Acquisition Proposal or such a transaction is consummated.

Register.com must pay Ranger Holdco a termination fee of $4 million if the conditions for paying a termination fee of $6 million are not met, the merger agreement is terminated for the reasons stated in paragraphs (2)(A), (2)(B), or (4)(C) of "— Termination of the Merger Agreement" above and:

(1)    at any time prior to the date of the special meeting (in the case of termination pursuant to paragraph (2)(B) of "— Termination of the Merger Agreement" above) or prior to January 31, 2006 (in the case of termination pursuant to paragraphs (2)(A) or (4)(C) of "— Termination of the Merger Agreement" above), any person makes a non-exempt solicitation under Rule 14a-1(1) of the Exchange Act in opposition to the adoption of the merger agreement by the stockholders of Register.com that is made public and is not definitively withdrawn or abandoned at least five business days prior to the time of the special meeting (or any reconvened meeting following an adjournment thereof) or January 31, 2006, as applicable; and

(2)    within twelve months from the date of such termination, Register.com enters into an agreement providing for an Acquisition Proposal or such a transaction is consummated.

The foregoing notwithstanding, no termination fee is payable to Ranger Holdco if the merger agreement is terminated pursuant to paragraph (2)(B) of "— Termination of the Merger Agreement" above and Ranger Holdco or any of its subsidiaries makes any public statement with the purpose of causing, or which is reasonably likely to effect, the failure of stockholders to approve the merger agreement at the special meeting.

Register.com must reimburse Ranger Holdco for its out-of-pocket expenses incurred in connection with the merger up to a maximum of $2 million if the agreement is terminated for the reasons stated in paragraphs (2)(A), (2)(B), (4)(B) or (4)(C) of "— Termination of the Merger Agreement" above. Any fee paid to Ranger Holdco in the event of a termination, will be net of prior fees paid, if any.

Merger Financing; Source and Amounts of Funds – Vector's Equity Commitment Letter

Ranger Holdco's obligation to effect the merger is not subject to any financing condition. In connection with the merger agreement, Vector Capital Corporation has committed to provide, or cause to be provided, up to $106 million of the capital necessary for Ranger Holdco to fund the transaction. In addition, on September 14, 2005, affiliates of Barington Capital and Ramius committed to provide up to $20 million to Ranger Holdco to fund a portion of the equity required to consummate the transaction in exchange for an equity investment in Ranger Holdco. The capital contribution will be in the form of shares of Company common stock valued at $7.81 per share, as well as cash. The total amount of funds required by Ranger Holdco to consummate the merger and to pay all related fees and expenses in connection with the merger is estimated to be approximately $115 million. Ranger Holdco expects to obtain the balance of the financing required for the transaction from available cash on-hand at Register.com and the proceeds of third-party borrowings. The exact source and terms of such financing will be determined on the basis of interest rates and debt market conditions at the time such financing is arranged.

COMMON STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS
AND 5% OWNERS

The following table sets forth information known to the Company with respect to the beneficial ownership of the Company's common stock as of September 7, 2005 by (1) each of the Company's Named Executive Officers, as such term is defined in Item 402(a)(3) of Regulation S-K, (2) each of our directors, (3) all of our directors and executive officers as a group, and (4) each person (or group) that beneficially owns more than 5% of our common stock. Unless otherwise indicated, each of the stockholders can be reached at our principal executive offices located at 575 Eighth Avenue, 8th Floor, New York, NY 10018. Unless otherwise indicated, each stockholder had sole investment and voting power with respect to the shares indicated.

	Shares Beneficially Owned**
	Number	Percent
Mitchell I. Quain(l)	513,670	2.1%
Niles H. Cohen(2)	234,945	*
Dewain K. Cross(3)	42,500	*
Peter A. Forman(4)	539,732	2.1%
James A. Mitarotonda(5)	1,734,022	6.9%
Stanley Morten(6)	45,000	*
Jim Rosenthal(7)	102,483	*
Reginald Van Lee(8)	116,950	*
Jonathan Stern(9)	322,618	1.3%
Monica Schulze-Hodges(10)	37,499	*
Roni A. Jacobson(11)	114,554	*
Alan Kipust(12)	94,138	*
Michael Pollack(13)	0	*
David Moore(14)	13,600	*
All directors and executive officers as a group (15 persons)(15)	3,930,759	15.6%
Barington Companies Equity Partners, L.P. Barington Companies Offshore Fund, Ltd. (BVI) Barington Companies Advisors, LLC Starboard Value & Opportunity Fund, LLC Parche, LLC(16)	3,614,902	14.4%
Mark Cuban and The Mark Cuban Charitable Remainder Unitrust, Martin Woodall as Sole Trustee(17)	3,318,200	13.2%
The Clark Estates, Inc.(18)	1,794,400	7.1%
Kennedy Capital Management, Inc.(19)	1,379,438	5.5%

*	Represents less than 1%.

**	Gives effect to shares of common stock issuable upon the exercise of options exercisable within 60 days of September 7, 2005, and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Unless otherwise indicated, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned. Percentage ownership is calculated based on 25,163,018 shares of our common stock outstanding as of September 7, 2005.

(1)	Includes 3,687 shares held in trust for Mr. Quain's children and options to purchase 505,000 shares of common stock at a weighted average price of $4.49.

(2)	Includes options to purchase 37,500 shares of common stock at a weighted average price of $5.84.

(3)	Consists of options to purchase 42,500 shares of common stock at a weighted average price of $5.46.

(4)	Includes 153,642 shares of common stock held by Forman Capital Management, LLC, of which Mr. Forman is the managing member, and 15,995 shares of common stock and options to purchase 370,095 shares of common stock at a weighted average exercise price of $6.35 owned directly by Mr. Forman.

(5)	Includes 817,724 shares of common stock held by Barington Companies Equity Partners, L.P. ("Barington"), 279,926 shares held by Barington Companies Offshore Fund, Ltd. (BVI) (the "Barington Fund") and 598,872 shares held by Barington Companies Advisors, LLC ("Barington Advisors"). Mr. Mitarotonda is the sole stockholder and director of LNA Capital Corp. ("LNA"), which is the general partner of Barington Capital Group, L.P. ("Barington Capital"), which is (a) the managing member of Barington Advisors, which is the investment advisor of the Barington Fund and (b) the majority member of Barington Companies Investors, LLC ("Barington Investors") which is the general partner of Barington. Mr. Mitarotonda has the sole power to vote and dispose of the shares owned by Barington and the Barington Fund and shared power to vote and dispose of the shares owned by Barington Advisors. Mr. Mitarotonda disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. Also includes options to purchase 37,500 shares of common stock at a weighted average price of $5.84 held by Mr. Mitarotonda.

(6)	Consists of options to purchase 45,000 shares of common stock at a weighted average price of $4.98.

(7)	Includes options to purchase 97,500 shares of common stock at a weighted average price of $10.33.

(8)	Consists of options to purchase 116,950 shares of common stock at a weighted average price of $13.96.

(9)	Consists of options to purchase 322,618 shares of common stock at a weighted average price of $6.49.

(10)	Consists of options to purchase 37,499 shares of common stock at a weighted average price of $5.l1.

(11)	Includes options to purchase 111,260 shares of common stock at a weighted average price of $8.58. Also includes 100 shares of common stock held by Ms. Jacobson's spouse.

(12)	Includes options to purchase 92,738 shares of common stock at a weighted average price of $4.52.

(13)	Based on our transfer agent records. Mr. Pollack's position with the Company was terminated as of December 31, 2004.

(14)	Includes a restricted stock grant of 7,000 shares, which shares are subject to the Company's repurchase right which right expires immediately prior to a Change in Control as defined in the Stock Issuance Agreement, dated July 25, 2005 between Mr. Moore and the Company.

(15)	Includes: Mitchell I. Quain, Niles H. Cohen, Dewain K. Cross, Peter A. Forman, James A. Mitarotonda, Stanley Morten, Jim Rosenthal, Reginald Van Lee, David L. Moore, Jonathan Stern, Monica Schulze-Hodges, Roni A. Jacobson, David Saias, Alan Kipust, Michael Pollock, and David Moore.

(16)	On June 8, 2005, Barington, Barington Investors, Barington Fund, Barington Advisors, Barington Capital, LNA, Mr. Mitarotonda, Starboard Value & Opportunity Fund, LLC ("Starboard"), Parche, LLC ("Parche"), Admiral Advisors, LLC ("Admiral"), Ramius Capital Group, LLC ("Ramius"), C4S & Co., LLC ("C4S"), Mr. Peter A. Cohen ("Cohen"), Mr. Morgan B. Stark ("Stark"), Mr. Jeffrey M. Solomon ("Solomon"), Mr. Thomas W. Strauss ("Strauss"), Millenco, L.P. ("Millenco"), Millennium Management, L.L.C. ("Millenium") and Israel A. Englander ("Englander") jointly filed a third amendment to Schedule 13D with the SEC reporting combined ownership of 3,614,902 shares of our common stock. According to this amended Schedule 13D, Barington owns 817,724 shares, Barington Fund owns 279,926 shares, Barington Advisors owns 598,872 shares, Starboard owns 1,406,168 shares and Parche owns 512,212 shares. Mr. Mitarotonda is the sole stockholder and director of LNA, which is the general partner of Barington Capital, which is the managing member of Barington Advisors, which is the investment advisor of Barington Fund and accordingly, Mr. Mitarotonda, LNA, Barington Capital and Barington Advisors each have the power to vote and dispose of the shares owned by Barington Advisors and Barington Fund.

Barington Capital is also the majority member of Barington Investors, which is the general partner of Barington, so through this relationship, Mr. Mitarotonda, LNA, Barington Capital and Barington Investors may also be deemed to beneficially own the shares held by Barington. Barington Advisors manages an investment account on behalf of Millenco, and thus the shares held by Barington Advisors may also be deemed to be beneficially owned by Millenium, as the general partner of Millenco, and Englander, as the Managing Member of Millenium. Englander disclaims beneficial ownership of any such shares except to the extent of his pecuniary interest therein. C4S is the managing member of Ramius, which is the sole member of Admiral, which is the managing member of each of Starboard and Parche and, accordingly, C4S, Ramius and Admiral each have the power to vote and dispose of the shares owned by Starboard and Parche. Messrs. Cohen, Stark, Solomon and Strauss are the managing members of C4S and accordingly, each shares the power to vote and dispose of the shares owned by Starboard and Parche. Messrs. Cohen, Stark, Solomon and Strauss disclaim beneficial ownership of such shares. Barington's and Barington Advisor's principal business address is 888 Seventh Avenue, 17th Floor, New York, NY 10019. Barington Fund's principal business address is c/o Bison Financial Services LTD, Bison Court Road Town, Tortola, British Virgin Islands. Starboard's and Parche's principal business address is 666 Third Avenue, 26th Floor, New York, NY 10017.

(17)	Based on Amendment No.1 to Schedule 13D filed with the SEC on July 5, 2005 by Mark Cuban and the Mark Cuban Charitable Remainder Unitrust, Martin Woodall as Sole Trustee (the "Mark Cuban Unitrust"), Mark Cuban is the beneficial owner of 2,418,200 shares of our common stock, and the Mark Cuban Unitrust is the beneficial owner of 900,000 shares of our common stock. Mr. Cuban has the sole power to vote or dispose of the 2,418,200 shares held by him. Mr. Cuban is a beneficiary of the Mark Cuban Unitrust and does not have the authority to direct the vote or disposition of the 900,000 shares held by the Mark Cuban Unitrust. Martin Woodall possesses the sole authority to vote or dispose of the 900,000 shares held by the Mark Cuban Unitrust. Mr. Cuban is the beneficial owner of the 900,000 shares owned by the Mark Cuban Unitrust, but Mr. Cuban disclaims beneficial ownership of those 900,000 shares, except to the extent of his pecuniary interest therein. Mr. Cuban's principal business address is 5424 Deloache Avenue, Dallas, TX 75220. The principal business address of the Mark Cuban Unitrust is 4428 Park Lane, Dallas TX 75220.

(18)	Based on a Schedule 13G/A filed with the SEC on February 11, 2005 by The Clark Estates, Inc. ("Clark Estates"). Clark Estates' principal business address is One Rockefeller Plaza, 31st Floor, New York, NY 10020.

(19)	Based on a Schedule 13G/A filed with the SEC on February 15, 2005 by Kennedy Capital Management, Inc. ("Kennedy"). Kennedy's principal business address is 10829 Olive Blvd., St. Louis, MO 63141.

MARKET PRICE OF REGISTER.COM COMMON STOCK
AND DIVIDEND INFORMATION

Register.com common stock is traded on the Nasdaq National Market under the symbol "RCOM." The table below sets forth by quarter, since the beginning of Register.com's fiscal year ended December 31, 2003, the high and low sale prices of Register.com common stock on the Nasdaq National Market. Register.com has not paid any dividends during that period.

	Market Prices
	High	Low
Fiscal Year 2003
1st Quarter	$5.82	$4.44
2nd Quarter	$6.45	$5.20
3rd Quarter	$6.50	$4.50
4th Quarter	$5.85	$4.49
Fiscal Year 2004
1st Quarter	$6.49	$5.05
2nd Quarter	$6.24	$5.03
3rd Quarter	$6.06	$5.15
4th Quarter	$6.83	$5.27
Fiscal Year 2005
1st Quarter	$6.67	$5.48
2nd Quarter	$7.80	$5.01

On August 8, 2005, the last full trading day prior to the public announcement of the merger agreement, the high and low sale prices of Register.com common stock as reported on the Nasdaq National Market were $7.76 and $7.57, respectively, and the closing price was $7.65. On [               ], 2005, the last full trading day prior to the date of this proxy statement, the closing price of Register.com common stock as reported on the Nasdaq was $[         ].

Register.com stockholders are encouraged to obtain current market quotations for Register.com common stock.

Register.com Projections

Prior to the execution of the merger agreement, Register.com provided to representatives of Vector Capital Corporation and Ranger Holdco certain non-public business and financial information about Register.com. This information included the following projections prepared by the management of Register.com of revenue, operating income, net income and earnings before interest, tax, depreciation and amortization (EBITDA) of Register.com for the fiscal years ended December 31, 2005 and 2006.

	Fiscal Year Ended December 31,
	(in thousands)
	2005	2006
Revenue	$104,200	$116,700
Operating Income	2,700	7,700
Net Income	2,800	5,000
EBITDA	6,300	9,800

Register.com does not as a matter of course make public any projections as to future performance or earnings, and the projections set forth above are included in this proxy statement only because this information was provided to Vector and Ranger Holdco. The projections were not prepared with a view to public disclosure or compliance with the published guidelines of the Commission or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts. The projections do not purport to present results of operations in accordance with generally accepted accounting principles, and Register.com's independent auditors have not examined or compiled the projections and accordingly assume no responsibility for them.

Register.com's internal financial forecasts (upon which these projections were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments.

The projections also reflect numerous assumptions made by management of Register.com, including assumptions with respect to the market for Register.com's products, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for Register.com and interest rates and the anticipated amount of borrowings by Register.com, all of which are difficult to predict and many of which are beyond Register.com's control. Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Register.com, Vector or Ranger Holdco or their respective representatives considered or consider the projections to be predictive of actual future events, and the projections should not be relied upon as such.

Register.com believes that the projections were reasonable at the time they were made; however, you should not assume that the projections will continue to be accurate or reflective of Register.com management's view at the time you consider whether to vote for the merger. The projections were disclosed to Vector and its representatives as a matter of Vector's due diligence, and are included in this proxy statement on that account. None of Register.com, Vector or Ranger Holdco or any of their respective representatives has made or makes any representation to any former, current or future security holder regarding the ultimate performance of Register.com compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error.

FORWARD-LOOKING STATEMENTS

This proxy statement includes and incorporates by reference statements that are not historical facts. These statements are "forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995) based, among other things, on the current plans and expectations of Register.com relating to analyses of value and expectations of anticipated growth in the future and future success under various circumstances, and, as such, these forward-looking statements involve uncertainty and risk. These forward-looking statements are contained in the sections entitled "Summary Term Sheet for the Merger" and "The Merger" and other sections of this proxy statement. These forward-looking statements should be read in conjunction with the section entitled "Risk Factors" in Register.com's Quarterly Report on Form 10-Q for the period ending June 30, 2005 and its Annual Report on Form 10-K for the year ended December 31, 2004, which describe many of the external factors that could cause Register.com's actual results to differ materially from its expectations. Register.com's Form 10-Q and Form 10-K are on file with the Securities and Exchange Commission, and copies are available without charge upon written request to: Secretary, 575 Eighth Avenue, 8th Floor, New York, New York 10018. The Form 10-Q and Form 10-K are also available via the Internet at www.sec.gov. In addition, actual results could differ materially from the forward-looking statements contained in this proxy statement because of many factors including, among others, uncertainty of future revenue and profitability from existing businesses, increasing competition across all segments of the domain name registration business, risks associated with high levels of credit card chargebacks and refunds, uncertainty regarding the introduction and success of new top level domains, customer acceptance of new products and services offered in addition to, or as enhancements of registration services, uncertainty of regulations related to the domain registration business and the Internet generally, the rate of growth of the Internet and domain name industry, risks associated with any extraordinary transactions Register.com may pursue, uncertainty regarding Register.com's identified material weaknesses and the potential identification of additional control deficiencies as material weaknesses and uncertainty regarding Register.com's ability to comply with Nasdaq listing requirements. In addition, Register.com may not be able to complete the proposed transaction on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our stockholders, regulatory approvals or to satisfy other customary closing conditions.

Other factors and assumptions not identified above could also cause the actual results to differ materially from those set forth in any forward-looking statement. We do not undertake any obligation to update the forward-looking statements contained or incorporated in this proxy statement to reflect actual results, changes in assumptions, or changes in other factors affecting these forward-looking statements.

All information contained in this proxy statement with respect to Vector, Ranger Holdco and Merger Sub, the source and amounts of funds for the merger and post-merger plans has been supplied by and is the responsibility of Vector and Ranger Holdco.

WHAT IS THE DEADLINE FOR SUBMITTING
FUTURE STOCKHOLDER PROPOSALS?

Register.com intends to hold an annual meeting in 2005 only if the merger is not completed. Proposals of stockholders intended to be presented at the Annual Meeting to be held in the fourth quarter of 2005 must be received by Register.com at its principal executive offices for inclusion in the proxy statement and form of proxy relating to that meeting no later than the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by Register.com. If Register.com does not receive notice within that time of any nomination for director or of any other matter which a stockholder desires to bring before the 2005 Annual Meeting which is not the subject of a proposal timely submitted for inclusion in the proxy statement, then the proxies designated by the Register.com Board for that meeting may vote in their discretion on any such matter without mention of the matter in Register.com's proxy statement or proxy card for that annual meeting.

WHERE YOU CAN FIND MORE INFORMATION

Register.com is subject to the informational requirements of the Securities Exchange Act of 1934, as amended. Register.com files reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC's Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website, located at www.sec.gov, that contains reports, proxy statements and other information regarding companies and individuals that file electronically with the SEC.

We have authorized no one to give you any information or to make any representation about the merger or our company that differs from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.

The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

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APPENDIX A

AGREEMENT AND PLAN OF MERGER

by and among

RANGER HOLDCO, INC.

RANGER MERGERCO, INC.

a wholly-owned subsidiary of RANGER HOLDCO, INC.

and

REGISTER.COM, INC.

Dated as of August 9, 2005

i

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of August 9, 2005, by and among Ranger Holdco, Inc., a Delaware corporation ("Parent") , Ranger Mergerco, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and Register.com, Inc., a Delaware corporation (the "Company").

RECITALS

WHEREAS, the respective Boards of Directors of Parent, Merger Sub and the Company have approved this Agreement, and deem it advisable and in the best interests of their respective stockholders to consummate the merger of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement (the "Merger") whereby each issued and outstanding share of common stock, $0.0001 par value, of the Company, together with the associated Company Rights (the "Common Stock"), other than the Common Stock owned by Parent, Merger Sub or the Company (or any of their respective direct or indirect wholly owned subsidiaries) and the Dissenting Shares (as defined below), shall be converted into the right to receive the Merger Consideration (as defined below) as set forth in this Agreement;

WHEREAS, Parent, as the sole shareholder in Merger Sub, has approved the Merger and the transactions contemplated hereby; and

WHEREAS, Parent, Merger Sub and the Company, desire to make those representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of and reliance upon the premises and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.    The Merger.   Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation"), and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in Article II of this Agreement. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the "DGCL").

1.2.    Closing.   Unless otherwise mutually agreed in writing between Parent and the Company, the closing for the Merger (the "Closing") shall take place at the offices of O'Melveny & Myers LLP, Times Square Tower, 7 Times Square, New York, New York, at 5:00 P.M. local time on the second business day (the "Closing Date") following the day on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement.

1.3.    Effective Time.   As soon as practicable following the Closing, Parent and the Company will cause a Certificate of Merger (the "Certificate of Merger") to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the "Effective Time").

ARTICLE II

Certificate of Incorporation and By-Laws
of the Surviving Corporation

2.1.    The Certificate of Incorporation.   As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the certificate of incorporation of the Surviving

Corporation (the "Charter") shall be amended and restated to read the same as the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the DGCL and the Charter; provided, however, that as of the Effective Time the Charter shall provide that the name of the Surviving Corporation is "Register.com, Inc." and shall include the provisions required by Section 7.8(a) to be included therein.

2.2.    The By-Laws.   As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the by-laws of the Surviving Corporation (the "By-Laws") shall be amended and restated to read the same as the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, subject to Section 7.8(a), until thereafter amended in accordance with the DGCL, the Charter of the Surviving Corporation and such By-Laws.

ARTICLE III

Officers and Directors
of the Surviving Corporation

3.1.    Directors.   The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2    Officers.   The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.    Effect on Capital Stock.   At the Effective Time, on the terms and subject to the conditions herein set forth, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a)    Merger Consideration.   Each share of the Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (i) owned by Parent or any direct or indirect Subsidiary of Parent (collectively, the "Parent Companies"), (ii) owned by the Company or any direct or indirect Subsidiary of the Company, or (iii) shares of Common Stock (the "Dissenting Shares") that are owned by stockholders (the "Dissenting Stockholders") properly exercising and perfecting appraisal rights pursuant to Section 262 of the DGCL (each, an "Excluded Common Share" and collectively, "Excluded Common Shares")) shall be converted automatically into the right to receive an amount in cash, without interest equal to the Merger Consideration. At the Effective Time, all shares of Common Stock shall no longer be outstanding and shares of Common Stock shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any such shares of Common Stock (other than Excluded Common Shares) shall thereafter represent only the right to receive $7.81 in cash per share, without interest (the "Merger Consideration") and any Dissenting Shares shall thereafter represent only the right to receive the applicable payments set forth in Section 4.3.

(b)    Cancellation of Shares.   Each share of Common Stock issued and outstanding immediately prior to the Effective Time and owned by any of the Parent Companies, the Company, or any direct or indirect Subsidiary of the Company (in each case, other than such shares of Common Stock that are held on behalf of third parties) shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

(c)    Merger Sub.   At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2.    Exchange of Certificates for Shares.

(a)    Paying Agent.   At or before the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent appointed by Parent and approved in advance by the Company (such approval not to be unreasonably withheld) (the "Paying Agent"), for the benefit of the holders of shares of Common Stock (other than any Excluded Common Shares, but only for so long as Excluded Common Shares continue to qualify as such), cash sufficient to pay the aggregate Merger Consideration in exchange for shares of Common Stock outstanding immediately prior to the Effective Time (other than Excluded Common Shares), deliverable upon due surrender of the Certificates, pursuant to the provisions of this Article IV (such cash being hereinafter referred to as the "Exchange Fund").

(b)    Payment Procedures.   Promptly after the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of shares of Common Stock (i) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon delivery of Certificates to the Paying Agent and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon the surrender of a Certificate to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a check in the amount (after giving effect to any required tax withholdings, and with the aggregate amount of such payment rounded to the nearest cent) of (x) the number of shares of Common Stock represented by such Certificate multiplied by (y) the Merger Consideration and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of shares of Common Stock that is not registered in the transfer records of the Company, a check for any cash to be paid upon due surrender of the Certificate may be paid to such a transferee if the Certificate formerly representing such shares of Common Stock is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c)    Transfers.   At or after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or Parent for transfer, they shall be cancelled and exchanged for a check in the proper amount pursuant to this Article IV.

(d)    Termination of Exchange Fund.   Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company entitled to Merger Consideration for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holders of shares of Common Stock (other than Excluded Common Shares) who have not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of (after giving effect to any required tax withholdings) the Merger Consideration, upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, none of Parent, Merger Sub, the Company, the Paying Agent or any other Person shall be liable to any former holder of shares of Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(e)    Lost, Stolen or Destroyed Certificates.   In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in customary amount and upon such customary terms as may be required by Parent or the Paying Agent as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) of the number of shares of Common Stock represented by such lost, stolen or destroyed Certificate multiplied by the Merger Consideration upon due surrender of such lost, stolen or destroyed Certificate being surrendered. Any affidavit of loss presented pursuant to this Article IV, to be deemed effective, must be in form and substance reasonably satisfactory to the Surviving Corporation.

4.3.    Dissenters' Rights.   Any Person who otherwise would be deemed a Dissenting Stockholder shall not be entitled to receive the Merger Consideration with respect to the shares of Common Stock owned by such Person unless and until such Person shall have failed to perfect or shall have effectively withdrawn or lost such Person's right to dissent from the Merger under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares of Common Stock owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law received by the Company relating to stockholders' rights of appraisal, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal of any such demands.

4.4.    Adjustments to Prevent Dilution.   In the event that the Company changes the number of shares of Common Stock, or securities convertible or exchangeable into or exercisable for shares of Common Stock, issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction, the Merger Consideration shall be equitably adjusted to reflect such change.

4.5.    Treatment of Company Options, Stock-Based Awards and Company Warrants.

(a)    On the terms and subject to the conditions herein set forth, immediately prior to the Effective Time, each stock option to purchase shares of Common Stock then outstanding (each, a "Company Option") shall (i) if unvested, become fully vested and (ii) be converted into the right to receive, upon the exercise thereof and the payment of the exercise price, an amount in cash (without interest) equal to the Merger Consideration multiplied by each share of Common Stock subject to the portion of the Company Option so exercised. Each outstanding Company Option so converted and not exercised prior to the Effective Time shall, immediately following such conversion, be cancelled. The holder of each Company Option so cancelled with an exercise price per share of Common Stock subject to such Company Option that is less than the Merger Consideration shall be entitled to receive from Parent or the Company, as soon as practicable thereafter, an amount of cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Option multiplied by (y) the excess of the amount of the Merger Consideration over the exercise price per share of Common Stock under such Company Option (with the aggregate amount of such payment rounded to the nearest cent), less applicable Taxes, if any, required to be withheld with respect to such payment. The holder of each Company Option so cancelled with an exercise price per share of Common Stock subject to such Company Option that is equal to or greater than the Merger Consideration shall not be entitled to receive any cash from Parent or the Company. From and after the Effective Time, neither the Company nor Parent shall have any obligation with respect to any Company Option except for Parent's cash payment obligation pursuant to the foregoing provisions of this Section 4.5(a).

(b)    Immediately prior to the Effective Time, each share of restricted stock (each, a "Stock-Based Award") granted under the employee and director stock plans of the Company or under any individual consultant, employee or director agreement (the "Company Stock Plans"), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall become fully vested and be treated as an outstanding share of Common Stock under this Agreement.

(c)    On the terms and subject to the conditions herein set forth, at the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub, or holders of warrants to acquire shares of Common Stock ("Company Warrants"), all Company Warrants shall no longer represent the right to receive shares of Common Stock upon the due exercise thereof, and all Company Warrants shall thereafter represent the right to receive, upon due exercise thereof, an amount in cash (without interest) equal to the product of (x) the total number of shares of Common Stock subject to such Company Warrants multiplied by (y) the Merger Consideration per share of Common Stock, less applicable Taxes, if any, required to be withheld with respect to such payment. Upon surrender of such

Company Warrants, such Company Warrants shall no longer be outstanding and shall automatically be cancelled and shall cease to exist and each former holder of such Company Warrants shall cease to have any rights with respect thereto. From and after the Effective Time, neither the Company nor Parent shall have any obligation with respect to any Company Warrant except for Parent's and the Company's cash payment obligation pursuant to the foregoing provisions of this Section 4.5(c).

(d)    Prior to the Effective Time, the Company shall take such actions or cause such actions to be taken as are necessary or advisable to implement the transactions contemplated by this Section 4.5.

ARTICLE V

Representations and Warranties of the Company

Except as set forth in the disclosure schedule delivered by the Company to Parent on the date hereof (the "Company Disclosure Schedule"), the Company hereby represents and warrants to Parent and Merger Sub as follows:

5.1.    Organization, Good Standing and Qualification.   Each of the Company and its Subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). The Company has heretofore delivered or made available to Parent accurate and complete copies of the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws and other organizational documents, as currently in effect, of the Company and each of its Subsidiaries.

As used in this Agreement, (i) "Subsidiary" shall mean, with respect to any party, any corporation, limited liability company, partnership or similar entity, whether domestic or foreign to the United States, of which (x) such party or any other Subsidiary of such party is a general partner or (y) at least a majority of the securities (or other interests having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization) is, directly or indirectly, owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries and (ii) the term "Company Material Adverse Effect" shall mean any change, circumstance, event or occurrence (each, an "Event") that is reasonably expected to: (A) be materially adverse to the business, condition (financial or otherwise, but excluding prospects) or results of operations of the Company and its Subsidiaries, taken as a whole, or (B) prevent or delay beyond the Termination Date the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder; other than, in the case of clause (A), any such Event to the extent resulting from (1) an Event generally affecting the industries in which the Company or its Subsidiaries operate, other than an Event that has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, (2) the economy, the financial or securities markets in general, or political conditions in the United States or any acts of terrorism, military actions or war, other than an Event that has a disproportionate effect on the Company and its Subsidiaries, taken as a whole, or (3) the announcement or pendency of this Agreement or the transactions contemplated hereby.

5.2    Capitalization of the Company and its Subsidiaries.

(a)    The authorized capital stock of the Company consists of 205,000,000 shares of capital stock, including 200,000,000 shares of Common Stock, of which 25,132,077 shares of Common Stock were issued and outstanding as of the close of business on August 5, 2005, 5,000,000 shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock"), none of which Preferred Stock is outstanding as of the date hereof (including 1,917,000 shares of Series A Junior Participating Preferred Stock, par value $0.0001 per share, reserved for issuance in connection with the exercise of preferred stock purchase rights (the "Company Rights") issued pursuant to that certain Rights Agreement, dated October 28, 2002, by and between the Company and American Stock Transfer & Trust (the "Rights Agreement")). All of the outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. The Company has no shares of Common Stock or Preferred Stock reserved for or otherwise subject to issuance, except that (i) as of the close of business on August 5, 2005, there were (x) 3,799,499 shares of Common Stock subject to issuance pursuant to options and (y) 7,000 shares of Common Stock or Common Stock equivalents subject to Stock-Based Awards, in each case outstanding under the plans of the Company identified in Section 5.2 of the Company Disclosure Schedule or the Company Stock Plans and (ii) as of the date hereof, there are 11,343 shares of Common Stock issuable pursuant to Company Warrants. Each of the outstanding shares of capital stock or other ownership interests of each of the Company's Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly owned Subsidiary of the Company, in each case free and clear of any Lien. Except as set forth above, there are no registration rights or preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind which obligate the Company or any of its Subsidiaries to register, issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire from the Company or any of its Subsidiaries, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter. For purposes of this Agreement, "Lien" means, with respect to any asset (including any security) any option, claim, mortgage, lien, pledge, charge, security interest or encumbrance or restrictions of any kind in respect of such asset.

(b)    Section 5.2(b) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the number of shares of Common Stock subject to such Company Option; (ii) the exercise price of such Company Option; and (iii) whether such Company Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. Section 5.2(b) of the Company Schedule sets forth the following information with respect to each Company Warrant outstanding as of the date of this Agreement: (i) the number of shares of Common Stock subject to such Company Warrant; (ii) the exercise price of such Company Warrant; and (iii) the date on which such Company Warrant expires.

(c)    Section 5.2(c) of the Company Disclosure Schedule sets forth the name of each Person (other than direct and indirect wholly-owned Subsidiaries) in which the Company or any of its Subsidiaries owns any equity or similar interest in or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business as of the date of this Agreement, that Person's jurisdiction of incorporation or organization and the percentage of and kind of interest owned.

(d)    There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of any of the capital stock of the Company or any of the Subsidiaries. Other than as set forth on Section 5.2 of the Company Disclosure Schedule, none of the Company or any of its Subsidiaries is obligated under any registration rights or similar agreements to register any shares of capital stock of the Company or any of its Subsidiaries on behalf of any Person.

5.3    Corporate Authority; Approval and Opinion of Company's Financial Advisor.

(a)    The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement, subject only to adoption of this Agreement by its stockholders by the Company Requisite Vote, and to consummate the Merger. The affirmative vote of a majority of the outstanding shares of Common Stock (such affirmative vote, the "Company Requisite Vote"), is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated hereby. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

(b)    The Company Board has (i) upon recommendation by a committee of independent directors (the "Committee"), by unanimous vote of the directors (except for director James Mitarotonda, who abstained from the vote), duly approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby; (ii) received the opinion of its financial advisor, Credit Suisse First Boston LLC, addressed to the Company Board, to the effect that, as of the date of such opinion and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the holders of shares of Common Stock (other than the Parent Companies) is fair from a financial point of view to such holders (other than certain affiliates and associates of Barington Companies Equity Partners, L.P.); (iii) determined that this Agreement and the transactions contemplated hereby are advisable and in the best interests of the holders of shares of Common Stock; (iv) resolved to recommend adoption of this Agreement to the holders of shares of Common Stock (such recommendations being the "Recommendation"); and (v) directed that this Agreement be submitted to the holders of shares of Common Stock for their adoption.

5.4.    Consents and Approvals; No Violations.   No material filing with or notice to, and no material permit, authorization, registration, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency, authority or other entity (a "Governmental Entity") is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the consummation by the Company of the transactions contemplated hereby, except (i) pursuant to the applicable requirements of the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder the "Exchange Act"), (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") or (iv) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters. Neither the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (A) conflict with or result in any breach, violation or infringement of any provision of the respective certificate of incorporation or by-laws (or similar governing documents) of the Company or of any its Subsidiaries, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation, whether written or oral (each a "Contract"), to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, (C) change the rights or obligations of any party under any Contract, or (D) violate or infringe any order, writ, injunction, judgment, arbitration award, agency requirement, decree, law, statute, ordinance, rule or regulation, concession, franchise, permit, license or other governmental authorization or approval (each a "Law") applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (B) or (C) for breaches, violations, infringements, defaults or changes which would not, individually or in the aggregate, have a Company Material Adverse Effect.

5.5.    Compliance with Laws; Licenses.   The businesses of each of the Company and its Subsidiaries have not been conducted in violation of any federal, state, local or foreign Laws, except for such violations that would not, individually or in the aggregate, have a Company Material Adverse Effect. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for such investigations or reviews that would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and its Subsidiaries each has all material governmental permits, licenses, franchises, variances, exemptions, orders issued or granted by a Governmental Entity and all other authorizations, consents and approvals issued or granted by a Governmental Entity necessary to conduct the business of the Company and its Subsidiaries as conducted as of the date hereof (the "Material Licenses"). There is not pending or, to the knowledge of the officers of the Company, threatened before any Governmental Entity any proceeding, notice of violation, order of forfeiture or complaint or investigation against the Company or any of its Subsidiaries relating to any Material License.

5.6.    No Default.   Neither the Company nor any of its Subsidiaries is in default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a default or violation) of any term, condition or provision of (i) its certificate of incorporation or by-laws (or similar governing documents), (ii) any Contract to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound, or (iii) any Law applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of clause (ii) or (iii) of this sentence for violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

5.7.    Company Reports; Financial Statements.

(a)    The Company has made available to Parent each registration statement, report, proxy statement or information statement prepared by it since December 31, 2004 (the "Audit Date"), including (i) the Company's Annual Report on Form 10-K for the year ended December 31, 2004, and (ii) the Company's Quarterly Reports on Form 10-Q for the period ended March 31, 2005, each in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission ("SEC"). The Company has filed and furnished all forms, statements, reports and documents required to be filed or furnished by it with the SEC pursuant to applicable securities statutes, regulations, policies and rules since January 1, 2004 (the forms, statements, reports and documents filed since January 1, 2004, and those filed subsequent to the date of this Agreement, and as amended prior to the date hereof, the "Company Reports"). The Company Reports were prepared in all material respects in accordance with the applicable requirements of the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder (the "Securities Act"), the Exchange Act and complied in all material respects with the then applicable accounting standards. As of their respective dates (and, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. There are no outstanding comment letters or requests for information from the SEC with respect to any Company Report that have been received by the Company.

(b)    Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) filed prior to the date of this Agreement fairly presents, and, if filed after the date of this Agreement, will fairly present, in each case, in all material respects, the consolidated financial position of the Company or any other entity included therein and their respective Subsidiaries, as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders' equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, and, if filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of the Company or any other entity included therein and their respective Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. As of the date hereof, the Company does not intend to restate any of the financial statements contained in the Company Reports filed prior to the date hereof.

(c)    The Company is in compliance in all material respects with the published rules and regulations of the Sarbanes-Oxley Act of 2002, including the rules and regulations promulgated thereunder ("SOX") applicable to it. Neither the Company nor any of its Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

(d)    The Company (i) maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) designed to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure, and (ii) has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date hereof, to the Company's auditors and the audit committee of the Company Board and on Section 5.7 of the Company Disclosure Schedule (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting.

(e)    Since the Audit Date through the date hereof, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the officers of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company.

5.8.    No Undisclosed Liabilities.   Except for (i) liabilities and obligations disclosed, reserved against or provided for in the last audited balance sheet of the Company as of December 31, 2004 or in the notes thereto, (ii) liabilities and obligations disclosed, reserved against or provided for in the last interim unaudited financial statements of the Company as of March 31, 2005 or in the notes thereto, (iii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since March 31, 2005, (iv) liabilities and obligations under this Agreement or (v) other liabilities or obligations which are not material in amount to the Company and its Subsidiaries taken as a whole, neither the Company nor any of its Subsidiaries has any liabilities (whether accrued, contingent, absolute, determined, determinable or otherwise) of a nature required to be set forth, reserved against or disclosed in a consolidated balance sheet of the Company prepared in accordance with GAAP. The Company has no indebtedness for borrowed money.

5.9.    Absence of Certain Changes or Events.   Since the Audit Date, there has not been any Company Material Adverse Effect or any Event which would, individually or in the aggregate, have or result in a Company Material Adverse Effect, and since the Audit Date and through the date hereof, the Company and its Subsidiaries have conducted their business only in the ordinary course of such businesses in all material respects.

5.10.    Litigation.   There is no civil, criminal or administrative suit, claim, hearing, inquiry, action, proceeding or investigation (each an "Action") pending or, to the knowledge of the Company, threatened against, affecting or involving the Company or any of its Subsidiaries or any of their respective properties or assets, or which would make the Company or any of its Subsidiaries a party in such Action, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. To the knowledge of the Company, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree. Section 5.10 of the Company Disclosure Schedule sets forth each pending or, to the knowledge of the Company as of the date hereof, threatened Action.

5.11.    Significant Contracts.   True and correct copies have been made available to Parent of all contracts, agreements, guarantees, notes, mortgages, indentures, leases, licenses or other obligations (each a "Contract") to which the Company or any of its Subsidiaries is a party and which fall within any of the following categories: (A) any Contract relating to indebtedness for borrowed money or any financial guaranty; (B) any Contract that limits the ability of the Company or any of its Subsidiaries to compete in any business line or in any geographic area; (C) any material Contract that is terminable by the other party or parties upon a change in control of the Company or any of its Subsidiaries; (D) any Contract that requires aggregate future expenditures or guaranteed receipts by the Company or any of its Subsidiaries of more than $400,000 in any one-year period; (E) any material Contract with respect to any Intellectual Property (other than customer contracts); (F) any Contract that by its terms limits the payment of dividends or other distributions by the Company or any of its Subsidiaries; (G) any joint venture or partnership agreement; (H) any Contract that grants any right of first refusal or right of first offer or similar right or that purports to limit the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of a material amount of assets or any material business; (I) any credit card association agreements; (J) any material Lease; and (K) any Contract required to be described in any Company Report (the "Significant Contracts"). Section 5.11 of the Company Disclosure Schedule sets forth a true and complete list of the Significant Contracts. The Significant Contracts are in full force and effect and, upon consummation of the Merger, shall continue in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence. Neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in breach of or in default under any such Contract, except for such breaches and defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect.

5.12.    Disclosure Documents.   The proxy statement and all related SEC filings (the "Proxy Materials") relating to the Merger and the other transactions contemplated hereby, to be filed by the Company with the SEC in connection with seeking the adoption of this Agreement by the Company stockholders will not, at the date first mailed to shareholders of the Company or at the time of the Stockholders Meeting (other than with respect to any information supplied by Parent or Merger Sub for inclusion therein) contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will cause the Proxy Materials to comply as to form in all material respects with the requirements of the Exchange Act applicable thereto. No representation is made by the Company with respect to statements made in the Proxy Materials based on information supplied by Parent or Merger Sub specifically for inclusion therein.

5.13.    Employee Benefit Plans.

(a)    Section 5.13 of the Company Disclosure Schedule sets forth a complete list of all material "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other employee benefit or compensation plans, policies, agreements, programs, and arrangements, written or unwritten and including any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, policy, agreement, program or arrangement, that are sponsored or maintained by the Company, any Subsidiary of the Company or to which the Company or any Subsidiary of the Company is a party or obligated to contribute, or with respect to which the Company or any of its Subsidiaries has any material liability, contingent or otherwise. Each plan, policy, agreement, program or arrangement required to be set forth on Section 5.13 of the Company Disclosure Schedule pursuant to the foregoing is referred to herein as a "Benefit Plan."

(b)    True, correct and complete copies of the following documents, with respect to each Benefit Plan, have been delivered or made available to Parent by the Company: (i) the Benefit Plan document (or a summary of any unwritten Benefit Plan) and related trust documents, insurance contract or other funding vehicle, and any amendments to the any of the foregoing; (ii) if applicable, the most recent Annual Report (Form 5500 Series) and accompanying schedules; (iii) if applicable, the current summary plan description, together with any summary or summaries of material modifications thereto; (iv) if applicable, the most recent annual financial report and/or actuarial valuation; (v) all material correspondence to or from any Governmental Entity received in the last three years; and (vi) all material written agreements and contracts currently in effect, including administrative service agreements, group annuity contracts and group insurance contracts.

(c)    Neither the Company nor any Subsidiary of the Company is or will be required to provide medical or other welfare benefits to employees, directors, former employees, former directors, or retirees after their termination of employment or service, other than pursuant to applicable Law or individual agreements that are not material.

(d)    Each Benefit Plan that is intended to qualify under Section 401 of the Code, and each trust maintained pursuant thereto, has received a currently effective favorable determination letter from the Internal Revenue Service, and no circumstances exist and no events have occurred with respect to the operation of any such Benefit Plan that would be reasonably expected to cause the loss of such qualification.

(e)    All Benefit Plans have been maintained and administered, in all material respects, in accordance with their terms and in accordance with all applicable Laws (including ERISA and the Code). There are no pending or threatened claims against or with respect to any of the Benefit Plans, any related trusts, any Benefit Plan sponsor or plan administrator, or any fiduciary of the Benefit Plans with respect to the operation of such plans (other than routine benefit claims), except for such claims as would not, individually or in the aggregate, have a Company Material Adverse Effect. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in all material respects in accordance with all applicable Laws, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

(f)    Section 5.13 of the Company Disclosure Schedule sets forth any contract, plan or arrangement covering any employee or former employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by the Company or such Subsidiary by reason of Section 280G of the Code. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (either alone of in conjunction with another event, such as a termination of employment) will (i) result in any payment becoming due to any current or former director or current or former employee of the Company or any of its Subsidiaries under any Benefit Plan or otherwise, (ii) increase any benefits otherwise payable under any Benefit Plan, (iii) result in any acceleration of the time of payment or vesting of any such benefits, or (iv) trigger any obligation to fund any Benefit Plan. For purposes of this Section, the term "payment" shall include any payment, acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits.

(g)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no plan currently or in the past six years maintained, sponsored, contributed to or required to be contributed to by the Company, any of its Subsidiaries, or any of their respective current or former ERISA Affiliates is or in the past six years was (1) a "multiemployer plan" as defined in Section 3(37) of ERISA, (2) a plan described in Section 413 of the Code, (3) a plan subject to Title IV of ERISA, (4) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, or (5) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code. The term "ERISA Affiliate" means any Person that, together with the Company or any of its Subsidiaries, would be deemed a "single employer" within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(h)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is subject to any liability or penalty under Sections 4975 through 4980B of the Code or Title I of ERISA. The Company and its Subsidiaries have complied with all applicable health care continuation requirements in Section 4980B of the Code and in ERISA. No "Prohibited Transaction," within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan.

5.14.    Intellectual Property.

(a)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all Owned Intellectual Property is valid and subsisting, (ii) no Owned Intellectual Property is subject to any outstanding order, judgment or decree adversely affecting the use thereof or rights thereto, as applicable, and (iii) the Company is the exclusive owner of all Owned Intellectual Property free of any Lien. Neither the Company nor any of its Subsidiaries has granted or agreed to grant any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Intellectual Property that is material Owned Intellectual Property, to any third Person.

(b)    The Owned Intellectual Property together with the Licensed-In Intellectual Property constitutes all of the Intellectual Property necessary to the conduct of the business of the Company and its Subsidiaries in all material respects as conducted as of the date hereof. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, no Owned Intellectual Property, Contract for Intellectual Property or Contract for IT Assets has lapsed, expired or been abandoned or cancelled, or is subject as of the date hereof to any pending, or threatened, opposition, cancellation, interference, public protest or other proceeding and no such item, requires within six months immediately following the date of this Agreement that any material action to taken to maintain or preserve such item.

(c)    Section 5.14(c) of the Company Disclosure Schedule lists all Company Registered IP as of the date hereof and the jurisdiction(s) in which each such item of Company Registered IP was or is filed or registered, including the respective application or registration numbers and dates. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each item of Company Registered IP is in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and is, to the Company's knowledge as of the date hereof, valid and subsisting.

(d)    To the best of the Company's knowledge, the Company Products and Services and the conduct of the business by the Company and its Subsidiaries have not infringed and do not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third Person. Except as set forth on Section 5.4(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has received at any time within the past 36 months in writing any charge, complaint, claim, demand or notice of any material legal action against the Company or any indemnitee of the Company concerning the ownership, validity, registerability, enforceability, infringement, use or licensed right to use any Owned Intellectual Property, Licensed-In Intellectual Property, Company Products and Services or IT Assets.

(e)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, in the past 24 months, neither the Company nor any of its Subsidiaries has brought any actions or lawsuits alleging (i) infringement of any of the Owned Intellectual Property or (ii) breach of any Contract authorizing another Person to use the Owned Intellectual Property or Company Products and Services, and, to the Company's knowledge as of the date hereof, there is no infringement of any Owned Intellectual Property or material breach of any Contract authorizing another Person to use the Owned Intellectual Property.

(f)    Other than licenses for Public Software, Section 5.14(f) of the Company Disclosure Schedule lists all material Contracts to which the Company or any of its Subsidiaries is a party and pursuant to which the Company or any of its Subsidiaries is authorized to use any Licensed-In Intellectual Property that is incorporated into or material to the development, support and distribution of Company Products and Services that the Company or its Subsidiaries offer or support as of the date hereof. No Public Software has been used in the operation of the business of the Company and its Subsidiaries in a manner which would require that source code to be distributed to the public or made available at no charge. The Company has delivered or made available to Parent copies of all Contracts identified above.

(g)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the execution, delivery and performance by the Company of the transactions contemplated by this Agreement will not alter, impair, diminish, result in the payment of material additional amounts or material royalties for or result in the loss of any rights or interests of the Company in any Owned Intellectual Property or any IT Assets.

(h)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and its Subsidiaries have taken reasonable steps to protect and preserve their respective trademarks patents and, to the knowledge of the Company, have taken reasonable steps to protect and preserve the confidentiality of confidential information and trade secrets. The Company and its

Subsidiaries have and enforce a policy requiring each employee and consultant of the Company or any of its Subsidiaries to execute a proprietary rights and confidentiality agreement substantially in the forms provided to Parent.

As used herein,

1.    "Company Products and Services" means all products or services sold, distributed or otherwise made available to customers by the Company or any of its Subsidiaries as of the date hereof.

2.    "Company Registered IP" means all Intellectual Property that is the subject of an application, certificate, filing, or registration issued by, filed with, or recorded by, any U.S. or foreign government or other Governmental Entity, and that is owned by, filed in the name of, or applied for by, the Company or any of its Subsidiaries, in each case, as of the date hereof.

3.    "Computer Software" means all computer software and databases (including source code, object code and all related documentation).

4.    "Intellectual Property" means, collectively, all United States and foreign (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a's, Internet domain names, logos, symbols, trade dress, assumed names, fictitious names, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) all patents and registrations and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) material trade secrets and confidential information and proprietary know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs and supplier lists; and (iv) published and unpublished works of authorship, whether copyrightable or not, copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof.

5.    "IT Assets" means ownership license rights for use of the computers, Computer Software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment and elements, and associated documentation, in each case, which are necessary for the operation of the business of the Company or any of its Subsidiaries as conducted as of the date hereof.

6.    "Licensed-In Intellectual Property" means the Intellectual Property which is licensed to or otherwise made available for use by the Company or any of its Subsidiaries as of the date hereof pursuant to any Contracts for Intellectual Property.

7.    "Owned Intellectual Property" means the Intellectual Property owned by the Company or any of its Subsidiaries as of the date hereof, including any such Intellectual Property created by the Company or any of its Subsidiaries, employees or contractors and excluding, for the avoidance of doubt, any Licensed-In Intellectual Property.

8.    "Public Software" means any Computer Software that contains, or is derived in any manner (in whole or in part) from, any Computer Software that is distributed as free software, open source software or no-license-cost software (e.g., Linux, Jboss), including software licensed or distributed under any of the following licenses or distribution models: (i) GNU's General Public License (GPL) or Lesser General Public License (LGPL), (ii) Open Source Initiative certified software license, (iii) the Mozilla Public License, (iv) the Sun Community Source License (SCSL), (v) the BSD License, and (vi) the Apache License.

5.15.    Taxes.   Except as would not, individually or in the aggregate, have a Company Material Adverse Effect:

(a)    The Company and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate.

(b)    Other than Taxes not yet due and payable or for which adequate reserves have been provided on the financial statements contained in the Company Reports, the Company and each of its Subsidiaries have paid or caused to be paid all Taxes that are required to be paid and have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, stockholder, creditor or other third party.

(c)    All deficiencies asserted in writing or assessments made as a result of any examinations or other audits by federal, state, local or foreign taxing authorities have been paid in full, settled, or adequately provided for in the financial statements contained in the Company Reports filed on or prior to the date of this Agreement. Neither the Company nor any of its Subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax. No audit or other examination of any Tax Return of the Company or any of its Subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its Subsidiaries been notified in writing of any request for such an audit or other examination and no adjustment relating to any Tax Returns filed or required to be filed by the Company or any of its Subsidiaries has been proposed in writing by any Tax authority to the Company or any of its Subsidiaries.

(d)    Neither the Company nor any of its Subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Tax Return (other than Tax Returns which include only the Company and any of its Subsidiaries) under any federal, state, local or foreign law. No written claim has ever been made by a Tax authority in a jurisdiction where the Company or any of its Subsidiaries do not file Tax return that any of the Company or its Subsidiaries is or may be subject to a Tax liability in that jurisdiction.

(e)    The Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the two years prior to the date of this Agreement.

(f)    Neither the Company nor any of its Subsidiaries has been a party to a "reportable transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(1), a transaction that is or is substantially similar to a "listed transaction," as such term is defined in Treasury Regulations Section 1.6011-4(b)(2) or any other transaction requiring disclosure under analogous provisions of state or local Tax law.

For purposes of this Agreement (i) the term "Tax" or "Taxes" means all federal, state, local and foreign income, profits, franchise, gross receipts, stamp, payroll, employment, use, property, withholding, excise, and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts, and (ii) the term "Tax Return" means all returns and reports required to be filed with, or supplied to, any federal, state, local or foreign tax authority with respect to Taxes. It is agreed and understood that the only representations and warranties provided by the Company hereunder regarding Taxes are Sections 5.13 and 5.15.

5.16.    Related Party Transactions.   Except as set forth in the Company Reports filed prior to the date hereof, no director, officer or controlled affiliate of the Company (a) has outstanding any material indebtedness or other similar obligations to the Company or any of its Subsidiaries, (b) owns any material direct or indirect interest of any kind (other than the ownership of less than 5% of the stock of a publicly traded company) in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to materially participate in the management, operations or profits of, any Person or entity which is a party to any material transaction to which the Company or any of its Subsidiaries is a party or (c) is otherwise a party to any material contract, arrangement or understanding with the Company or any of its Subsidiaries.

5.17.    Illegal Payments, Etc.   In the conduct of their business, neither the Company nor any of its Subsidiaries has, nor has any of their respective directors, officers, employees or agents, (a) directly or indirectly, given, or agreed to give, any gift, contribution, payment or similar benefit that is or was illegal under applicable Law to any supplier, customer, governmental official or other Person who was, is or may be in a position to help or hinder the Company or any of its Subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable Law, or reimbursed any political gift or contribution that is or was illegal under applicable Law made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

5.18.    Title to Property.

(a)    Neither the Company nor any of its Subsidiaries owns any real property as of the date hereof. Section 5.18 of the Company Disclosure Schedule sets forth as of the date hereof a list of all real property currently leased by the Company and any of its Subsidiaries, the name of the lessor, the date of the lease and each amendment thereto (the "Leases"). Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) all the Leases are in full force and effect without penalty, acceleration, termination, repurchase right or other adverse consequence on account of the execution, delivery and performance of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby, and (ii) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any other party, is in breach of or in default under any such Lease.

(b)    Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company and each of its Subsidiaries have good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, real, personal and mixed, used or held for use in its business, free and clear of all Liens except for (i) Liens for Taxes not yet due and payable and (ii) statutory Liens which arise in the ordinary course of business, are not material in amount and do not materially impair the Company's or its Subsidiaries' ownership or use of such properties and assets.

5.19.    Insurance.   Section 5.19 of the Company Disclosure Schedule lists all insurance policies covering the assets, business, equipment, properties, operations, employees, directors and officers, and product warranty and liability claims that the Company maintains for itself and its Subsidiaries as of the date hereof. All such insurance policies are in full force and effect in all material respects, all premiums due and payable thereon have been paid, and the Company and its Subsidiaries are otherwise in compliance in all material respects with the terms and conditions of such policies.

5.20.    Takeover Statutes; Charter Provisions.   The Company Board, upon recommendation by the Committee, has approved the Merger and this Agreement, and such approval is sufficient to render inapplicable to the Merger and this Agreement the limitations on business combinations contained in any restrictive provision of any "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation (including Section 203 of the DGCL to the extent applicable) ("Takeover Statute") or restrictive provision of any applicable anti-takeover provision in the Company's Amended and Restated Certificate of Incorporation or By-laws. No other state takeover statute or similar statute or regulation or other comparable takeover provision of the Company's Amended and Restated Certificate of Incorporation or Amended and Restated By-Laws applies to the Merger, this Agreement or any of the transactions contemplated by this Agreement.

5.21.    Brokers.   No broker, finder or investment banker (other than Credit Suisse First Boston LLC) is entitled to any brokerage, finders' or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished Parent with a complete and correct copy of all agreements between the Company and Credit Suisse First Boston LLC pursuant to which such firm would be entitled to any fee or commission relating to the transactions contemplated hereby.

5.22.    Rights Agreement.   The Company or the Company Board, as the case may be, has (a) taken all necessary actions so that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in a "Distribution Date" (as defined in the Rights Agreement) or "Share Acquisition Date" or result in Parent being an "Acquiring Person" (as defined in the Rights Agreement) and (b) amended the Rights Agreement to (i) render it inapplicable to this Agreement and the transactions contemplated hereby and (ii) provide that the "Final Expiration Date" (as defined in the Rights Agreement) shall occur immediately prior to the Closing.

ARTICLE VI

Representations and Warranties
of Parent and Merger Sub

Parent and Merger Sub hereby represent and warrant to the Company as follows:

6.1.    Organization, Good Standing and Qualification.   Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite corporate or other power and authority to own, lease and operate its properties and assets and to carry on its businesses as now being conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its properties or assets or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has heretofore delivered or made available to the Company accurate and complete copies of the Certificate of Incorporation and By-Laws (or similar governing documents), as currently in effect, of Parent and Merger Sub.

6.2.    Authority Relative to This Agreement.   Each of Parent and Merger Sub has all necessary corporate power and authority, and has taken all action necessary, to execute, deliver and perform under this Agreement and to consummate the transactions contemplated hereby in accordance with the terms hereof. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub, and assuming due authorization, execution and delivery hereof by the Company, constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms except for (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and (ii) the effect of equitable principles of general application.

6.3    Consents and Approvals; No Violations.   No filing with or notice to, and no permit, authorization, registration, consent or approval of, any Governmental Entity is required on the part of Parent or Merger Sub or any of their Subsidiaries for the execution, delivery and performance by Parent and Merger Sub of this Agreement or the consummation by Parent or Merger Sub of the transactions contemplated hereby, other than (i) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger pursuant to the DGCL, (iii) compliance with the HSR Act, or (iv) compliance with any applicable requirements of laws, rules and regulations in other foreign jurisdictions governing antitrust or merger control matters. Neither the execution, delivery and performance of this Agreement by Parent or Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will (A) conflict with or result in any breach, violation or infringement of any provision of the respective certificate of incorporation or by-laws (or similar governing documents) of Parent or Merger Sub, (B) result in a breach, violation or infringement of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to the creation of any Lien or any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any Contract to which Parent or Merger Sub is a party or by which any of them or any of their respective properties or assets may be bound, (C) change the rights or obligations of any party under any Contract, or (D) violate or infringe any Law applicable to Parent or Merger Sub, except in the case of (B) or (C) for breaches, violations, infringements, defaults or changes which would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

6.4.    Merger Sub.   All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

6.5.    Disclosure Documents.   None of the information supplied or to be supplied by Parent or Merger Sub specifically for inclusion in the Proxy Materials, at the date it is first mailed to stockholders of the Company or at the time of the Stockholders Meeting contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any information so provided by Parent or Merger Sub that subsequently changes or becomes incomplete or incorrect to the extent such changes or failure to be complete or correct are promptly disclosed to the Company, and Parent and Merger Sub reasonably cooperate with the Company in preparing, filing or disseminating updated information to the extent required by Law.

6.6.    Availability of Funds.   Parent shall have available at the Effective Time sufficient funds to enable it to consummate the Merger. Parent and Merger Sub have delivered to the Company true and complete copies of a binding commitment letter from Vector Capital Corporation, dated as of the date hereof (the "Equity Financing Commitment Letter," and the financing to be provided thereunder, the "Acquisition Financing"). The proceeds from such Acquisition Financing, together with the cash of the Company immediately after the Closing, constitute all of the financing required to be provided by Parent and Merger Sub for the consummation of the Merger and the transactions contemplated by this Agreement, including any funds necessary to pay the Merger Consideration upon consummation of the Merger. The obligations to fund pursuant to the Equity Financing Commitment Letter are not subject to any condition other than as set forth in the Equity Financing Commitment Letter. As of the date hereof, the Equity Financing Commitment Letter is in full force and effect and has not been withdrawn or terminated or otherwise amended or modified in any respect.

6.7    Solvency of the Company Following the Merger.   As of the date hereof, to the knowledge of Parent and Merger Sub, immediately after the Effective Time and after giving effect to the Merger and the transactions contemplated by this Agreement and assuming (w) the accuracy of the Company's representations and warranties contained in Article V of this Agreement, (x) compliance by the Company of its obligations under this Agreement, (y) the projections of performance of the Company and each of its Subsidiaries provided by the Company to Parent reflect the actual future performance of the Company and each of its Subsidiaries and (z) the accuracy and completeness in all material respects of the due diligence materials provided to Parent prior to the date hereof by or on behalf of the Company, to the extent such materials relate to financial matters and solvency, the Company and each of its Subsidiaries will not (i) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair market value of its assets or because the fair saleable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), (ii) have unreasonably small capital with which to engage in its business or (iii) have incurred debts beyond its ability to pay as they become due.

ARTICLE VII

Covenants

7.1.    Interim Operations.

(a)    Except as set forth in the corresponding section of the Company Disclosure Schedule (including the capital expenditure, spending and other budgets contained therein) or otherwise as expressly provided hereby, subject to applicable law, the Company covenants and agrees as to itself and its Subsidiaries that, from the date of this Agreement until the Effective Time, the business of it and its Subsidiaries shall be conducted only in the ordinary course of business consistent with past practice and, to the extent consistent therewith, it and its Subsidiaries shall use their respective reasonable best efforts to preserve its business organization intact and maintain its existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, the Company will not and will not permit its Subsidiaries to (unless Parent shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed):

(i)    adopt or propose any change in its certificate of incorporation or by-laws (or similar governing documents);

(ii)    merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company that are not obligors or guarantors of third party indebtedness;

(iii)    acquire assets from any other Person with a value or purchase price in the aggregate in excess of $500,000 other than acquisitions pursuant to Contracts to the extent in effect immediately prior to the execution of this Agreement (other than any such Contract that is a Significant Contract but is not listed on Section 5.11 of the Company Disclosure Schedule or a true and correct copy of which was not previously made available to Parent prior to the date hereof);

(iv)    other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 7.1(a)(iv) of the Company Disclosure Schedule, and other than the issuance of shares of Common Stock upon the exercise of outstanding Company Options or Company Warrants and pursuant to other Stock-Based Awards granted under other Company equity-based compensation plans, in each case, outstanding on the date hereof, disclosed pursuant to Section 5.2 and in accordance with their terms, issue, sell, pledge, dispose of, grant, transfer, lease, license, guarantee, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary), or securities convertible or exchangeable or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v)    create or incur any Lien on assets of the Company or any of its Subsidiaries that is material, individually or in the aggregate, to the Company;

(vi)    other than pursuant to Contracts to the extent in effect as of immediately prior to the execution of this Agreement and set forth in Section 7.1(a)(vi) of the Company Disclosure Schedule, make any loan, advance or capital contribution to or investment in any Person (other than a wholly-owned Subsidiary of the Company) in excess of $10,000 in the aggregate;

(vii)    declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary of the Company to the Company or to any other direct or indirect wholly-owned Subsidiary of the Company and periodic dividends and other periodic distributions by non-wholly-owned Subsidiaries in the ordinary course of business consistent with past practice) or enter into any agreement with respect to the voting of its capital stock;

(viii)    reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock except the acceptance of shares of Company Common Stock as payment of the exercise price of stock options or for withholding taxes incurred in connection with the exercise of Company Stock Options or the vesting of restricted stock or other Company Stock-Based Awards, in each case in accordance with past practice and the terms of the applicable award;

(ix)    waive any stock repurchase rights; accelerate, amend or change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans; or authorize cash payments in exchange for any options granted under any of such plans (other than pursuant to cashless exercise provisions in effect on the date hereof);

(x)    incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, issue or sell any securities or warrants or other rights to acquire any security of the Company or any of its Subsidiaries, or enter into any "keep well" or other agreement to maintain any financial statement condition, except, in the case of each of the foregoing, arrangements by and between any direct or indirect wholly-owned Subsidiary of the Company and the Company or any other direct or indirect wholly-owned Subsidiary of the Company;

(xi)    make or authorize any capital expenditure, except as disclosed in Section 7.1(a) of the Company Disclosure Schedule, or any operating expenditure other than in the ordinary course of business and consistent with the operating budgets disclosed in Section 7.1(a) of the Company Disclosure Schedule;

(xii)    other than as otherwise permitted by this Agreement, enter into any Contract that would have been a Significant Contract had it been entered into prior to the execution of this Agreement;

(xiii)    amend or modify in any material respect, or terminate or waive any material right or benefit under, any Significant Contract;

(xiv)    except as required by GAAP or the applicable Law, make any change in financial accounting methods, principles or practices;

(xv)    settle any litigation or other proceedings before or threatened to be brought before a Governmental Entity for an amount in excess of $50,000 or which would be reasonably likely to have any adverse impact on the operations of the Company or any of its Subsidiaries or on any current or future litigation or other proceeding of the Company or any of its Subsidiaries;

(xvi)    pay, discharge, settle or satisfy any liabilities or obligations of any nature, other than any payment, discharge, settlement or satisfaction (A) required by applicable Law, (B) in the ordinary course of business or (C) in accordance with their terms, of liabilities or obligations recognized or disclosed in the most recent financial statements (or the notes thereto) of the Company included in the Company Reports or incurred since the Audit Date;

(xvii)    waive the benefits of, agree to modify in any manner, terminate, release any person from, or knowingly fail to use reasonable efforts to enforce, the confidentiality or nondisclosure provisions of any Significant Contract to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a named third party beneficiary;

(xviii)    cancel or fail to use commercially reasonable efforts to renew, without reasonable substitutes, any insurance policy naming the Company or any of its Subsidiaries as a beneficiary or loss payee;

(xix)    sell, lease, license, or otherwise dispose of any assets of the Company or its Subsidiaries except for ordinary course sales of products or services provided in the ordinary course of business consistent with past practice or obsolete assets, and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $250,000 in the aggregate, other than pursuant to Contracts in effect prior to the execution of this Agreement (other than any such Contract that is a Significant Contract but is not listed on Section 5.11 of the Company Disclosure Schedule or a true and correct copy of which was not previously made available to Parent prior to the date hereof);

(xx)    except as required pursuant to existing written, binding agreements or Benefit Plans in effect prior to the execution of this Agreement and set forth in Sections 5.13 or 7.1(a)(xx) of the Company Disclosure Schedule, or as otherwise required by Law or with respect to new hires below the officer level (except with respect to clause (6) below, which will be applicable to all new hires), (1) enter into any new employment or compensatory agreements with any officer, employee or director of the Company or any of its Subsidiaries (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or any of its Subsidiaries); provided that, with respect to any new officer that will replace a former officer, the overall compensatory package of such officer is no less favorable (in terms of compensation, severance, duration and other matters) than the former officer whom the new officer will replace; (2) promote any employee, other than promotions on terms that are no more favorable (in terms of compensation, severance, duration and other matters) than the terms upon which any employee previously serving in the applicable capacity was entitled; or (3)

increase the compensation or employee benefits of any officer, employee, consultant, or director of the Company or any of its Subsidiaries, except, with respect to employees only, for increases in the ordinary course of business consistent with past practice (including timing of increases); or (4) hire any officer or director, except in connection with the replacement of an officer whose employment has terminated, provided the overall compensatory package of such officer is no less favorable (in terms of compensation, severance, duration and other matters) than the terminated officer; or (5) adopt or amend any Benefit Plan in any respect that would materially increase the cost of such Benefit Plan to the Company, or accelerate vesting or payment under, any Benefit Plan; or (6) agree or commit to provide severance benefits to any newly hired officer, employee or director of the Company or any of its Subsidiaries other than as required by Benefit Plans set forth on Section 5.13 of the Company Disclosure Schedules;

(xxi)    engage in the conduct of any new line of business, other than as expressly permitted by Section 7.1(a)(iii) of the Company Disclosure Schedule (other than any new product or service offerings reflected on the capital expenditure, spending and other budgets);

(xxii)    manage working capital other than in the ordinary course of business consistent with past practice, including extending the payment of accounts payable, accelerating the collection of accounts receivable; or

(xxiii)    agree, resolve or commit to do any of the foregoing.

7.2.    Acquisition Proposals.

(a)    The Company agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney, consultant or accountant ("Representatives") retained by it or any of its Subsidiaries) not to, directly or indirectly, initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal or offer with respect to: (i) a merger, reorganization, share exchange, consolidation or similar transaction involving the Company; (ii) any purchase of any material equity interest in the Company or of any material portion of the assets of the Company and its Subsidiaries, taken as a whole, other than the sale of its products in the ordinary course of business consistent with past practice; (iii) the adoption by the Company of a plan of liquidation or the declaration or payment of an extraordinary dividend; (iv) the repurchase by the Company or any of its Subsidiaries of any of the outstanding shares of Common Stock; or (v) any combination of the foregoing (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall cause its and its Subsidiaries' Representatives not to, directly or indirectly, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise knowingly encourage or facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, that nothing contained in this Section 7.2(a) shall prevent the Company or the Company Board from (x) complying with its disclosure obligations under Sections 14d-9 and 14e-2 of the Exchange Act with regard to an Acquisition Proposal (provided that neither the Company, the Company Board nor the Committee shall withdraw, modify or qualify the Recommendation or recommend an Acquisition Proposal except as permitted by clause (C) below); and (y) at any time prior to, but not after, the condition set forth in Section 8.1(a) has been satisfied, (A) providing information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal that constitutes or is reasonably likely to lead to a Superior Proposal (as defined below) if the Company receives from the Person so requesting such information an executed confidentiality agreement on customary terms that are substantially similar to those of the Confidentiality Agreement entered into by and between the Company and the Parent, dated June 22, 2005 (the "Confidentiality Agreement"), other than with respect to Section 9 of the Confidentiality Agreement; (B) engaging in any negotiations or discussions with any Person who has made an unsolicited bona fide written Acquisition Proposal that constitutes or is reasonably likely to lead to a Superior Proposal if the Company receives from such Person an executed confidentiality agreement as described in (A) above; or (C) withdrawing, modifying or qualifying the Recommendation and recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the

Company, in each case, if and only to the extent that, (I) in each such case referred to in clause (A), (B) or (C) above, (x) neither the Company nor its Subsidiaries nor any of their respective Representatives shall have violated any of the restrictions set forth in this Section 7.2(a) in connection with such Acquisition Proposal and (y) the Company Board determines in good faith after consultation with outside legal counsel that taking such action is necessary to comply with the Company directors' fiduciary duties under applicable Law; and (II) in the case of clause (C), Parent shall have had written notice of the Company Board's intention to take the action referred to in clause (C) at least three business days prior to the taking of such action by the Company Board, and during such three business-day period, the Company and its advisors shall have negotiated in good faith with Parent to make such modifications to this Agreement such that such Acquisition Proposal would no longer constitute a Superior Proposal and the Company Board fully considers any such modifications and nonetheless concludes in good faith that such Acquisition Proposal would constitute a Superior Proposal (it being understood and agreed that any amendment to the consideration or any other material term of a Superior Proposal shall require a new written notice of the Superior Proposal to Parent and a new three-business-day period, provided that if Parent has previously notified the Company in writing of its refusal to adjust the Merger Consideration and in response to an Acquisition Proposal the Company Board has previously determined that the Acquisition Proposal would constitute a Superior Proposal, then if the third party further increases its consideration, there shall not be required an additional three-business-day period). For purposes of this Agreement, a "Superior Proposal" shall mean an Acquisition Proposal that involves the acquisition of a majority or more of the outstanding voting securities of the Company or any sale, lease, exchange, transfer, license or acquisition of substantially all of the assets of the Company on terms that the Company Board determines in good faith (w) is reasonably likely to be consummated, in light of all relevant legal, financial, regulatory and other aspects of such Acquisition Proposal, including the identity of the Person making such Acquisition Proposal, (x) after consultation with its independent financial advisor, would, if consummated, result in a more favorable transaction from a financial point of view than the transaction contemplated by this Agreement (taking into account any new definitive and binding proposals by Parent), (y) after consultation with its independent financial advisor, is made by a Person that has the financial capability (including borrowing capacity or committed financing) to consummate such Acquisition Proposal, and (z) is not subject to any due diligence condition.

(b)    The Company agrees that it will notify Parent promptly and in any event within one business day if an Acquisition Proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated with, it or any of its Representatives, indicating, in connection with such notice, the material terms and conditions of such Acquisition Proposal, and thereafter shall keep Parent fully informed of any significant changes in the status and terms of any such Acquisition Proposal. The Company agrees that, contemporaneously with furnishing any information to such Person, the Company will furnish such information to Parent (unless Parent has already had access to, or received, such information, in which case the Company will notify Parent that such information has been provided to such Person).

(c)    The Company will, and will cause its Subsidiaries and its and their Representatives to, immediately cease and cause to be terminated any existing activities, discussions, or negotiations with any Persons other than Parent conducted prior to the date hereof with respect to any Acquisition Proposal.

7.3.    Stockholder Meeting; Proxy Material.

(a)    The Company shall duly call and shall use its reasonable best efforts to hold a meeting of its stockholders (the "Stockholders' Meeting") for the purpose of obtaining the approval of this Agreement and the Merger by the Company stockholders required to satisfy the conditions set forth in Section 8.1(a) as promptly as practicable. The Company agrees that, unless otherwise required by applicable Law, it shall hold the Stockholders' Meeting prior to its next Annual Meeting. In connection with the Stockholders Meeting, the Company will (i) as promptly as practicable, prepare and file with the SEC the Proxy Materials to the Merger and the other transactions contemplated hereby, (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will provide copies of such comments to Parent and Merger Sub promptly upon receipt, (iii) as promptly as reasonably practicable, prepare and file (after Parent and Merger Sub have had a reasonable opportunity to review and comment on) any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law, (iv) use its reasonable best efforts to have cleared by the SEC, and will thereafter mail to its stockholders as promptly as reasonably practicable, the Proxy Materials and all other customary proxy or other materials for meetings such as the Stockholders Meeting, (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the Company stockholders any supplement or amendment to the Proxy Materials if any event shall occur which requires such action at any time prior to the Stockholders Meeting and (vi) otherwise comply with all requirements of Law applicable to the Stockholders Meeting and the Merger. The Company will provide Parent and Merger Sub an opportunity to review and comment upon the Proxy Materials , or any amendments or supplements thereto, or any SEC comments received with respect thereto, prior to filing the same with the SEC.

(b)    Subject to the terms of this Agreement, the Recommendation of the Company Board shall be included in the Proxy Materials, and the Company Board shall use reasonable best efforts to take all action to solicit the adoption of this Agreement by the holders of shares of Common Stock. The Company's obligation to call, give notice of, convene and hold the Stockholders' Meeting in accordance with this Section 7.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal, or by any change in the Recommendation unless this Agreement is earlier terminated in accordance with Article IX. During the term of this Agreement, the Company shall not submit to the vote of its stockholders any Acquisition Proposal.

7.4.    Reasonable Best Efforts; Cooperation.

(a)    Upon the terms and subject to the conditions of this Agreement, each of Parent, Merger Sub and the Company agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable Laws to consummate and make effective the transactions contemplated hereby as promptly as practicable including, but not limited to, (i) preparing and filing all forms, registrations and notices required to be filed to consummate the transactions contemplated hereby (including making or causing to be made the filings required under the HSR Act as promptly as practicable) and the taking of such actions as are necessary to obtain any approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity that are necessary for the consummation of the transactions contemplated hereby, (ii) cooperating with the other in connection with the preparation and filing of any such forms, registrations and notices (including, with respect to the party hereto making a filing, providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith) and in connection with obtaining any requisite approvals, consents, orders, exemptions or waivers by any third party or Governmental Entity, (iii) satisfying the conditions to the consummation of the Merger set forth in Article VIII, and (iv) executing any additional instruments, including the Certificate of Merger, necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement and the applicable provisions of the DGCL, each party hereto agrees to use reasonable best efforts to cause the Effective Time to occur as soon as practicable after the adoption by the stockholders of the Company of the Merger, this Agreement the other transactions contemplated by this Agreement at the Stockholders Meeting. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall use reasonable best efforts to take all such necessary action.

(b)    The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Materials or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(c)    Subject to applicable Law, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications between Parent or the Company, as the case may be, or any of their respective Subsidiaries, and any third party and/or any Governmental Entity with respect to such transactions. The Company shall give prompt notice to Parent of any change, fact or condition, that is reasonably likely to result in a Company Material Adverse Effect or of any failure of any condition to Parent's obligations to effect the Merger, and Parent shall give prompt notice to the Company of any change, fact or condition, that is reasonably likely to result in a failure of any condition to the Company's obligations to effect the Merger. No party hereto shall independently participate in any meeting, or engage in any substantive conversation, with any Governmental Entity with respect to the transactions contemplated hereby without giving the other party hereto prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and/or participate. The parties hereto shall consult and cooperate with one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Entity by or on behalf of any party hereto in connection with the transactions contemplated hereby. The Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.4 as "outside counsel only." Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 7.4, materials provided to the other party or its counsel may be redacted to remove references concerning the valuation of the Company and its Subsidiaries.

(d)    The Company shall use its reasonable best efforts to assist and cooperate with Parent and Merger Sub in connection with their efforts to obtain the proceeds of any debt and/or equity financing Parent seeks to replace, in whole or in part, the Acquisition Financing (the "Alternative Financing"), including, subject to customary confidentiality obligations, providing reasonably required information relating to the Company and its Subsidiaries to the financial institution or other institutions or potential co-investors providing the Alternative Financing; provided, however, that the Company shall not be required to enter into any agreement, make any undertaking, pay any commitment or similar fee or incur any other liability or expense in connection therewith prior to the Effective Time and, in any event, Parent shall indemnify and hold harmless the Company for any and all liabilities of any type or nature in connection with the Company's assistance or cooperation pursuant to this Section 7.4(d).

(e)    Parent shall not, and shall not permit any of its Subsidiaries or affiliates, to take or agree to take any action, or enter into or agree to enter into any definitive agreement for the acquisition of any business or Person, that is reasonably likely to prevent the consummation of the transactions contemplated hereby or performance of its obligations hereunder.

7.5.    Access.   Subject to applicable Laws relating to the sharing of information, upon reasonable notice, the Company shall, and shall cause its Subsidiaries to, afford Parent, and its officers, employees, counsel, accountants, financial advisors and other authorized Representatives, reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts, management and records and, during such period, the Company shall, and shall cause its Subsidiaries to, furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested. At the request of Parent, throughout the period prior to the Effective Time, the Company shall use its reasonable best efforts to obtain waivers from Persons who are parties to Contracts with the Company or its Subsidiaries that contain confidentiality provisions in order for Parent to be provided reasonable access to such Contracts. Without limiting the foregoing, the Company shall keep Parent apprised on a current basis of the status of and developments relating to all material litigation and regulatory matters.

7.6.    Public Announcements.   The initial press release regarding the Merger shall be a joint press release mutually agreed upon, and thereafter Parent and the Company shall not issue any such press release or make any such public statement without the prior written consent of the other party, except as may be required by applicable Law or by obligations pursuant to any listing agreement with NASDAQ, in which case the parties must consult with each other prior to such release or public statement to the extent practicable.

7.7.    Employee Benefits.

(a)    Parent agrees that it shall cause the Surviving Corporation to honor each Benefit Plan identified in Section 5.13 of the Company Disclosure Schedule in accordance with its terms as in effect immediately before the Effective Time, subject to any amendment or termination thereof that may be permitted by such terms. For a period from the Effective Time through at least one year from Closing, Parent shall provide, or shall cause to be provided, to those individuals who as of the Effective Time were employees (other than employees subject to collective bargaining agreements) of the Company and its Subsidiaries (the "Affected Employees") compensation and benefits that are substantially similar, in the aggregate, to those provided to the Affected Employees immediately before the Effective Time; provided, however, that the foregoing shall not apply to any equity based or referenced compensation or awards, bonus or similar incentive compensation or to changes instituted across the board or a particular employment level or to officers. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their affiliates to maintain any particular Benefit Plan or retain the employment of any Affected Employee.

(b)    Each Affected Employee shall receive credit for his or her service with the Company and its Subsidiaries (and their respective predecessors) before the Effective Time under the employee benefit plans of Parent and its affiliates (other than the Company and its Subsidiaries) providing benefits to any Affected Employees after the Effective Time (the "New Plans") for purposes of eligibility, vesting and benefit accrual (but not for purposes of benefit accrual under "final average pay" defined benefit pension plans) to the same extent as such Affected Employee was entitled, before the Effective Time, to credit for such service under any comparable Benefit Plans (except to the extent such credit would result in a duplication of accrual of benefits). In addition, and without limiting the generality of the foregoing: (i) at the Effective Time, each Affected Employee immediately shall be eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan replaces coverage under a similar or comparable Company Benefit Plans in which such Affected Employee participated immediately before the Effective Time (such plans, collectively, the "Old Plans"); (ii) for purposes of each New Plan providing welfare benefits to any Affected Employee, Parent shall cause all pre-existing condition exclusions of such New Plan to be waived for such Affected Employee and his or her covered dependents to the extent such pre-existing condition exclusions were inapplicable to or had been satisfied by such Affected Employee and his or her covered dependants immediately prior to the Effective Time under the relevant Old Plan; and (iii) each Affected Employee and their eligible dependents shall receive credit for the plan year in which the Effective Time (or commencement of participation in a New Plan) occurs towards applicable deductibles and annual out-of-pocket limits for expenses incurred prior to the Effective Time (or the date of commencement of participation in a New Plan).

(c)    Without limiting the generality of Section 10.9, nothing herein expressed or implied shall confer upon any current or former employee of the Company or any of its Subsidiaries or upon any representative of any such person, or upon any collective bargaining agent, any rights or remedies, including any third party beneficiary rights or any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement.

7.8.    Indemnification; Directors' and Officers' Insurance.

(a)    The indemnification, advancement and exculpation provisions of the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated By-Laws and those certain Indemnification Agreements by and among the Company and its directors and certain executive officers, as in effect at the date hereof shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers or employees of the Company.

(b)    The Surviving Corporation shall and Parent shall cause the Surviving Corporation to maintain the Company's and its Subsidiaries' existing directors' and officers' liability insurance ("D&O Insurance") (including for acts or omissions occurring in connection with this Agreement and the consummation of the transactions contemplated hereby) covering each Person covered as of the Effective Time by the Company's officers' and directors' liability insurance policy (each such Person, an "Indemnified Party") on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof for a period of six years after the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the current annual premium paid by the Company for such insurance (such 200% amount, the "Maximum Annual Premium"); provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Annual Premium. In addition, the Company may and, at Parent's request, the Company will, purchase a six-year "tail" prepaid policy prior to the Effective Time on terms and conditions no less advantageous to the Indemnified Persons than the existing directors' and officers' liability insurance maintained by the Company; provided, that the amount paid by the Company shall not exceed the Maximum Tail Premium (as defined below), and if the cost for such "tail" prepaid policies exceeds the Maximum Tail Premium, then the Company shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding the Maximum Tail Premium. If such "tail" prepaid policies have been obtained by the Company prior to the Closing, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, maintain such policies in full force and effect, and continue to honor the respective obligations thereunder, and all other obligations under this Section 7.9(b) shall terminate.

(c)    The provisions of this Section 7.8 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs and legal representatives.

(d)    From and after the Effective Time, Parent shall guarantee the performance by the Company of its obligations set forth in this Section 7.8.

7.9.    Takeover Statutes.   If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and the Company Board (or the Committee or any other appropriate committee of the Company Board) shall grant all approvals and use their reasonable best efforts to take all actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such Takeover Statute on such transactions.

7.10.    Voting of Shares at Stockholders Meeting.   Parent will, and will cause the other Parent Companies and their affiliates, to vote all shares of Common Stock owned by each of them in favor of adopting this Agreement and the transactions contemplated hereby, including the Merger, at the Stockholders Meeting.

ARTICLE VIII

Conditions

8.1.    Conditions to the Obligations of the Company, Parent and Merger Sub to Effect the Merger.   The respective obligation of each of the Company, Parent and Merger Sub to effect the Merger is subject to the satisfaction or waiver by the Company, Parent and Merger Sub at or prior to the Closing of each of the following conditions:

(a)    Stockholder Approval.   This Agreement and the transactions contemplated hereby, including the Merger, shall have been duly adopted by holders of shares of Common Stock constituting the Company Requisite Vote in accordance with applicable Law and the Company's Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws.

(b)    Regulatory Consents.   (i)   The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and (ii) all other governmental consents required to be obtained prior to the Effective Time by the Company or Parent or any of their respective Subsidiaries shall have been obtained, other than those which the failure to obtain would not, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) result in a criminal violation.

(c)    No Injunction.   No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, determination, decree, injunction or other order that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an "Injunction").

8.2.    Conditions to Obligations of Parent and Merger Sub.   The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction or waiver by Parent at or prior to the Closing of the following conditions:

(a)    Representations and Warranties.   (i)   The representations and warranties of the Company set forth in this Agreement shall be true and correct (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 8.2(a)(i) shall be deemed to have been satisfied even if one or more of the applicable representations and warranties of the Company are not true and correct unless the failure of such representations and warranties of the Company to be true and correct (read for purposes of this Section 8.2(a)(i) only without any materiality or Company Material Adverse Effect qualification), individually or in the aggregate, has had a Company Material Adverse Effect (but not including the representation and warranty set forth in Section 5.2(a), which shall be true and correct in all but de minimis respects and taking into account the exercise of Company Options and Company Warrants described in Section 5.2(b) of the Company Disclosure Schedule or issued and/or exercised as permitted by Section 7.1(a)), and (ii) Parent shall have received at the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this Section 8.2(a)(i) has been satisfied.

(b)    Performance of Obligations of the Company.   The Company shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by a senior executive officer of the Company to the effect that the condition set forth in this Section 8.2(b) has been satisfied.

(c)    Net Cash.   The Company Net Cash shall not be less than $98,000,000 (Ninety Eight Million Dollars). The Company shall have provided to Parent by the date two business days prior to the Closing a certificate signed on behalf of the Company by a senior executive officer of the Company setting forth the Company Net Cash.

(d)    No Proceedings.   There shall be no Action pending or threatened by any Governmental Entity that seeks to enjoin or otherwise prohibit consummation of the Merger or the other transactions contemplated by this Agreement.

(e)    Material Adverse Change.   As of the Closing Date, a Company Material Adverse Effect shall not have occurred since the date hereof.

8.3.    Conditions to Obligation of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a)    Representations and Warranties.   (i)   The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects (A) on the date of this Agreement and (B) on the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (except to the extent that such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date) and (ii) the Company shall have received at the Closing a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this Section 8.3(a) has been satisfied.

(b)    Performance of Obligations of Parent and Merger Sub.   Each of Parent and Merger Sub shall have performed in all material respects all agreements and obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of each of Parent and Merger Sub by a senior executive officer of each to the effect that the condition set forth in this Section 8.3(b) has been satisfied.

8.4.    Frustration of Closing Conditions.   None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 8.1, 8.2 or 8.3, as the case may be, to be satisfied if such failure was caused by such party's failure to perform any of its obligations under this Agreement, and in such case any so affected condition shall be deemed satisfied.

ARTICLE IX

Termination

9.1.    Termination by Mutual Consent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption by the stockholders of the Company referred to in Section 8.1(a), by mutual written consent of the Company, by action of the Company Board (approved by the Committee) and Parent, by action of its Board of Directors.

9.2.    Termination by Either Parent or the Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by Parent, by action of its Board of Directors or by the Company, by action of the Company Board (approved by the Committee) if (a) the Merger shall not have been consummated by January 31, 2006 (the "Termination Date"), (b) the adoption by the Company's stockholders contemplated by Section 8.1(a) shall not have been obtained at the Stockholders Meeting (after giving effect to all adjournments or postponements thereof), or (c) any Injunction permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable; provided, that the right to terminate this Agreement pursuant to Section 9.2(a) or Section 9.2(c) shall not be available to any party if the circumstances described in Section 9.2(a) or Section 9.2(c) were caused by such party's material breach of its obligations under this Agreement.

9.3.    Termination by the Company.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Company Board (or the Committee by the power and authority delegated to it) (a) if the Company elects to enter into a binding agreement with respect to a Superior Proposal pursuant to and in compliance with Section 7.2(a) and simultaneous with such termination, the Company pays the Termination Fee to Parent required pursuant to Section 9.5(b), or (b) if there has been a breach of any representations, warranties, covenants or agreements made by Parent or Merger Sub in this Agreement, or any such representations and warranties shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.3(a) or 8.3(b) would not be satisfied and (ii) such breach or failure to be true and correct is not cured by the date 30 calendar days after the occurrence of such breach or failure to be true and correct or is not curable within such time.

9.4.    Termination by Parent.   This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the Board of Directors of Parent (a) if the Company Board or the Committee shall have withdrawn, qualified or modified the Recommendation in a manner adverse to Parent, (b) if there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue or incorrect after the execution of this Agreement, such that (i) the condition set forth in either Section 8.2(a) or 8.2(b) would not be satisfied and (ii) such breach or failure to be true and correct is not cured by the date 30 calendar days after the occurrence of such breach or failure to be true and correct or is not curable within such time, or (c) if, by the Termination Date, the Stockholders Meeting shall have not been held, or the vote of the Company's stockholders contemplated by Section 7.3 of this Agreement has not been taken.

9.5.    Effect of Termination and Abandonment; Termination Fee.

(a)    In the event of a termination of this Agreement and the abandonment of the Merger pursuant to this Article IX, this Agreement (other than the obligations pursuant to this Section 9.5, if applicable) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal and financial advisors or other representatives); provided, however, that, except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from any willful or intentional breach of this Agreement.

(b)    The Company shall pay the Parent, by wire transfer of immediately available funds, $6,000,000 (Six Million Dollars) (the "Termination Fee") as follows (provided, however, that any Termination Fee shall be net of any amounts previously paid under Section 9.5(c)):

(i)    if Parent shall terminate this Agreement pursuant to Section 9.4(a), then the Company shall pay the Termination Fee on the business day immediately following such termination;

(ii)    if (A) either party shall terminate this Agreement pursuant to Section 9.2(a) or Section 9.2(b), or if Parent terminates this Agreement pursuant to Section 9.4(c), and (B) at any time after the date of this Agreement and at or before the date of the Stockholders Meeting (or any adjournment or postponement thereof) (in the case of termination pursuant to Section 9.2(b)) or the Termination Date (in the case of Sections 9.2(a) and 9.4(c)), (1) any Person actively makes a non-exempt "solicitation" under Rule 14a-1(l) of the Exchange Act in opposition to the adoption of this Agreement by the stockholders of the Company (a "Hostile Solicitation"), or (2) an Acquisition Proposal with respect to the Company, in the case of clause (B)(1) and (B)(2) shall have been made public and not have been definitively withdrawn or abandoned at least five business days prior to the time of the Stockholders Meeting (or any adjournment thereof) or the Termination Date, as applicable, and (C) within 12 months from the date of such termination, the Company enters into an agreement providing for an Acquisition Proposal (an "Alternative Transaction") or an Alternative Transaction is consummated within such 12 month period, then the Company shall pay the Termination Fee concurrently with the consummation of such Alternative Transaction (provided, however, (X) in the event that clause (B)(1) is applicable and (B)(2) is not applicable, then the Termination Fee shall be $4,000,000 (Four Million Dollars) and (Y) in no event shall any Termination Fee be paid or payable if this Agreement is terminated pursuant to Section 9.2(b) and Parent or any of its Subsidiaries makes any public statement with the purpose of causing, or which is reasonably likely to effect, the failure of the condition set forth Section 8.1(a)); and

(iii)    if the Company shall terminate this Agreement pursuant to Section 9.3(a), then the Company shall pay the Termination Fee simultaneous with such termination as specified in Section 9.3(a).

For the purposes of this Section 9.5(b), the term Acquisition Proposal shall have the meaning assigned to such term in Section 7.2(a), except that the reference to "any equity interest" in the definition of "Acquisition Proposal" shall be deemed to be a reference to "an equity interest representing a greater than fifty percent (50%) interest."

(c)    In the event this Agreement is terminated by the Company or the Parent pursuant to Sections 9.2(a), 9.2(b), 9.4(b) or 9.4(c), the Company shall reimburse Parent, if the Agreement is terminated by the Company, at or prior to such termination, and if the Agreement is terminated by the Parent, promptly upon demand, but in no event later than two business days after the date of such demand and presentation of reasonable documentation, by wire transfer of same day funds, for all reasonable, documented out-of-pocket fees and expenses, incurred or paid by or on behalf of Parent in connection with the transactions contemplated by this Agreement, including all reasonable out-of-pocket fees and expenses of counsel, accountants, experts, debt providers and consultants to Parent, up to $2,000,000 (Two Million Dollars) (provided, however, that any amounts payable under this Section 9.5(c) shall be net of any amounts previously paid by the Company on account of such fees and expenses).

ARTICLE X

Miscellaneous and General

10.1.    Non-Survival of Representations and Warranties and Agreements.   None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time or, except as set forth in Section 9.5 hereof, the termination of this Agreement pursuant to the terms hereof. This Section 10.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

10.2.    Modification or Amendment.   Subject to the provisions of applicable Law, at any time prior to the Effective Time, (i) this Agreement may be amended, modified or supplemented only in writing executed by each of the parties hereto by action of the Board of Directors of each such party (in the case of the Company, approved by the Committee), and (ii) any provisions herein may be waived only in writing executed by the party or parties against whom such waiver is asserted by action of such party or parties' Board of Directors (in the case of the Company, approved by the Committee).

10.3.    Waiver of Conditions.   The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Law, in such party's sole discretion.

10.4.    Definitions.   Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

10.5.    Counterparts.   This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement. Facsimile signatures on this Agreement shall be deemed to be original signatures for all purposes.

10.6.    GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL.

(a)    THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The parties hereto hereby irrevocably submit exclusively to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties for purposes of the foregoing.

(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.6.

10.7.    Notices.   Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, facsimile, email or by overnight courier:

If to Parent or Merger Sub:

Ranger Holdco, Inc.,
c/o Vector Capital Corporation
456 Montgomery St., 19th Floor
Attention:    Christopher Nicholson
Facsimile:    (415) 293-5100
Email:           cnicholson@vectorcapital.com

with a copy, which will not constitute notice, to:

O'Melveny & Myers LLP
Embarcadero Center West
275 Battery Street, Suite 2600
San Francisco, California 94111
Attention:    Michael J. Kennedy, Esq./Steve L. Camahort, Esq.
Facsimile:     (415) 984-8701
Email:           mjkennedy@omm.com/scamahort@omm.com

If to the Company:

Register.com, Inc.
575 Eighth Avenue
8th Floor
New York, New York 10018
Attention:    Roni Jacobson, Esq.
Facsimile:    (212) 629-9309
Email:           rjacobson@register.com

with a copy, which will not constitute notice, to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention:    Trevor S. Norwitz, Esq./Andrew J. Nussbaum, Esq.
Facsimile:    (212) 403-2000
Email:           tsnorwitz@wlrk.com/ajnussbaum@wlrk.com

and to:

Kronish Lieb Weiner & Hellman LLP
1114 Avenue of the Americas
New York, New York 10036
Attention:    Scott L. Kaufman, Esq.
Facsimile:    (212) 479-6275
Email:           skaufman@kronishlieb.com

or to such other persons or addresses as may be designated in writing by the Person to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile or email (provided that if given by facsimile or email such notice, request, instruction or other document shall be followed up within one business day by delivery pursuant to one of the other methods described herein); or on the next business day after deposit with an internationally recognized overnight courier, if sent by such a courier.

10.8.    Entire Agreement.   This Agreement, together with the schedules and Annexes hereto, and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

10.9.    No Third Party Beneficiaries.   As expressly set forth in Section 7.9 (Indemnification; Directors' and Officers' Insurance) of this Agreement, this Agreement is not intended to, and does not, confer upon any Person other than the parties who are signatories hereto any rights or remedies hereunder.

10.10.    Severability.   The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable the remaining provisions hereof, shall, subject to the following sentence, remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to either party. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the parties.

10.11.    Interpretation; Absence of Presumption.

(a)    For the purposes hereof: (1) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires; (2) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the schedules and annexes hereto) and not to any particular provision of this Agreement, and Article, Section, paragraph, Schedule, and Annex references are to the Articles, Sections, paragraphs, Schedules and Annexes to this Agreement unless otherwise specified; (3) the word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified; (4) the word "or" shall not be exclusive; (5) the term "Company Net Cash" shall mean the sum of (A) cash, cash equivalents, restricted cash balances, short-term investments and marketable securities – noncurrent (defined in a manner consistent with the Company's financial statements contained in the Company Reports) of the Company, including accrued but unpaid interest income through the date three business days prior to the Closing (the "Cash Determination Date"); plus (B) the prepaid estimated Tax payments made by the Company in the ordinary course from June 30, 2005 to the Cash Determination Date; plus (C) that portion of cash paid or payable by the Company in connection with the leasehold improvements reimbursements in connection with that certain Lease Amending Agreement, dated May 26, 2005, by and between Yarmouth Area Industrial Commission and RCOM Canada, Corp. (but no more than $125,000); plus (D) any amounts paid or payable by the Company in connection with Section 7.4(d); minus (E) indebtedness for money borrowed (for the avoidance of doubt, indebtedness for money borrowed shall not include accounts payable and accrued liabilities or deferred revenue (defined in a manner consistent with the Company's financial statements contained in the Company Reports)) of the Company or accrued but unpaid fees and expenses to the Persons listed on Section 10.12 of the Company Disclosure Schedule or with respect to any unpaid tail premium to be paid under Section 7.8(b); (6) provisions shall apply, when appropriate, to successive events and transactions; and (7) all references to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

(b)    The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

10.12.    Expenses.   Except as otherwise provided in Section 9.4 or Section 9.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, in the event that the Merger is to be consummated, the Company shall not pay in excess of $7,200,000 (Seven Million Two Hundred Thousand) (the "Expense Cap") in connection with the transactions contemplated by this Agreement with respect to the matters set forth on Section 10.12 of the Company Disclosure Schedule. The Maximum Tail Premium shall equal $2,300,000

(Two Million Three Hundred Thousand) plus the amount, if any, by which the Expense Cap exceeds the aggregate amount paid or payable by the Company with respect to the other matters set forth on Section 10.12 of the Company Disclosure Schedules. All costs and expenses disclosed on Schedule 10.12 of the Company Disclosure Schedule shall be paid by the Company on the Closing Date. No later than one business day prior to the Closing Date, the Company shall deliver to Parent pay-off letters or final invoices for the matters disclosed in Section 10.12 of the Company Disclosure Schedule. The pay-off letters or final invoices shall provide that the amounts set forth therein represent payment in full for all fees and expenses payable by the Company to the Persons listed on Section 10.12 of the Company Disclosure Schedule in connection with the transactions contemplated by this Agreement.

10.13.    Assignment.   This Agreement shall not be assignable by any party hereto. The foregoing notwithstanding, each of Parent and Merger Sub may assign its rights and interests (i) to any of its affiliates of any affiliates of Parent's majority stockholder, whereupon all references herein to Merger Sub shall be deemed references to such other Subsidiary, except that all representations and warranties with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties with respect to such other Subsidiary as of the date of such designation or (ii) without the Company's consent, for collateral security purposes, to any lender providing financing to Parent's majority stockholder, Parent, Merger Sub or any of their affiliates; provided, however, in each case of clauses (i) and (ii), any such assignment shall not relieve Parent or Merger Sub, as the case may be, of their respective obligations hereunder. Any purported assignment in violation of this Agreement will be void ab initio.

[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

REGISTER.COM, INC.

By:    /s/ David Moore

Name: David Moore Title: Interim Chief Executive Officer

RANGER HOLDCO, INC.

By:    /s/ Alex R. Slusky

Name: Alex R. Slusky Title: President and Chief Executive Officer

RANGER MERGERCO, INC.

By:    /s/ Alex R. Slusky

Name: Alex R. Slusky Title: President and Chief Executive Officer

ANNEX A

DEFINED TERMS

Terms	Section
Acquisition Proposal	7.2.
Action	5.10.
Affected Employees	7.7.
Agreement	Preamble
Alternative Transaction	9.5.
Audit Date	5.7.
Benefit Plans	5.13.
By-Laws	2.2.
Cash Determination Date	10.11.
Certificate	4.1.
Certificate of Merger	1.3.
Charter	2.1.
Closing	1.2.
Closing Date	1.2.
Committee	5.3.
Company	Preamble
Company Disclosure Schedule	Article V
Company Material Adverse Effect	5.1.
Company Net Cash	10.11.
Company Option	4.5.
Company Reports	5.7.
Company Requisite Vote	5.3.
Company Rights	5.2.
Company Warrants	4.5.
Computer Software	5.14.
Confidentiality Agreement	7.2.
Contract	5.4.
D&O Insurance	7.8.
DGCL	1.1.
Dissenting Shares	4.1.
Dissenting Stockholders	4.1.
Effective Time	1.3.
ERISA	5.13.
Exchange Act	5.4.
Exchange Fund	4.2.
Excluded Common Share	4.1.
Excluded Common Shares	4.1.
GAAP	5.7.
Governmental Entity	5.4.
Hostile Solicitation	9.5.
HSR Act	5.4.
Indemnified Party	7.8.
Injunction	8.1.
Intellectual Property	5.14.
IT Assets	5.14.
Law	5.4.

A-I

Terms	Section
Licensed-In Intellectual Property	5.14.
Lien	5.2.
Material Licenses	5.5.
Maximum Annual Premium	7.8.
Merger Consideration	4.1.
Merger Sub	Preamble
New Plans	7.7.
Old Plans	7.7.
Owned Intellectual Property	5.14.
Parent	Preamble
Paying Agent	4.2.
Person	4.2.
Preferred Stock	5.2.
Proxy Materials	5.12.
Recommendation	5.3.
Representatives	7.2.
Rights Agreement	5.2.
SEC	5.7.
Significant Contracts	5.11.
SOX	5.7.
Stockholders' Meeting	7.3.
Subsidiary	5.1.
Surviving Corporation	1.1.
Takeover Statute	5.20.
Tax	5.15.
Taxes	5.15.
Termination Date	9.2.
Termination Fee	9.5.

A-II

APPENDIX B

[LETTERHEAD OF CREDIT SUISSE FIRST BOSTON LLC]

August 8, 2005

Board of Directors
Register.com, Inc.

575 Eighth Avenue, 8th Floor
New York, New York 10018

Members of the Board:

You have asked us to advise you with respect to the fairness, from a financial point of view, to the holders of the common stock, par value $0.0001 per share ("Company Common Stock"), of Register.com, Inc. (the "Company"), other than Barington Companies Equity Partners, L.P. ("Barington"), Ramius Capital Group, LLC ("Ramius"), Millenco, L.P. ("Millenco" and, together with Barington and Ramius, the "RCM Group") and their respective affiliates, of the Merger Consideration (as defined below) to be received by such holders pursuant to the terms of the Agreement and Plan of Merger (the "Merger Agreement") to be entered into among Ranger Holdco, Inc. ("Parent"), an affiliate of Vector Capital Corporation ("Vector"), Ranger Mergerco, Inc., a wholly owned subsidiary of Parent ("Merger Sub"), and the Company. The Merger Agreement provides for, among other things, the merger of Merger Sub with and into the Company (the "Merger") pursuant to which the Company will be the surviving corporation and each outstanding share of Company Common Stock will be converted into the right to receive $7.81 in cash (the "Merger Consideration").

In arriving at our opinion, we have reviewed drafts dated August 8, 2005 of the Merger Agreement and certain related documents as well as certain publicly available business and financial information relating to the Company. We also have reviewed certain other information relating to the Company, including financial forecasts, provided to or discussed with us by the Company, and have met with the management of the Company to discuss the business and prospects of the Company. We also have considered certain financial and stock market data of the Company, and we have compared that data with similar data for other publicly held companies in businesses we deemed similar to those of the Company and we have considered, to the extent publicly available, the financial terms of certain other business combinations and transactions which have been effected or announced. We also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant.

In connection with our review, we have not assumed any responsibility for independent verification of any of the foregoing information and have relied on such information being complete and accurate in all material respects. With respect to the financial forecasts for the Company that we have reviewed, the management of the Company has advised us, and we have assumed, that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We have assumed, with your consent, that in the course of obtaining any necessary regulatory or third party consents, approvals or agreements for the Merger, no modification, delay, limitation, restriction or condition will be imposed that will have an adverse effect on the Company or the Merger and that the Merger will be consummated in accordance with the terms of the Merger Agreement without waiver, modification or amendment of any material term, condition or agreement therein. In addition, we have not been requested to make, and have not made, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, nor have we been furnished with any such evaluations or appraisals. Representatives of the Company have advised us, and we have assumed, that the Merger Agreement and related documents, when executed, will conform to the drafts dated August 8, 2005 in all respects material to our analyses. Our opinion addresses only the fairness, from a financial point of view,

B-1

Board of Directors
Register.com, Inc.
(Continued)(Continued)

to the holders of Company Common Stock, other than the RCM Group and their respective affiliates, of the Merger Consideration and does not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding entered into in connection with the Merger or otherwise. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and can be evaluated on the date hereof. Our opinion does not address the relative merits of the Merger as compared to other business strategies or transactions that might be available to the Company, nor does it address the underlying business decision of the Company to proceed with the Merger.

We have acted as financial advisor to the Company in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger. We also will receive a fee upon rendering this opinion. In addition, the Company has agreed to indemnify us for certain liabilities and other items arising out of our engagement. From time to time, we and our affiliates have in the past provided, currently are providing and in the future may provide, investment banking and other financial services to the Company and Vector and certain of its affiliates unrelated to the proposed Merger, for which services we have received, and would expect to receive, compensation. We and certain of our affiliates and certain of our and their respective employees and certain private investment funds affiliated or associated with us have invested in a private equity fund managed or advised by Vector. We are a full service securities firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of our business, we and our affiliates may acquire, hold or sell, for our own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company, Vector and certain of its affiliates, and any other entities involved in the Merger and, accordingly, may at any time hold a long or short position in such securities, as well as provide investment banking and other financial services to such companies.

It is understood that this letter is for the information of the Board of Directors of the Company in connection with its evaluation of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Company Common Stock, other than the RCM Group and their respective affiliates, in the Merger is fair to such holders, from a financial point of view.

Very truly yours,

CREDIT SUISSE FIRST BOSTON LLC

B-2

APPENDIX C

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262 APPRAISAL RIGHTS.

(a)    Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)    Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to §251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a.	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b.	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d.	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)    Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)    Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)    Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

(f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)    At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)    After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)    From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

(l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

IF YOU REQUIRE SPECIAL ARRANGEMENTS TO ATTEND THIS MEETING,
PLEASE CONTACT THE COMPANY AT (212) 798-9100 PRIOR TO THE MEETING.

PLEASE DETACH PROXY CARD HERE

REGISTER.COM, INC.
This Proxy is Solicited on Behalf of the Board of Directors
for the Special Meeting of Stockholders on [            ] 2005 at 10:00 a.m.
at the offices of Kronish Lieb Weiner & Hellman LLP,
1114 Avenue of the Americas, 46th Floor,
New York, NY 10036

P R O X Y	The undersigned hereby appoints [Messrs.] [ ] and [ ], and each of them, as lawful proxies, with full power of substitution, for and in the name of the undersigned, to vote on behalf of the undersigned, with all the powers the undersigned would possess if personally present at the Special Meeting of Stockholders of Register.com, Inc. on [ ], 2005, and any adjournment or postponement thereof. The above named proxies are instructed to vote all the undersigned's shares of stock on the proposals set forth in the Notice of Special Meeting and Proxy Statement as specified and are authorized in their discretion to vote upon such other business as may properly come before the meeting or any adjournment thereof.
This Proxy relates to shares owned by the undersigned. Each share of common stock is entitled to one vote.
This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. A proxy that is returned properly signed but without direction as to voting will be voted "FOR" approval.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSALS (Important – To be signed and dated on reverse side)
RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE OR VOTE BY TELEPHONE OR THE INTERNET; NO POSTAGE IS NECESSARY IF MAILED FROM THE UNITED STATES

Special Meeting of Stockholders [ ], 2005 [10:00 a.m. (Eastern Daylight time)]	SPECIAL MEETING ADMISSION TICKET

Please present this ticket for admittance of the shareholder(s) named above. Admittance will be based upon availability of seating.

INSTRUCTIONS FOR VOTING YOUR PROXY

This proxy covers all Register.com, Inc. shares you own of record, if the registrations are identical.

THERE ARE THREE WAYS TO VOTE YOUR PROXY

TELEPHONE VOTING	INTERNET VOTING	VOTING BY MAIL
This method of voting is available for residents of the U.S. and Canada. On a touch tone telephone, call TOLL FREE 1-800-786-9313, 24 hours a day, 7 days a week. You will be asked to enter ONLY the CONTROL NUMBER shown below. Have your proxy card ready, then follow the prerecorded instructions. Your vote will be confirmed and cast as you directed.	Visit the Internet voting website at http://proxy.georgeson.com. Enter
	the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen. You will incur only your usual Internet charges.	Simply mark, sign and date your proxy card and return it in the postage-paid envelope. If you are voting by telephone or the Internet, please do not mail your proxy card.

COMPANY NUMBER

CONTROL NUMBER

PLEASE DETACH AT PERFORATION BEFORE MAILING

Register.com, Inc.'s Board of Directors recommends a vote "FOR" the Proposals

MARK THE APPROPRIATE BOXES, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATION.

1.    Proposal to approve the Agreement and Plan of Merger, dated as of August 9, 2005, among Register.com, Inc., Ranger Holdco, Inc., and a wholly owned subsidiary of Ranger Holdco, Inc., pursuant to which the subsidiary will be merged into Register.com, Inc. and each share of common stock of Register.com, Inc. outstanding immediately prior to the merger (other than shares held by Register.com, Inc., Ranger Holdco, Inc. or their respective subsidiaries, which will be canceled) will be converted into the right to receive $7.81 in cash, without interest.

[      ]    FOR                [      ]    AGAINST                [      ]    ABSTAIN

2.    Proposal to adjourn the special meeting, if necessary, to solicit additional proxies.

[      ]    FOR                [      ]    AGAINST                [      ]    ABSTAIN

Please sign exactly as your name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representation capacity. If no instructions are indicated, all of your shares will be voted FOR approval.

DATE: ____________________________________________
____________________________________________________
____________________________________________________
SIGNATURE(S)
IMPORTANT: Please sign exactly as your name(s) appear(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.